Exhibit 99.1
BERKSHIRE HATHAWAY INC.
2005 ANNUAL REPORT
TABLE OF CONTENTS

Business Activities	Inside Front Cover

Corporate Performance vs. the S&P 500	2

Chairman’s Letter*	3

“The Security I Like Best” – An Article About GEICO from 1951	24

Acquisition Criteria	25

Report of Independent Registered Public Accounting Firm	25

Consolidated Financial Statements	26

Management’s Report on Internal Control Over Financial Reporting	54

Selected Financial Data For The Past Five Years	55

Management’s Discussion	56

Owner’s Manual	74

Common Stock Data and Corporate Governance Matters	79

Operating Companies	80

Directors and Officers of the Company	Inside Back Cover

* Copyright © 2006 By Warren E. Buffett
        All Rights Reserved

Business Activities
     Berkshire Hathaway Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries. Included in this group of subsidiaries is GEICO, one of the four largest auto insurers in the United States and two of the largest reinsurers in the world, General Re and the Berkshire Hathaway Reinsurance Group.
     Numerous business activities are conducted through non-insurance subsidiaries. Included in the non-insurance subsidiaries are several large manufacturing businesses. Shaw Industries is the world’s largest manufacturer of tufted broadloom carpet. Benjamin Moore is a formulator, manufacturer and retailer of architectural and industrial coatings. Johns Manville is a leading manufacturer of insulation and building products. Acme Building Brands is a manufacturer of face brick and concrete masonry products. MiTek Inc. produces steel connector products and engineering software for the building components market. Fruit of the Loom, Garan, Fechheimer, H.H. Brown Shoe Group and Justin Brands manufacture, license and distribute apparel and footwear under a variety of brand names. McLane Company is a wholesale distributor of groceries and nonfood items to convenience stores, wholesale clubs, mass merchandisers, quick service restaurants and others.
     FlightSafety International provides training of aircraft and ship operators. NetJets provides fractional ownership programs for general aviation aircraft. Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture and Jordan’s Furniture are retailers of home furnishings. Borsheim’s, Helzberg Diamond Shops and Ben Bridge Jeweler are retailers of fine jewelry. Berkshire’s finance and financial products businesses primarily engage in proprietary investing strategies (BH Finance), commercial and consumer lending (Berkshire Hathaway Credit Corporation and Clayton Homes) and transportation equipment and furniture leasing (XTRA and CORT).
     In addition, Berkshire’s other non-insurance business activities include: Buffalo News, a publisher of a daily and Sunday newspaper; See’s Candies, a manufacturer and seller of boxed chocolates and other confectionery products; Scott Fetzer, a diversified manufacturer and distributor of commercial and industrial products, the principal products are sold under the Kirby and Campbell Hausfeld brand names; Albecca, a designer, manufacturer, and distributor of high-quality picture framing products; CTB International, a manufacturer of equipment for the livestock and agricultural industries; International Dairy Queen, a licensor and service provider to about 6,000 stores that offer prepared dairy treats and food; The Pampered Chef, the premier direct seller of kitchen tools in the U.S.; and Forest River, a leading manufacturer of leisure vehicles in the U.S.
     Operating decisions for the various Berkshire businesses are made by managers of the business units. Investment decisions and all other capital allocation decisions are made for Berkshire and its subsidiaries by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is Chairman and Mr. Munger is Vice Chairman of Berkshire’s Board of Directors.
************

Note: The following table appears in the printed Annual Report on the facing page of the Chairman’s Letter
Berkshire’s Corporate Performance vs. the S&P 500

	Annual Percentage Change
	in Per-Share	in S&P 500
	Book Value of	with Dividends	Relative
	Berkshire	Included	Results
Year	(1)	(2)	(1)-(2)
1965	23.8	10.0	13.8
1966	20.3	(11.7)	32.0
1967	11.0	30.9	(19.9)
1968	19.0	11.0	8.0
1969	16.2	(8.4)	24.6
1970	12.0	3.9	8.1
1971	16.4	14.6	1.8
1972	21.7	18.9	2.8
1973	4.7	(14.8)	19.5
1974	5.5	(26.4)	31.9
1975	21.9	37.2	(15.3)
1976	59.3	23.6	35.7
1977	31.9	(7.4)	39.3
1978	24.0	6.4	17.6
1979	35.7	18.2	17.5
1980	19.3	32.3	(13.0)
1981	31.4	(5.0)	36.4
1982	40.0	21.4	18.6
1983	32.3	22.4	9.9
1984	13.6	6.1	7.5
1985	48.2	31.6	16.6
1986	26.1	18.6	7.5
1987	19.5	5.1	14.4
1988	20.1	16.6	3.5
1989	44.4	31.7	12.7
1990	7.4	(3.1)	10.5
1991	39.6	30.5	9.1
1992	20.3	7.6	12.7
1993	14.3	10.1	4.2
1994	13.9	1.3	12.6
1995	43.1	37.6	5.5
1996	31.8	23.0	8.8
1997	34.1	33.4	.7
1998	48.3	28.6	19.7
1999	.5	21.0	(20.5)
2000	6.5	(9.1)	15.6
2001	(6.2)	(11.9)	5.7
2002	10.0	(22.1)	32.1
2003	21.0	28.7	(7.7)
2004	10.5	10.9	(.4)
2005	6.4	4.9	1.5

Average Annual Gain — 1965-2005	21.5	10.3	11.2
Overall Gain — 1964-2005	305,134	5,583

Notes:	Data are for calendar years with these exceptions: 1965 and 1966, year ended 9/30; 1967, 15 months ended 12/31.

Starting in 1979, accounting rules required insurance companies to value the equity securities they hold at market rather than at the lower of cost or market, which was previously the requirement. In this table, Berkshire’s results through 1978 have been restated to conform to the changed rules. In all other respects, the results are calculated using the numbers originally reported.

The S&P 500 numbers are pre-tax whereas the Berkshire numbers are after-tax. If a corporation such as Berkshire were simply to have owned the S&P 500 and accrued the appropriate taxes, its results would have lagged the S&P 500 in years when that index showed a positive return, but would have exceeded the S&P 500 in years when the index showed a negative return. Over the years, the tax costs would have caused the aggregate lag to be substantial.

BERKSHIRE HATHAWAY INC.
To the Shareholders of Berkshire Hathaway Inc.:
     Our gain in net worth during 2005 was $5.6 billion, which increased the per-share book value of both our Class A and Class B stock by 6.4%. Over the last 41 years (that is, since present management took over) book value has grown from $19 to $59,377, a rate of 21.5% compounded annually.*
     Berkshire had a decent year in 2005. We initiated five acquisitions (two of which have yet to close) and most of our operating subsidiaries prospered. Even our insurance business in its entirety did well, though Hurricane Katrina inflicted record losses on both Berkshire and the industry. We estimate our loss from Katrina at $2.5 billion – and her ugly sisters, Rita and Wilma, cost us an additional $.9 billion.
     Credit GEICO – and its brilliant CEO, Tony Nicely – for our stellar insurance results in a disaster-ridden year. One statistic stands out: In just two years, GEICO improved its productivity by 32%. Remarkably, employment fell by 4% even as policy count grew by 26% – and more gains are in store. When we drive unit costs down in such a dramatic manner, we can offer ever-greater value to our customers. The payoff: Last year, GEICO gained market-share, earned commendable profits and strengthened its brand. If you have a new son or grandson in 2006, name him Tony.
* * * * * * * * * * * *
     My goal in writing this report is to give you the information you need to estimate Berkshire’s intrinsic value. I say “estimate” because calculations of intrinsic value, though all-important, are necessarily imprecise and often seriously wrong. The more uncertain the future of a business, the more possibility there is that the calculation will be wildly off-base. (For an explanation of intrinsic value, see pages 77 – 78.) Here Berkshire has some advantages: a wide variety of relatively-stable earnings streams, combined with great liquidity and minimum debt. These factors mean that Berkshire’s intrinsic value can be more precisely calculated than can the intrinsic value of most companies.
     Yet if precision is aided by Berkshire’s financial characteristics, the job of calculating intrinsic value has been made more complex by the mere presence of so many earnings streams. Back in 1965, when we owned only a small textile operation, the task of calculating intrinsic value was a snap. Now we own 68 distinct businesses with widely disparate operating and financial characteristics. This array of unrelated enterprises, coupled with our massive investment holdings, makes it impossible for you to simply examine our consolidated financial statements and arrive at an informed estimate of intrinsic value.
     We have attempted to ease this problem by clustering our businesses into four logical groups, each of which we discuss later in this report. In these discussions, we will provide the key figures for both the group and its important components. Of course, the value of Berkshire may be either greater or less than the sum of these four parts. The outcome depends on whether our many units function better or worse by being part of a larger enterprise and whether capital allocation improves or deteriorates when it is under the direction of a holding company. In other words, does Berkshire ownership bring anything to the party, or would our shareholders be better off if they directly owned shares in each of our 68 businesses? These are important questions but ones that you will have to answer for yourself.
     Before we look at our individual businesses, however, let’s review two sets of figures that show where we’ve come from and where we are now. The first set is the amount of investments (including cash and cash-equivalents) we own on a per-share basis. In making this calculation, we exclude investments held in our finance operation because these are largely offset by borrowings:

*	All figures used in this report apply to Berkshire’s A shares, the successor to the only stock that the company had outstanding before 1996. The B shares have an economic interest equal to 1/30th that of the A.

Year	Per-Share Investments*
1965	$4
1975	159
1985	2,407
1995	21,817
2005	$74,129

Compound Growth Rate 1965-2005	28.0%
Compound Growth Rate 1995-2005	13.0%

*	Net of minority interests
     In addition to these marketable securities, which with minor exceptions are held in our insurance companies, we own a wide variety of non-insurance businesses. Below, we show the pre-tax earnings (excluding goodwill amortization) of these businesses, again on a per-share basis:

Year	Per-Share Earnings*
1965	$4
1975	4
1985	52
1995	175
2005	$2,441

Compound Growth Rate 1965-2005	17.2%
Compound Growth Rate 1995-2005	30.2%

*	Pre-tax and net of minority interests
     When growth rates are under discussion, it will pay you to be suspicious as to why the beginning and terminal years have been selected. If either year was aberrational, any calculation of growth will be distorted. In particular, a base year in which earnings were poor can produce a breathtaking, but meaningless, growth rate. In the table above, however, the base year of 1965 was abnormally good; Berkshire earned more money in that year than it did in all but one of the previous ten.
     As you can see from the two tables, the comparative growth rates of Berkshire’s two elements of value have changed in the last decade, a result reflecting our ever-increasing emphasis on business acquisitions. Nevertheless, Charlie Munger, Berkshire’s Vice Chairman and my partner, and I want to increase the figures in both tables. In this ambition, we hope – metaphorically – to avoid the fate of the elderly couple who had been romantically challenged for some time. As they finished dinner on their 50th anniversary, however, the wife – stimulated by soft music, wine and candlelight – felt a long-absent tickle and demurely suggested to her husband that they go upstairs and make love. He agonized for a moment and then replied, “I can do one or the other, but not both.”
Acquisitions
     Over the years, our current businesses, in aggregate, should deliver modest growth in operating earnings. But they will not in themselves produce truly satisfactory gains. We will need major acquisitions to get that job done.
     In this quest, 2005 was encouraging. We agreed to five purchases: two that were completed last year, one that closed after yearend and two others that we expect to close soon. None of the deals involve the issuance of Berkshire shares. That’s a crucial, but often ignored, point: When a management proudly acquires another company for stock, the shareholders of the acquirer are concurrently selling part of their interest in everything they own. I’ve made this kind of deal a few times myself – and, on balance, my actions have cost you money.

Here are last year’s purchases:
•	On June 30 we bought Medical Protective Company (“MedPro”), a 106-year-old medical malpractice insurer based in Fort Wayne. Malpractice insurance is tough to underwrite and has proved to be a graveyard for many insurers. MedPro nevertheless should do well. It will have the attitudinal advantage that all Berkshire insurers share, wherein underwriting discipline trumps all other goals. Additionally, as part of Berkshire, MedPro has financial strength far exceeding that of its competitors, a quality assuring doctors that long-to-settle claims will not end up back on their doorstep because their insurer failed. Finally, the company has a smart and energetic CEO, Tim Kenesey, who instinctively thinks like a Berkshire manager.

•	Forest River, our second acquisition, closed on August 31. A couple of months earlier, on June 21, I received a two-page fax telling me – point by point – why Forest River met the acquisition criteria we set forth on page 25 of this report. I had not before heard of the company, a recreational vehicle manufacturer with $1.6 billion of sales, nor of Pete Liegl, its owner and manager. But the fax made sense, and I immediately asked for more figures. These came the next morning, and that afternoon I made Pete an offer. On June 28, we shook hands on a deal.

Pete is a remarkable entrepreneur. Some years back, he sold his business, then far smaller than today, to an LBO operator who promptly began telling him how to run the place. Before long, Pete left, and the business soon sunk into bankruptcy. Pete then repurchased it. You can be sure that I won’t be telling Pete how to manage his operation.

Forest River has 60 plants, 5,400 employees and has consistently gained share in the RV business, while also expanding into other areas such as boats. Pete is 61 – and definitely in an acceleration mode. Read the piece from RV Business that accompanies this report, and you’ll see why Pete and Berkshire are made for each other.

•	On November 12, 2005, an article ran in The Wall Street Journal dealing with Berkshire’s unusual acquisition and managerial practices. In it Pete declared, “It was easier to sell my business than to renew my driver’s license.”

In New York, Cathy Baron Tamraz read the article, and it struck a chord. On November 21, she sent me a letter that began, “As president of Business Wire, I’d like to introduce you to my company, as I believe it fits the profile of Berkshire Hathaway subsidiary companies as detailed in a recent Wall Street Journal article.”

By the time I finished Cathy’s two-page letter, I felt Business Wire and Berkshire were a fit. I particularly liked her penultimate paragraph: “We run a tight ship and keep unnecessary spending under wraps. No secretaries or management layers here. Yet we’ll invest big dollars to gain a technological advantage and move the business forward.”

I promptly gave Cathy a call, and before long Berkshire had reached agreement with Business Wire’s controlling shareholder, Lorry Lokey, who founded the company in 1961 (and who had just made Cathy CEO). I love success stories like Lorry’s. Today 78, he has built a company that disseminates information in 150 countries for 25,000 clients. His story, like those of many entrepreneurs who have selected Berkshire as a home for their life’s work, is an example of what can happen when a good idea, a talented individual and hard work converge.

•	In December we agreed to buy 81% of Applied Underwriters, a company that offers a combination of payroll services and workers’ compensation insurance to small businesses. A majority of Applied’s customers are located in California.

In 1998, though, when the company had 12 employees, it acquired an Omaha-based operation with 24 employees that offered a somewhat-similar service. Sid Ferenc and Steve Menzies, who have built Applied’s remarkable business, concluded that Omaha had many advantages as an operational base – a brilliant insight, I might add – and today 400 of the company’s 479 employees are located here.
Less than a year ago, Applied entered into a large reinsurance contract with Ajit Jain, the extraordinary manager of National Indemnity’s reinsurance division. Ajit was impressed by Sid and Steve, and they liked Berkshire’s method of operation. So we decided to join forces. We are pleased that Sid and Steve retain 19% of Applied. They started on a shoestring only 12 years ago, and it will be fun to see what they can accomplish with Berkshire’s backing.
•	Last spring, MidAmerican Energy, our 80.5% owned subsidiary, agreed to buy PacifiCorp, a major electric utility serving six Western states. An acquisition of this sort requires many regulatory approvals, but we’ve now obtained these and expect to close this transaction soon. Berkshire will then buy $3.4 billion of MidAmerican’s common stock, which MidAmerican will supplement with $1.7 billion of borrowing to complete the purchase. You can’t expect to earn outsized profits in regulated utilities, but the industry offers owners the opportunity to deploy large sums at fair returns – and therefore, it makes good sense for Berkshire. A few years back, I said that we hoped to make some very large purchases in the utility field. Note the plural – we’ll be looking for more.
     In addition to buying these new operations, we continue to make “bolt-on” acquisitions. Some aren’t so small: Shaw, our carpet operation, spent about $550 million last year on two purchases that furthered its vertical integration and should improve its profit margin in the future. XTRA and Clayton Homes also made value-enhancing acquisitions.
     Unlike many business buyers, Berkshire has no “exit strategy.” We buy to keep. We do, though, have an entrance strategy, looking for businesses in this country or abroad that meet our six criteria and are available at a price that will produce a reasonable return. If you have a business that fits, give me a call. Like a hopeful teenage girl, I’ll be waiting by the phone.
Insurance
     Let’s now talk about our four sectors and start with insurance, our core business. What counts here is the amount of “float” and its cost over time.
     For new readers, let me explain. “Float” is money that doesn’t belong to us but that we temporarily hold. Most of our float arises because (1) premiums are paid upfront though the service we provide – insurance protection – is delivered over a period that usually covers a year and; (2) loss events that occur today do not always result in our immediately paying claims, because it sometimes takes many years for losses to be reported (asbestos losses would be an example), negotiated and settled. The $20 million of float that came with our 1967 entry into insurance has now increased – both by way of internal growth and acquisitions – to $49 billion.
     Float is wonderful – if it doesn’t come at a high price. Its cost is determined by underwriting results, meaning how the expenses and losses we will ultimately pay compare with the premiums we have received. When an insurer earns an underwriting profit – as has been the case at Berkshire in about half of the 39 years we have been in the insurance business – float is better than free. In such years, we are actually paid for holding other people’s money. For most insurers, however, life has been far more difficult: In aggregate, the property-casualty industry almost invariably operates at an underwriting loss. When that loss is large, float becomes expensive, sometimes devastatingly so.

     In 2004 our float cost us less than nothing, and I told you that we had a chance – absent a mega-catastrophe – of no-cost float in 2005. But we had the mega-cat, and as a specialist in that coverage, Berkshire suffered hurricane losses of $3.4 billion. Nevertheless, our float was costless in 2005 because of the superb results we had in our other insurance activities, particularly at GEICO.
* * * * * * * * * * * *
     Auto policies in force grew by 12.1% at GEICO, a gain increasing its market share of U.S. private passenger auto business from about 5.6% to about 6.1%. Auto insurance is a big business: Each share-point equates to $1.6 billion in sales.
     While our brand strength is not quantifiable, I believe it also grew significantly. When Berkshire acquired control of GEICO in 1996, its annual advertising expenditures were $31 million. Last year we were up to $502 million. And I can’t wait to spend more.
     Our advertising works because we have a great story to tell: More people can save money by insuring with us than is the case with any other national carrier offering policies to all comers. (Some specialized auto insurers do particularly well for applicants fitting into their niches; also, because our national competitors use rating systems that differ from ours, they will sometimes beat our price.) Last year, we achieved by far the highest conversion rate – the percentage of internet and phone quotes turned into sales – in our history. This is powerful evidence that our prices are more attractive relative to the competition than ever before. Test us by going to GEICO.com or by calling 800-847-7536. Be sure to indicate you are a shareholder because that fact will often qualify you for a discount.
     I told you last year about GEICO’s entry into New Jersey in August, 2004. Drivers in that state love us. Our retention rate there for new policyholders is running higher than in any other state, and by sometime in 2007, GEICO is likely to become the third largest auto insurer in New Jersey. There, as elsewhere, our low costs allow low prices that lead to steady gains in profitable business.
     That simple formula immediately impressed me 55 years ago when I first discovered GEICO. Indeed, at age 21, I wrote an article about the company – it’s reproduced on page 24 – when its market value was $7 million. As you can see, I called GEICO “The Security I Like Best.” And that’s what I still call it.
* * * * * * * * * * * *
     We have major reinsurance operations at General Re and National Indemnity. The former is run by Joe Brandon and Tad Montross, the latter by Ajit Jain. Both units performed well in 2005 considering the extraordinary hurricane losses that battered the industry.
     It’s an open question whether atmospheric, oceanic or other causal factors have dramatically changed the frequency or intensity of hurricanes. Recent experience is worrisome. We know, for instance, that in the 100 years before 2004, about 59 hurricanes of Category 3 strength, or greater, hit the Southeastern and Gulf Coast states, and that only three of these were Category 5s. We further know that in 2004 there were three Category 3 storms that hammered those areas and that these were followed by four more in 2005, one of them, Katrina, the most destructive hurricane in industry history. Moreover, there were three Category 5s near the coast last year that fortunately weakened before landfall.
     Was this onslaught of more frequent and more intense storms merely an anomaly? Or was it caused by changes in climate, water temperature or other variables we don’t fully understand? And could these factors be developing in a manner that will soon produce disasters dwarfing Katrina?
     Joe, Ajit and I don’t know the answer to these all-important questions. What we do know is that our ignorance means we must follow the course prescribed by Pascal in his famous wager about the existence of God. As you may recall, he concluded that since he didn’t know the answer, his personal gain/loss ratio dictated an affirmative conclusion.

     So guided, we’ve concluded that we should now write mega-cat policies only at prices far higher than prevailed last year — and then only with an aggregate exposure that would not cause us distress if shifts in some important variable produce far more costly storms in the near future. To a lesser degree, we felt this way after 2004 — and cut back our writings when prices didn’t move. Now our caution has intensified. If prices seem appropriate, however, we continue to have both the ability and the appetite to be the largest writer of mega-cat coverage in the world.
* * * * * * * * * * * *
     Our smaller insurers, with MedPro added to the fold, delivered truly outstanding results last year. However, what you see in the table below does not do full justice to their performance. That’s because we increased the loss reserves of MedPro by about $125 million immediately after our purchase.
     No one knows with any precision what amount will be required to pay the claims we inherited. Medical malpractice insurance is a “long-tail” line, meaning that claims often take many years to settle. In addition, there are other losses that have occurred, but that we won’t even hear about for some time. One thing, though, we have learned — the hard way — after many years in the business: Surprises in insurance are far from symmetrical. You are lucky if you get one that is pleasant for every ten that go the other way. Too often, however, insurers react to looming loss problems with optimism. They behave like the fellow in a switchblade fight who, after his opponent has taken a mighty swipe at his throat, exclaimed, “You never touched me.” His adversary’s reply: “Just wait until you try to shake your head.”
     Excluding the reserves we added for prior periods, MedPro wrote at an underwriting profit. And our other primary companies, in aggregate, had an underwriting profit of $324 million on $1,270 million of volume. This is an extraordinary result, and our thanks go to Rod Eldred of Berkshire Hathaway Homestate Companies, John Kizer of Central States Indemnity, Tom Nerney of U. S. Liability, Don Towle of Kansas Bankers Surety and Don Wurster of National Indemnity.
     Here’s the overall tally on our underwriting and float for each major sector of insurance:

	(in $ millions)
	Underwriting Profit (Loss)		Yearend Float
Insurance Operations	2005	2004	2005	2004
General Re	$(334)	$3	$22,920	$23,120
B-H Reinsurance	(1,069)	417	16,233	15,278
GEICO	1,221	970	6,692	5,960
Other Primary	235 *	161	3,442	1,736

Total	$53	$1,551	$49,287	$46,094

*Includes MedPro from June 30, 2005.
Regulated Utility Business
     We have an 80.5% (fully diluted) interest in MidAmerican Energy Holdings, which owns a wide variety of utility operations. The largest of these are (1) Yorkshire Electricity and Northern Electric, whose 3.7 million electric customers make it the third largest distributor of electricity in the U.K.; (2) MidAmerican Energy, which serves 706,000 electric customers, primarily in Iowa; and (3) Kern River and Northern Natural pipelines, which carry 7.8% of the natural gas consumed in the U.S. When our PacifiCorp acquisition closes, we will add 1.6 million electric customers in six Western states, with Oregon and Utah providing us the most business. This transaction will increase MidAmerican’s revenues by $3.3 billion and its assets by $14.1 billion.

     The Public Utility Holding Company Act (“PUHCA”) was repealed on August 8, 2005, a milestone that allowed Berkshire to convert its MidAmerican preferred stock into voting common shares on February 9, 2006. This conversion ended a convoluted corporate arrangement that PUHCA had forced upon us. Now we have 83.4% of both the common stock and the votes at MidAmerican, which allows us to consolidate the company’s income for financial accounting and tax purposes. Our true economic interest, however, is the aforementioned 80.5%, since there are options outstanding that are sure to be exercised within a few years and that upon exercise will dilute our ownership.
     Though our voting power has increased dramatically, the dynamics of our four-party ownership have not changed at all. We view MidAmerican as a partnership among Berkshire, Walter Scott, and two terrific managers, Dave Sokol and Greg Abel. It’s unimportant how many votes each party has; we will make major moves only when we are unanimous in thinking them wise. Five years of working with Dave, Greg and Walter have underscored my original belief: Berkshire couldn’t have better partners.
     You will notice that this year we have provided you with two balance sheets, one representing our actual figures per GAAP on December 31, 2005 (which does not consolidate MidAmerican) and one that reflects the subsequent conversion of our preferred. All future financial reports of Berkshire will include MidAmerican’s figures.
     Somewhat incongruously, MidAmerican owns the second largest real estate brokerage firm in the U.S. And it’s a gem. The parent company’s name is HomeServices of America, but our 19,200 agents operate through 18 locally-branded firms. Aided by three small acquisitions, we participated in $64 billion of transactions last year, up 6.5% from 2004.
     Currently, the white-hot market in residential real estate of recent years is cooling down, and that should lead to additional acquisition possibilities for us. Both we and Ron Peltier, the company’s CEO, expect HomeServices to be far larger a decade from now.
     Here are some key figures on MidAmerican’s operations:

	Earnings (in $ millions)
	2005	2004
U.K. utilities	$308	$326
Iowa utility	288	268
Pipelines	309	288
HomeServices	148	130
Other (net)	107	172
Income (loss) from discontinued zinc project	8	(579)

Earnings before corporate interest and taxes	1,168	605
Interest, other than to Berkshire	(200)	(212)
Interest on Berkshire junior debt	(157)	(170)
Income tax	(248)	(53)

Net earnings	$563	$170

Earnings applicable to Berkshire*	$523	$237
Debt owed to others	10,296	10,528
Debt owed to Berkshire	1,289	1,478

*Includes interest earned by Berkshire (net of related income taxes) of $102 in 2005 and $110 in 2004.

Finance and Financial Products
     The star of our finance sector is Clayton Homes, masterfully run by Kevin Clayton. He does not owe his brilliant record to a rising tide: The manufactured-housing business has been disappointing since Berkshire purchased Clayton in 2003. Industry sales have stagnated at 40-year lows, and the recent uptick from Katrina-related demand will almost certainly be short-lived. In recent years, many industry participants have suffered losses, and only Clayton has earned significant money.
     In this brutal environment Clayton has bought a large amount of manufactured-housing loans from major banks that found them unprofitable and difficult to service. Clayton’s operating expertise and Berkshire’s financial resources have made this an excellent business for us and one in which we are preeminent. We presently service $17 billion of loans, compared to $5.4 billon at the time of our purchase. Moreover, Clayton now owns $9.6 billion of its servicing portfolio, a position built up almost entirely since Berkshire entered the picture.
     To finance this portfolio, Clayton borrows money from Berkshire, which in turn borrows the same amount publicly. For the use of its credit, Berkshire charges Clayton a one percentage-point markup on its borrowing cost. In 2005, the cost to Clayton for this arrangement was $83 million. That amount is included in “Other” income in the table on the facing page, and Clayton’s earnings of $416 million are after deducting this payment.
     On the manufacturing side, Clayton has also been active. To its original base of twenty plants, it first added twelve more in 2004 by way of the bankruptcy purchase of Oakwood, which just a few years earlier was one of the largest companies in the business. Then in 2005 Clayton purchased Karsten, a four-plant operation that greatly strengthens Clayton’s position on the West Coast.
* * * * * * * * * * * *
     Long ago, Mark Twain said: “A man who tries to carry a cat home by its tail will learn a lesson that can be learned in no other way.” If Twain were around now, he might try winding up a derivatives business. After a few days, he would opt for cats.
     We lost $104 million pre-tax last year in our continuing attempt to exit Gen Re’s derivative operation. Our aggregate losses since we began this endeavor total $404 million.
     Originally we had 23,218 contracts outstanding. By the start of 2005 we were down to 2,890. You might expect that our losses would have been stemmed by this point, but the blood has kept flowing. Reducing our inventory to 741 contracts last year cost us the $104 million mentioned above.
     Remember that the rationale for establishing this unit in 1990 was Gen Re’s wish to meet the needs of insurance clients. Yet one of the contracts we liquidated in 2005 had a term of 100 years! It’s difficult to imagine what “need” such a contract could fulfill except, perhaps, the need of a compensation-conscious trader to have a long-dated contract on his books. Long contracts, or alternatively those with multiple variables, are the most difficult to mark to market (the standard procedure used in accounting for derivatives) and provide the most opportunity for “imagination” when traders are estimating their value. Small wonder that traders promote them.
     A business in which huge amounts of compensation flow from assumed numbers is obviously fraught with danger. When two traders execute a transaction that has several, sometimes esoteric, variables and a far-off settlement date, their respective firms must subsequently value these contracts whenever they calculate their earnings. A given contract may be valued at one price by Firm A and at another by Firm B. You can bet that the valuation differences — and I’m personally familiar with several that were huge — tend to be tilted in a direction favoring higher earnings at each firm. It’s a strange world in which two parties can carry out a paper transaction that each can promptly report as profitable.
     I dwell on our experience in derivatives each year for two reasons. One is personal and unpleasant. The hard fact is that I have cost you a lot of money by not moving immediately to close down

Gen Re’s trading operation. Both Charlie and I knew at the time of the Gen Re purchase that it was a problem and told its management that we wanted to exit the business. It was my responsibility to make sure that happened. Rather than address the situation head on, however, I wasted several years while we attempted to sell the operation. That was a doomed endeavor because no realistic solution could have extricated us from the maze of liabilities that was going to exist for decades. Our obligations were particularly worrisome because their potential to explode could not be measured. Moreover, if severe trouble occurred, we knew it was likely to correlate with problems elsewhere in financial markets.
     So I failed in my attempt to exit painlessly, and in the meantime more trades were put on the books. Fault me for dithering. (Charlie calls it thumb-sucking.) When a problem exists, whether in personnel or in business operations, the time to act is now.
     The second reason I regularly describe our problems in this area lies in the hope that our experiences may prove instructive for managers, auditors and regulators. In a sense, we are a canary in this business coal mine and should sing a song of warning as we expire. The number and value of derivative contracts outstanding in the world continues to mushroom and is now a multiple of what existed in 1998, the last time that financial chaos erupted.
     Our experience should be particularly sobering because we were a better-than-average candidate to exit gracefully. Gen Re was a relatively minor operator in the derivatives field. It has had the good fortune to unwind its supposedly liquid positions in a benign market, all the while free of financial or other pressures that might have forced it to conduct the liquidation in a less-than-efficient manner. Our accounting in the past was conventional and actually thought to be conservative. Additionally, we know of no bad behavior by anyone involved.
     It could be a different story for others in the future. Imagine, if you will, one or more firms (troubles often spread) with positions that are many multiples of ours attempting to liquidate in chaotic markets and under extreme, and well-publicized, pressures. This is a scenario to which much attention should be given now rather than after the fact. The time to have considered — and improved — the reliability of New Orleans’ levees was before Katrina.
     When we finally wind up Gen Re Securities, my feelings about its departure will be akin to those expressed in a country song, “My wife ran away with my best friend, and I sure miss him a lot.”
* * * * * * * * * * * *
     Below are the results of our various finance and financial products activities:

		(in $ millions)
	Pre-Tax Earnings		Interest-Bearing Liabilities
	2005	2004	2005		2004
Trading — ordinary income	$200	$264	$1,061		$5,751
Gen Re Securities (loss)	(104)	(44)	2,617	*	5,437	*
Life and annuity operation	11	(57)	2,461		2,467
Value Capital (loss)	(33)	30	N/A		N/A
Leasing operations	173	92	370		391
Manufactured-housing finance (Clayton)	416	192	9,299		3,636
Other	159	107	N/A		N/A

Income before capital gains	822	584
Trading — capital gains (losses)	(234)	1,750

Total	$588	$2,334

*Includes all liabilities

Manufacturing, Service and Retailing Operations
     Our activities in this part of Berkshire cover the waterfront. Let’s look, though, at a summary balance sheet and earnings statement for the entire group.
Balance Sheet 12/31/05 (in $ millions)

Assets
Cash and equivalents	$1,004
Accounts and notes receivable.	3,287

Inventory	4,143
Other current assets	342

Total current assets	8,776

Goodwill and other intangibles	9,260
Fixed assets	7,148
Other assets	1,021

$26,205

Liabilities and Equity
Notes payable	$1,469
Other current liabilities	5,371

Total current liabilities	6,840

Deferred taxes	338
Term debt and other liabilities	2,188
Equity	16,839

$26,205

Earnings Statement (in $ millions)

	2005	2004	2003
Revenues	$46,896	$44,142	$32,106
Operating expenses (including depreciation of $699 in 2005, $676 in 2004 and $605 in 2003)	44,190	41,604	29,885
Interest expense (net)	83	57	64

Pre-tax earnings	2,623	2,481	2,157
Income taxes	977	941	813

Net income	$1,646	$1,540	$1,344

     This eclectic collection, which sells products ranging from Dilly Bars to fractional interests in Boeing 737s, earned a very respectable 22.2% on average tangible net worth last year. It’s noteworthy also that these operations used only minor financial leverage in achieving that return. Clearly, we own some terrific businesses. We purchased many of them, however, at substantial premiums to net worth – a point reflected in the goodwill item shown on the balance sheet – and that fact reduces the earnings on our average carrying value to 10.1%.
     Here are the pre-tax earnings for the larger categories or units.

	Pre-Tax Earnings
	(in $ millions)
	2005	2004
Building Products	$751	$643
Shaw Industries	485	466
Apparel & Footwear	348	325
Retailing of Jewelry, Home Furnishings and Candy	257	215
Flight Services	120	191
McLane	217	228
Other businesses	445	413

	$2,623	$2,481

•	In both our building-products companies and at Shaw, we continue to be hit by rising costs for raw materials and energy. Most of these operations are significant users of oil (or more specifically, petrochemicals) and natural gas. And prices for these commodities have soared.

We, likewise, have raised prices on many products, but there are often lags before increases be-come effective. Nevertheless, both our building-products operations and Shaw delivered respect-able results in 2005, a fact attributable to their strong business franchises and able managements.

•	In apparel, our largest unit, Fruit of the Loom, again increased earnings and market-share. You know, of course, of our leadership position in men’s and boys’ underwear, in which we account for about 48.7% of the sales recorded by mass-marketers (Wal-Mart, Target, etc.). That’s up from 44.2% in 2002, when we acquired the company. Operating from a smaller base, we have made still greater gains in intimate apparel for women and girls that is sold by the mass-marketers, climbing from 13.7% of their sales in 2002 to 24.7% in 2005. A gain like that in a major category doesn’t come easy. Thank John Holland, Fruit’s extraordinary CEO, for making this happen.

•	I told you last year that Ben Bridge (jewelry) and R. C. Willey (home furnishings) had same-store sales gains far above the average of their industries. You might think that blow-out figures in one year would make comparisons difficult in the following year. But Ed and Jon Bridge at their operation and Scott Hymas at R. C. Willey were more than up to this challenge. Ben Bridge had a 6.6% same-store gain in 2005, and R. C. Willey came in at 9.9%.

Our never-on-Sunday approach at R. C. Willey continues to overwhelm seven-day competitors as we roll out stores in new markets. The Boise store, about which I was such a skeptic a few years back, had a 21% gain in 2005, coming off a 10% gain in 2004. Our new Reno store, opened in November, broke out of the gate fast with sales that exceeded Boise’s early pace, and we will begin business in Sacramento in June. If this store succeeds as I expect it to, Californians will see many more R. C. Willey stores in the years to come.

•	In flight services, earnings improved at FlightSafety as corporate aviation continued its rebound. To support growth, we invest heavily in new simulators. Our most recent expansion, bringing us to 42 training centers, is a major facility at Farnborough, England that opened in September. When it is fully built out in 2007, we will have invested more than $100 million in the building and its 15 simulators. Bruce Whitman, FlightSafety’s able CEO, makes sure that no competitor comes close to offering the breadth and depth of services that we do.

Operating results at NetJets were a different story. I said last year that this business would earn money in 2005 – and I was dead wrong.

Our European operation, it should be noted, showed both excellent growth and a reduced loss. Customer contracts there increased by 37%. We are the only fractional-ownership operation of any size in Europe, and our now-pervasive presence there is a key factor in making NetJets the worldwide leader in this industry.

Despite a large increase in customers, however, our U.S. operation dipped far into the red. Its efficiency fell, and costs soared. We believe that our three largest competitors suffered similar problems, but each is owned by aircraft manufacturers that may think differently than we do about the necessity of making adequate profits. The combined value of the fleets managed by these three competitors, in any case, continues to be less valuable than the fleet that we operate.

Rich Santulli, one of the most dynamic managers I’ve ever met, will solve our revenue/expense problem. He won’t do it, however, in a manner that impairs the quality of the NetJets experience. Both he and I are committed to a level of service, security and safety that can’t be matched by others.

•	Our retailing category includes See’s Candies, a company we bought early in 1972 (a date making it our oldest non-insurance business). At that time, Charlie and I immediately decided to put Chuck Huggins, then 46, in charge. Though we were new at the game of selecting managers, Charlie and I hit a home run with this appointment. Chuck’s love for the customer and the brand permeated the organization, which in his 34-year tenure produced a more-than-tenfold increase in profits. This gain was achieved in an industry growing at best slowly and perhaps not at all. (Volume figures in this industry are hard to pin down.)

At yearend, Chuck turned the reins at See’s over to Brad Kinstler, who previously had served Berkshire well while running Cypress Insurance and Fechheimer’s. It’s unusual for us to move managers around, but Brad’s record made him an obvious choice for the See’s job. I hope Chuck and his wife, Donna, are at the annual meeting. If they are, shareholders can join Charlie and me in giving America’s number one candy maker a richly-deserved round of applause.
* * * * * * * * * * * *
     Every day, in countless ways, the competitive position of each of our businesses grows either weaker or stronger. If we are delighting customers, eliminating unnecessary costs and improving our products and services, we gain strength. But if we treat customers with indifference or tolerate bloat, our businesses will wither. On a daily basis, the effects of our actions are imperceptible; cumulatively, though, their consequences are enormous.
     When our long-term competitive position improves as a result of these almost unnoticeable actions, we describe the phenomenon as “widening the moat.” And doing that is essential if we are to have the kind of business we want a decade or two from now. We always, of course, hope to earn more money in the short-term. But when short-term and long-term conflict, widening the moat must take precedence. If a management makes bad decisions in order to hit short-term earnings targets, and consequently gets behind the eight-ball in terms of costs, customer satisfaction or brand strength, no amount of subsequent brilliance will overcome the damage that has been inflicted. Take a look at the dilemmas of managers in the auto and airline industries today as they struggle with the huge problems handed them by their predecessors. Charlie is fond of quoting Ben Franklin’s “An ounce of prevention is worth a pound of cure.” But sometimes no amount of cure will overcome the mistakes of the past.
     Our managers focus on moat-widening – and are brilliant at it. Quite simply, they are passionate about their businesses. Usually, they were running those long before we came along; our only function since has been to stay out of the way. If you see these heroes – and our four heroines as well – at the annual meeting, thank them for the job they do for you.
* * * * * * * * * * * *
     The attitude of our managers vividly contrasts with that of the young man who married a tycoon’s only child, a decidedly homely and dull lass. Relieved, the father called in his new son-in-law after the wedding and began to discuss the future:
     “Son, you’re the boy I always wanted and never had. Here’s a stock certificate for 50% of the company. You’re my equal partner from now on.”
     “Thanks, dad.”
     “Now, what would you like to run? How about sales?”
     “I’m afraid I couldn’t sell water to a man crawling in the Sahara.”
     “Well then, how about heading human relations?”
     “I really don’t care for people.”
     “No problem, we have lots of other spots in the business. What would you like to do?”
     “Actually, nothing appeals to me. Why don’t you just buy me out?”

Investments
     We show below our common stock investments. Those that had a market value of more than $700 million at the end of 2005 are itemized.

		12/31/05
		Percentage of
Shares	Company	Company Owned	Cost*	Market
			(in $ millions)
151,610,700	American Express Company	12.2	$1,287	$7,802
30,322,137	Ameriprise Financial, Inc.	12.1	183	1,243
43,854,200	Anheuser-Busch Cos., Inc.	5.6	2,133	1,884
200,000,000	The Coca-Cola Company	8.4	1,299	8,062
6,708,760	M&T Bank Corporation	6.0	103	732
48,000,000	Moody’s Corporation	16.2	499	2,948
2,338,961,000	PetroChina “H” shares (or equivalents)	1.3	488	1,915
100,000,000	The Procter & Gamble Company	3.0	940	5,788
19,944,300	Wal-Mart Stores, Inc.	0.5	944	933
1,727,765	The Washington Post Company	18.0	11	1,322
95,092,200	Wells Fargo & Company	5.7	2,754	5,975
1,724,200	White Mountains Insurance	16.0	369	963
	Others		4,937	7,154

	Total Common Stocks		$15,947	$46,721

*This is our actual purchase price and also our tax basis; GAAP “cost” differs in a few cases because of write-ups or write-downs that have been required.
     A couple of last year’s changes in our portfolio occurred because of corporate events: Gillette was merged into Procter & Gamble, and American Express spun off Ameriprise. In addition, we substantially increased our holdings in Wells Fargo, a company that Dick Kovacevich runs brilliantly, and established positions in Anheuser-Busch and Wal-Mart.
     Expect no miracles from our equity portfolio. Though we own major interests in a number of strong, highly-profitable businesses, they are not selling at anything like bargain prices. As a group, they may double in value in ten years. The likelihood is that their per-share earnings, in aggregate, will grow 6-8% per year over the decade and that their stock prices will more or less match that growth. (Their managers, of course, think my expectations are too modest – and I hope they’re right.)
* * * * * * * * * * * *
     The P&G-Gillette merger, closing in the fourth quarter of 2005, required Berkshire to record a $5.0 billion pre-tax capital gain. This bookkeeping entry, dictated by GAAP, is meaningless from an economic standpoint, and you should ignore it when you are evaluating Berkshire’s 2005 earnings. We didn’t intend to sell our Gillette shares before the merger; we don’t intend to sell our P&G shares now; and we incurred no tax when the merger took place.
     It’s hard to overemphasize the importance of who is CEO of a company. Before Jim Kilts arrived at Gillette in 2001, the company was struggling, having particularly suffered from capital-allocation blunders. In the major example, Gillette’s acquisition of Duracell cost Gillette shareholders billions of dollars, a loss never made visible by conventional accounting. Quite simply, what Gillette received in business value in this acquisition was not equivalent to what it gave up. (Amazingly, this most fundamental of yardsticks is almost always ignored by both managements and their investment bankers when acquisitions are under discussion.)

     Upon taking office at Gillette, Jim quickly instilled fiscal discipline, tightened operations and energized marketing, moves that dramatically increased the intrinsic value of the company. Gillette’s merger with P&G then expanded the potential of both companies. For his accomplishments, Jim was paid very well – but he earned every penny. (This is no academic evaluation: As a 9.7% owner of Gillette, Berkshire in effect paid that proportion of his compensation.) Indeed, it’s difficult to overpay the truly extraordinary CEO of a giant enterprise. But this species is rare.
     Too often, executive compensation in the U.S. is ridiculously out of line with performance. That won’t change, moreover, because the deck is stacked against investors when it comes to the CEO’s pay. The upshot is that a mediocre-or-worse CEO – aided by his handpicked VP of human relations and a consultant from the ever-accommodating firm of Ratchet, Ratchet and Bingo – all too often receives gobs of money from an ill-designed compensation arrangement.
     Take, for instance, ten year, fixed-price options (and who wouldn’t?). If Fred Futile, CEO of Stagnant, Inc., receives a bundle of these – let’s say enough to give him an option on 1% of the company – his self-interest is clear: He should skip dividends entirely and instead use all of the company’s earnings to repurchase stock.
     Let’s assume that under Fred’s leadership Stagnant lives up to its name. In each of the ten years after the option grant, it earns $1 billion on $10 billion of net worth, which initially comes to $10 per share on the 100 million shares then outstanding. Fred eschews dividends and regularly uses all earnings to repurchase shares. If the stock constantly sells at ten times earnings per share, it will have appreciated 158% by the end of the option period. That’s because repurchases would reduce the number of shares to 38.7 million by that time, and earnings per share would thereby increase to $25.80. Simply by withholding earnings from owners, Fred gets very rich, making a cool $158 million, despite the business itself improving not at all. Astonishingly, Fred could have made more than $100 million if Stagnant’s earnings had declined by 20% during the ten-year period.
     Fred can also get a splendid result for himself by paying no dividends and deploying the earnings he withholds from shareholders into a variety of disappointing projects and acquisitions. Even if these initiatives deliver a paltry 5% return, Fred will still make a bundle. Specifically – with Stagnant’s p/e ratio remaining unchanged at ten – Fred’s option will deliver him $63 million. Meanwhile, his shareholders will wonder what happened to the “alignment of interests” that was supposed to occur when Fred was issued options.
     A “normal” dividend policy, of course – one-third of earnings paid out, for example – produces less extreme results but still can provide lush rewards for managers who achieve nothing.
     CEOs understand this math and know that every dime paid out in dividends reduces the value of all outstanding options. I’ve never, however, seen this manager-owner conflict referenced in proxy materials that request approval of a fixed-priced option plan. Though CEOs invariably preach internally that capital comes at a cost, they somehow forget to tell shareholders that fixed-price options give them capital that is free.
     It doesn’t have to be this way: It’s child’s play for a board to design options that give effect to the automatic build-up in value that occurs when earnings are retained. But – surprise, surprise – options of that kind are almost never issued. Indeed, the very thought of options with strike prices that are adjusted for retained earnings seems foreign to compensation “experts,” who are nevertheless encyclopedic about every management-friendly plan that exists. (“Whose bread I eat, his song I sing.”)
     Getting fired can produce a particularly bountiful payday for a CEO. Indeed, he can “earn” more in that single day, while cleaning out his desk, than an American worker earns in a lifetime of cleaning toilets. Forget the old maxim about nothing succeeding like success: Today, in the executive suite, the all-too-prevalent rule is that nothing succeeds like failure.

     Huge severance payments, lavish perks and outsized payments for ho-hum performance often occur because comp committees have become slaves to comparative data. The drill is simple: Three or so directors – not chosen by chance – are bombarded for a few hours before a board meeting with pay statistics that perpetually ratchet upwards. Additionally, the committee is told about new perks that other managers are receiving. In this manner, outlandish “goodies” are showered upon CEOs simply because of a corporate version of the argument we all used when children: “But, Mom, all the other kids have one.” When comp committees follow this “logic,” yesterday’s most egregious excess becomes today’s baseline.
     Comp committees should adopt the attitude of Hank Greenberg, the Detroit slugger and a boyhood hero of mine. Hank’s son, Steve, at one time was a player’s agent. Representing an outfielder in negotiations with a major league club, Steve sounded out his dad about the size of the signing bonus he should ask for. Hank, a true pay-for-performance guy, got straight to the point, “What did he hit last year?” When Steve answered “.246,” Hank’s comeback was immediate: “Ask for a uniform.”
     (Let me pause for a brief confession: In criticizing comp committee behavior, I don’t speak as a true insider. Though I have served as a director of twenty public companies, only one CEO has put me on his comp committee. Hmmmm . . .)
* * * * * * * * * * * *
     My views on America’s long-term problem in respect to trade imbalances, which I have laid out in previous reports, remain unchanged. My conviction, however, cost Berkshire $955 million pre-tax in 2005. That amount is included in our earnings statement, a fact that illustrates the differing ways in which GAAP treats gains and losses. When we have a long-term position in stocks or bonds, year-to-year changes in value are reflected in our balance sheet but, as long as the asset is not sold, are rarely reflected in earnings. For example, our Coca-Cola holdings went from $1 billion in value early on to $13.4 billion at yearend 1998 and have since declined to $8.1 billion – with none of these moves affecting our earnings statement. Long-term currency positions, however, are daily marked to market and therefore have an effect on earnings in every reporting period. From the date we first entered into currency contracts, we are $2.0 billion in the black.
     We reduced our direct position in currencies somewhat during 2005. We partially offset this change, however, by purchasing equities whose prices are denominated in a variety of foreign currencies and that earn a large part of their profits internationally. Charlie and I prefer this method of acquiring non-dollar exposure. That’s largely because of changes in interest rates: As U.S. rates have risen relative to those of the rest of the world, holding most foreign currencies now involves a significant negative “carry.” The carry aspect of our direct currency position indeed cost us money in 2005 and is likely to do so again in 2006. In contrast, the ownership of foreign equities is likely, over time, to create a positive carry – perhaps a substantial one.
     The underlying factors affecting the U.S. current account deficit continue to worsen, and no letup is in sight. Not only did our trade deficit – the largest and most familiar item in the current account – hit an all-time high in 2005, but we also can expect a second item – the balance of investment income – to soon turn negative. As foreigners increase their ownership of U.S. assets (or of claims against us) relative to U.S. investments abroad, these investors will begin earning more on their holdings than we do on ours. Finally, the third component of the current account, unilateral transfers, is always negative.
     The U.S., it should be emphasized, is extraordinarily rich and will get richer. As a result, the huge imbalances in its current account may continue for a long time without their having noticeable deleterious effects on the U.S. economy or on markets. I doubt, however, that the situation will forever remain benign. Either Americans address the problem soon in a way we select, or at some point the problem will likely address us in an unpleasant way of its own.

How to Minimize Investment Returns
     It’s been an easy matter for Berkshire and other owners of American equities to prosper over the years. Between December 31, 1899 and December 31, 1999, to give a really long-term example, the Dow rose from 66 to 11,497. (Guess what annual growth rate is required to produce this result; the surprising answer is at the end of this section.) This huge rise came about for a simple reason: Over the century American businesses did extraordinarily well and investors rode the wave of their prosperity. Businesses continue to do well. But now shareholders, through a series of self-inflicted wounds, are in a major way cutting the returns they will realize from their investments.
     The explanation of how this is happening begins with a fundamental truth: With unimportant exceptions, such as bankruptcies in which some of a company’s losses are borne by creditors, the most that owners in aggregate can earn between now and Judgment Day is what their businesses in aggregate earn. True, by buying and selling that is clever or lucky, investor A may take more than his share of the pie at the expense of investor B. And, yes, all investors feel richer when stocks soar. But an owner can exit only by having someone take his place. If one investor sells high, another must buy high. For owners as a whole, there is simply no magic – no shower of money from outer space – that will enable them to extract wealth from their companies beyond that created by the companies themselves.
     Indeed, owners must earn less than their businesses earn because of “frictional” costs. And that’s my point: These costs are now being incurred in amounts that will cause shareholders to earn far less than they historically have.
     To understand how this toll has ballooned, imagine for a moment that all American corporations are, and always will be, owned by a single family. We’ll call them the Gotrocks. After paying taxes on dividends, this family – generation after generation – becomes richer by the aggregate amount earned by its companies. Today that amount is about $700 billion annually. Naturally, the family spends some of these dollars. But the portion it saves steadily compounds for its benefit. In the Gotrocks household everyone grows wealthier at the same pace, and all is harmonious.
     But let’s now assume that a few fast-talking Helpers approach the family and persuade each of its members to try to outsmart his relatives by buying certain of their holdings and selling them certain others. The Helpers – for a fee, of course – obligingly agree to handle these transactions. The Gotrocks still own all of corporate America; the trades just rearrange who owns what. So the family’s annual gain in wealth diminishes, equaling the earnings of American business minus commissions paid. The more that family members trade, the smaller their share of the pie and the larger the slice received by the Helpers. This fact is not lost upon these broker-Helpers: Activity is their friend and, in a wide variety of ways, they urge it on.
     After a while, most of the family members realize that they are not doing so well at this new “beat-my-brother” game. Enter another set of Helpers. These newcomers explain to each member of the Gotrocks clan that by himself he’ll never outsmart the rest of the family. The suggested cure: “Hire a manager – yes, us – and get the job done professionally.” These manager-Helpers continue to use the broker-Helpers to execute trades; the managers may even increase their activity so as to permit the brokers to prosper still more. Overall, a bigger slice of the pie now goes to the two classes of Helpers.
     The family’s disappointment grows. Each of its members is now employing professionals. Yet overall, the group’s finances have taken a turn for the worse. The solution? More help, of course.
     It arrives in the form of financial planners and institutional consultants, who weigh in to advise the Gotrocks on selecting manager-Helpers. The befuddled family welcomes this assistance. By now its members know they can pick neither the right stocks nor the right stock-pickers. Why, one might ask, should they expect success in picking the right consultant? But this question does not occur to the Gotrocks, and the consultant-Helpers certainly don’t suggest it to them.

     The Gotrocks, now supporting three classes of expensive Helpers, find that their results get worse, and they sink into despair. But just as hope seems lost, a fourth group – we’ll call them the hyper-Helpers – appears. These friendly folk explain to the Gotrocks that their unsatisfactory results are occurring because the existing Helpers – brokers, managers, consultants – are not sufficiently motivated and are simply going through the motions. “What,” the new Helpers ask, “can you expect from such a bunch of zombies?”
     The new arrivals offer a breathtakingly simple solution: Pay more money. Brimming with self-confidence, the hyper-Helpers assert that huge contingent payments – in addition to stiff fixed fees – are what each family member must fork over in order to really outmaneuver his relatives.
     The more observant members of the family see that some of the hyper-Helpers are really just manager-Helpers wearing new uniforms, bearing sewn-on sexy names like HEDGE FUND or PRIVATE EQUITY. The new Helpers, however, assure the Gotrocks that this change of clothing is all-important, bestowing on its wearers magical powers similar to those acquired by mild-mannered Clark Kent when he changed into his Superman costume. Calmed by this explanation, the family decides to pay up.
     And that’s where we are today: A record portion of the earnings that would go in their entirety to owners – if they all just stayed in their rocking chairs – is now going to a swelling army of Helpers. Particularly expensive is the recent pandemic of profit arrangements under which Helpers receive large portions of the winnings when they are smart or lucky, and leave family members with all of the losses – and large fixed fees to boot – when the Helpers are dumb or unlucky (or occasionally crooked).
     A sufficient number of arrangements like this – heads, the Helper takes much of the winnings; tails, the Gotrocks lose and pay dearly for the privilege of doing so – may make it more accurate to call the family the Hadrocks. Today, in fact, the family’s frictional costs of all sorts may well amount to 20% of the earnings of American business. In other words, the burden of paying Helpers may cause American equity investors, overall, to earn only 80% or so of what they would earn if they just sat still and listened to no one.
     Long ago, Sir Isaac Newton gave us three laws of motion, which were the work of genius. But Sir Isaac’s talents didn’t extend to investing: He lost a bundle in the South Sea Bubble, explaining later, “I can calculate the movement of the stars, but not the madness of men.” If he had not been traumatized by this loss, Sir Isaac might well have gone on to discover the Fourth Law of Motion: For investors as a whole, returns decrease as motion increases.
* * * * * * * * * * * *
     Here’s the answer to the question posed at the beginning of this section: To get very specific, the Dow increased from 65.73 to 11,497.12 in the 20th century, and that amounts to a gain of 5.3% compounded annually. (Investors would also have received dividends, of course.) To achieve an equal rate of gain in the 21st century, the Dow will have to rise by December 31, 2099 to – brace yourself – precisely 2,011,011.23. But I’m willing to settle for 2,000,000; six years into this century, the Dow has gained not at all.
Debt and Risk
     As we consolidate MidAmerican, our new balance sheet may suggest that Berkshire has expanded its tolerance for borrowing. But that’s not so. Except for token amounts, we shun debt, turning to it for only three purposes:
1)	We occasionally use repos as a part of certain short-term investing strategies that incorporate ownership of U.S. government (or agency) securities. Purchases of this kind are highly opportunistic and involve only the most liquid of securities. A few years ago, we entered into several interesting transactions that have since been unwound or are running off. The offsetting debt has likewise been cut substantially and before long may be gone.

2)	We borrow money against portfolios of interest-bearing receivables whose risk characteristics we understand. We did this in 2001 when we guaranteed $5.6 billion of bank debt to take over, in partnership with Leucadia, a bankrupt Finova (which held a broad range of receivables). All of that debt has been repaid. More recently, we have borrowed to finance a widely-diversified, predictably-performing portfolio of manufactured-home receivables managed by Clayton. Alternatively, we could “securitize” – that is, sell – these receivables, but retain the servicing of them. If we followed this procedure, which is common in the industry, we would not show the debt that we do on our balance sheet, and we would also accelerate the earnings we report. In the end, however, we would earn less money. Were market variables to change so as to favor securitization (an unlikely event), we could sell part of our portfolio and eliminate the related debt. Until then, we prefer better profits to better cosmetics.

3)	At MidAmerican, we have substantial debt, but it is that company’s obligation only. Though it will appear on our consolidated balance sheet, Berkshire does not guarantee it.

Even so, this debt is unquestionably secure because it is serviced by MidAmerican’s diversified stream of highly-stable utility earnings. If there were to be some bolt from the blue that hurt one of MidAmerican’s utility properties, earnings from the others would still be more than ample to cover all debt requirements. Moreover, MidAmerican retains all of its earnings, an equity-building practice that is rare in the utility field.

From a risk standpoint, it is far safer to have earnings from ten diverse and uncorrelated utility operations that cover interest charges by, say, a 2:1 ratio than it is to have far greater coverage provided by a single utility. A catastrophic event can render a single utility insolvent – witness what Katrina did to the local electric utility in New Orleans – no matter how conservative its debt policy. A geographical disaster – say, an earthquake in a Western state – can’t have the same effect on MidAmerican. And even a worrier like Charlie can’t think of an event that would systemically decrease utility earnings in any major way. Because of MidAmerican’s ever-widening diversity of regulated earnings, it will always utilize major amounts of debt.
     And that’s about it. We are not interested in incurring any significant debt at Berkshire for acquisitions or operating purposes. Conventional business wisdom, of course, would argue that we are being too conservative and that there are added profits that could be safely earned if we injected moderate leverage into our balance sheet.
     Maybe so. But many of Berkshire’s hundreds of thousands of investors have a large portion of their net worth in our stock (among them, it should be emphasized, a large number of our board and key managers) and a disaster for the company would be a disaster for them. Moreover, there are people who have been permanently injured to whom we owe insurance payments that stretch out for fifty years or more. To these and other constituencies we have promised total security, whatever comes: financial panics, stock-exchange closures (an extended one occurred in 1914) or even domestic nuclear, chemical or biological attacks.
     We are quite willing to accept huge risks. Indeed, more than any other insurer, we write high-limit policies that are tied to single catastrophic events. We also own a large investment portfolio whose market value could fall dramatically and quickly under certain conditions (as happened on October 19, 1987). Whatever occurs, though, Berkshire will have the net worth, the earnings streams and the liquidity to handle the problem with ease.
     Any other approach is dangerous. Over the years, a number of very smart people have learned the hard way that a long string of impressive numbers multiplied by a single zero always equals zero. That is not an equation whose effects I would like to experience personally, and I would like even less to be responsible for imposing its penalties upon others.

Management Succession
     As owners, you are naturally concerned about whether I will insist on continuing as CEO after I begin to fade and, if so, how the board will handle that problem. You also want to know what happens if I should die tonight.
     That second question is easy to answer. Most of our many businesses have strong market positions, significant momentum, and terrific managers. The special Berkshire culture is deeply ingrained throughout our subsidiaries, and these operations won’t miss a beat when I die.
     Moreover, we have three managers at Berkshire who are reasonably young and fully capable of being CEO. Any of the three would be much better at certain management aspects of my job than I. On the minus side, none has my crossover experience that allows me to be comfortable making decisions in either the business arena or in investments. That problem will be solved by having another person in the organization handle marketable securities. That’s an interesting job at Berkshire, and the new CEO will have no problem in hiring a talented individual to do it. Indeed, that’s what we have done at GEICO for 26 years, and our results have been terrific.
     Berkshire’s board has fully discussed each of the three CEO candidates and has unanimously agreed on the person who should succeed me if a replacement were needed today. The directors stay updated on this subject and could alter their view as circumstances change — new managerial stars may emerge and present ones will age. The important point is that the directors know now — and will always know in the future — exactly what they will do when the need arises.
     The other question that must be addressed is whether the Board will be prepared to make a change if that need should arise not from my death but rather from my decay, particularly if this decay is accompanied by my delusionally thinking that I am reaching new peaks of managerial brilliance. That problem would not be unique to me. Charlie and I have faced this situation from time to time at Berkshire’s subsidiaries. Humans age at greatly varying rates — but sooner or later their talents and vigor decline. Some managers remain effective well into their 80s — Charlie is a wonder at 82 — and others noticeably fade in their 60s. When their abilities ebb, so usually do their powers of self-assessment. Someone else often needs to blow the whistle.
     When that time comes for me, our board will have to step up to the job. From a financial standpoint, its members are unusually motivated to do so. I know of no other board in the country in which the financial interests of directors are so completely aligned with those of shareholders. Few boards even come close. On a personal level, however, it is extraordinarily difficult for most people to tell someone, particularly a friend, that he or she is no longer capable.
     If I become a candidate for that message, however, our board will be doing me a favor by delivering it. Every share of Berkshire that I own is destined to go to philanthropies, and I want society to reap the maximum good from these gifts and bequests. It would be a tragedy if the philanthropic potential of my holdings was diminished because my associates shirked their responsibility to (tenderly, I hope) show me the door. But don’t worry about this. We have an outstanding group of directors, and they will always do what’s right for shareholders.
     And while we are on the subject, I feel terrific.
The Annual Meeting
     Our meeting this year will be on Saturday, May 6. As always, the doors will open at the Qwest Center at 7 a.m., and the latest Berkshire movie will be shown at 8:30. At 9:30 we will go directly to the question-and-answer period, which (with a break for lunch at the Qwest’s stands) will last until 3:00. Then, after a short recess, Charlie and I will convene the annual meeting at 3:15. This schedule worked well last year, because it let those who wanted to attend the formal session to do so, while freeing others to shop.

     You certainly did your share in this respect last year. The 194,300 square foot hall adjoining the meeting area was filled with the products of Berkshire subsidiaries, and the 21,000 people who came to the meeting allowed every location to rack up sales records. Kelly Broz (neé Muchemore), the Flo Ziegfeld of Berkshire, orchestrates both this magnificent shopping extravaganza and the meeting itself. The exhibitors love her, and so do I. Kelly got married in October, and I gave her away. She asked me how I wanted to be listed in the wedding program. I replied “envious of the groom,” and that’s the way it went to press.
     This year we will showcase two Clayton homes (featuring Acme brick, Shaw carpet, Johns Manville insulation, MiTek fasteners, Carefree awnings and NFM furniture). You will find that these homes, priced at $79,000 and $89,000, deliver excellent value. In fact, three shareholders came so firmly to that conclusion last year that they bought the $119,000 model we then showcased. Flanking the Clayton homes on the exhibition floor will be RVs from Forest River.
     GEICO will have a booth staffed by a number of its top counselors from around the country, all of them ready to supply you with auto insurance quotes. In most cases, GEICO will be able to give you a special shareholder discount (usually 8%). This special offer is permitted by 45 of the 50 jurisdictions in which we operate. (One supplemental point: The discount is not additive if you qualify for another, such as that given certain groups.) Bring the details of your existing insurance and check out whether we can save you money. For at least 50% of you, I believe we can. And while you’re at it, sign up for the new GEICO credit card. It’s the one I now use.
     On Saturday, at the Omaha airport, we will have the usual array of aircraft from NetJets® available for your inspection. Stop by the NetJets booth at the Qwest to learn about viewing these planes. Come to Omaha by bus; leave in your new plane.
     The Bookworm boutique at the Qwest broke all records last year selling Berkshire-related books. An amazing 3,500 of these were Poor Charlie’s Almanack, the collected wisdom of my partner. This means that a copy was sold every 9 seconds. And for good reason: You will never find a book with more useful ideas. Word-of-mouth recommendations have caused Charlie’s first printing of 20,500 copies to sell out, and we will therefore have a revised and expanded edition on sale at our meeting. Among the other 22 titles and DVDs available last year at the Bookworm, 4,597 copies were sold for $84,746. Our shareholders are a bookseller’s dream.
     An attachment to the proxy material that is enclosed with this report explains how you can obtain the credential you will need for admission to the meeting and other events. As for plane, hotel and car reservations, we have again signed up American Express (800-799-6634) to give you special help. Carol Pedersen, who handles these matters, does a terrific job for us each year, and I thank her for it.
     At Nebraska Furniture Mart, located on a 77-acre site on 72nd Street between Dodge and Pacific, we will again be having “Berkshire Weekend” pricing. We initiated this special event at NFM nine years ago, and sales during the “Weekend” grew from $5.3 million in 1997 to $27.4 million in 2005 (up 9% from a year earlier). I get goose bumps just thinking about this volume.
     To obtain the discount, you must make your purchases between Thursday, May 4 and Monday,
     May 8 inclusive, and also present your meeting credential. The period’s special pricing will even apply to the products of several prestigious manufacturers that normally have ironclad rules against discounting but that, in the spirit of our shareholder weekend, have made an exception for you. We appreciate their cooperation. NFM is open from 10 a.m. to 9 p.m. Monday through Saturday, and 10 a.m. to 6 p.m. on Sunday. On Saturday this year, from 5:30 p.m. to 8 p.m., we are having a special affair for shareholders only. I’ll be there, eating barbeque, drinking Coke, and counting sales.
     Borsheim’s again will have two shareholder-only events. The first will be a cocktail reception from 6 p.m. to 10 p.m. on Friday, May 5. The second, the main gala, will be from 9 a.m. to 4 p.m. on Sunday, May 7. On Saturday, we will be open until 6 p.m.

     We will have huge crowds at Borsheim’s throughout the weekend. For your convenience, therefore, shareholder prices will be available from Monday, May 1 through Saturday, May 13. During that period, just identify yourself as a shareholder through your meeting credentials or a brokerage statement.
     Borsheim’s operates on a gross margin that, even before the shareholders’ discount, is fully twenty percentage points below that of its major rivals. Last year, our shareholder-period business increased 9% from 2004, which came on top of a 73% gain the year before. The store sold 5,000 Berkshire Monopoly games — and then ran out. We’ve learned: Plenty will be in stock this year.
     In a tent outside of Borsheim’s, Patrick Wolff, twice U.S. chess champion, will take on all comers in groups of six — blindfolded. Additionally, we will have Bob Hamman and Sharon Osberg, two of the world’s top bridge experts, available to play with our shareholders on Sunday afternoon. They plan to keep their eyes open — but Bob never sorts his cards, even when playing for a national championship.
     Gorat’s — my favorite steakhouse — will again be open exclusively for Berkshire shareholders on Sunday, May 7, and will be serving from 4 p.m. until 10 p.m. Please remember that to come to Gorat’s on that day, you must have a reservation. To make one, call 402-551-3733 on April 1 (but not before).
     In this school year, about 35 university classes will come to Omaha for sessions with me. I take almost all — in aggregate, perhaps 2,000 students — to lunch at Gorat’s. And they love it. To learn why, come join us on Sunday.
     We will again have a special reception from 4:00 to 5:30 on Saturday afternoon for shareholders who have come from outside of North America. Every year our meeting draws many people from around the globe, and Charlie and I want to be sure we personally greet those who have come so far. Last year we enjoyed meeting more than 400 of you from many dozens of countries. Any shareholder who comes from other than the U.S. or Canada will be given a special credential and instructions for attending this function.
* * * * * * * * * * * *
     Charlie and I are extraordinarily lucky. We were born in America; had terrific parents who saw that we got good educations; have enjoyed wonderful families and great health; and came equipped with a “business” gene that allows us to prosper in a manner hugely disproportionate to other people who contribute as much or more to our society’s well-being. Moreover, we have long had jobs that we love, in which we are helped every day in countless ways by talented and cheerful associates. No wonder we tap-dance to work. But nothing is more fun for us than getting together with our shareholder-partners at Berkshire’s annual meeting. So join us on May 6th at the Qwest for our annual Woodstock for Capitalists. We’ll see you there.

February 28, 2006	Warren E. Buffett
Chairman of the Board

Reprinted from
The Commercial and
Financial Chronicle
Thursday, December 6, 1951

The Security I Like Best
WARREN E. BUFFETT
Buffett-Falk & Co., Omaha, Nebr.
Government Employees Insurance Co.
     Full employment, boomtime profits and record dividend payments do not set the stage for depressed security prices. Most industries have been riding this wave of prosperity during the past five years with few ripples to disturb the tide.
     The auto insurance business has not shared in the boom. After the staggering losses of the immediate postwar period, the situation began to right itself in 1949. In 1950, stock casualty companies again took it on the chin with underwriting experience the second worst in 15 years. The recent earnings reports of casualty companies, particularly those with the bulk of writings in auto lines, have diverted bull market enthusiasm from their stocks. On the basis of normal earning power and asset factors, many of these stocks appear undervalued.
     The nature of the industry is such as to ease cyclical bumps. Auto insurance is regarded as a necessity by the majority of purchasers. Contracts must be renewed yearly at rates based upon experience. The lag of rates behind costs, although detrimental in a period of rising prices as has characterized the 1945-1951 period, should prove beneficial if deflationary forces should be set in action.
     Other industry advantages include lack of inventory, collection, labor and raw material problems. The hazard of product obsolescence and related equipment obsolescence is also absent.
     Government Employees Insurance Corporation was organized in the mid-.30’s to provide complete auto insurance on a nationwide basis to an eligible class including: (1) Federal, State and municipal government employees; (2) active and reserve commissioned officers and the first three pay grades of non-commissioned officers of the Armed Forces; (3) veterans who were eligible when on active duty; (4) former policyholders; (5) faculty members of universities, colleges and schools; (6) government contractor employees engaged in defense work exclusively, and (7) stockholders.
     The company has no agents or branch offices. As a result, policyholders receive standard auto insurance policies at premium discounts running as high as 30% off manual rates. Claims are handled promptly through approximately 500 representatives throughout the country.
     The term “growth company” has been applied with abandon during the past few years to companies whose sales increases represented little more than inflation of prices and general easing of business competition. GEICO qualifies as a legitimate growth company based upon the following record:

	Premiums	Policy-
Year —	Written	holders
1936—	$103,696.31	3,754
1940—	768,057.86	25,514
1945—	1,638,562.09	51,697
1950—	8,016,975.79	143,944
     Of course the investor of today does not profit from yesterday’s growth. In GEICO’s case, there is reason to believe the major portion of growth lies ahead. Prior to 1950, the company was only licensed in 15 of 50 jurisdictions including D. C. and Hawaii. At the beginning of the year there were less than 3,000 policyholders in New York State. Yet 25% saved on an insurance bill of $125 in New York should look bigger to the prospect than the 25% saved on the $50 rate in more sparsely settled regions.
     As cost competition increases in importance during times of recession, GEICO’s rate attraction should become even more effective in diverting business from the brother-in-law. With insurance rates moving higher due to inflation, the 25% spread in rates becomes wider in terms of dollars and cents.
     There is no pressure from agents to accept questionable applicants or renew poor risks. In States where the rate structure is inadequate, new promotion may be halted.
     Probably the biggest attraction of GEICO is the profit margin advantage it enjoys. The ratio of underwriting profit to premiums earned in 1949 was 27.5% for GEICO as compared to 6.7% for the 135 stock casualty and surety companies summarized by Best’s. As experience turned for the worse in 1950, Best’s aggregate’s profit margin dropped to 3.0% and GEICO’s dropped to 18.0%. GEICO does not write all casualty lines; however, bodily injury and property damage, both important lines for GEICO, were among the least profitable lines. GEICO also does a large amount of collision writing, which was a profitable line in 1950.
     During the first half of 1951, practically all insurers operated in the red on casualty lines with bodily injury and property damage among the most unprofitable. Whereas GEICO’s profit margin was cut to slightly above 9%, Massachusett’s Bonding & Insurance showed a 16% loss, New Amsterdam Casualty an 8% loss, Standard Accident Insurance a 9% loss, etc.
     Because of the rapid growth of GEICO, cash dividends have had to remain low. Stock dividends and a 25-for-l split increased the outstanding shares from 3,000 on June 1, 1948, to 250,000 on Nov. 10, 1951. Valuable rights to subscribe to stock of affiliated companies have also been issued.
     Benjamin Graham has been Chairman of the Board since his investment trust acquired and distributed a large block of the stock in 1948. Leo Goodwin, who has guided GEICO’s growth since inception, is the able President. At the end of 1950, the 10 members of the Board of Directors owned approximately one — third of the outstanding stock.
     Earnings in 1950 amounted to $3.92 as contrasted to $4.71 on the smaller amount of business in 1949. These figures include no allowance for the increase in the unearned premium reserve which was substantial in both years. Earnings in 1951 will be lower than 1950, but the wave of rate increases during the past summer should evidence themselves in 1952 earnings. Investment income quadrupled between 1947 and 1950, reflecting the growth of the company’s assets.
     At the present price of about eight times the earnings of 1950, a poor year for the industry, it appears that no price is being paid for the tremendous growth potential of the company.
This is part of a continuous forum appearing in the “Chronicle,” in which each week, a different group of experts in the investment and advisory field from all sections of the country participate and give their reasons for favoring a particular security.

BERKSHIRE HATHAWAY INC.
ACQUISITION CRITERIA
     We are eager to hear from principals or their representatives about businesses that meet all of the following criteria:
(1)	Large purchases (at least $75 million of pre-tax earnings unless the business will fit into one of our existing units),

(2)	Demonstrated consistent earning power (future projections are of no interest to us, nor are “turnaround” situations),

(3)	Businesses earning good returns on equity while employing little or no debt,

(4)	Management in place (we can’t supply it),

(5)	Simple businesses (if there’s lots of technology, we won’t understand it),

(6)	An offering price (we don’t want to waste our time or that of the seller by talking, even preliminarily, about a transaction when price is unknown).
     The larger the company, the greater will be our interest: We would like to make an acquisition in the $5-20 billion range. We are not interested, however, in receiving suggestions about purchases we might make in the general stock market.
     We will not engage in unfriendly takeovers. We can promise complete confidentiality and a very fast answer — customarily within five minutes — as to whether we’re interested. We prefer to buy for cash, but will consider issuing stock when we receive as much in intrinsic business value as we give. We don’t participate in auctions.
     Charlie and I frequently get approached about acquisitions that don’t come close to meeting our tests: We’ve found that if you advertise an interest in buying collies, a lot of people will call hoping to sell you their cocker spaniels. A line from a country song expresses our feeling about new ventures, turnarounds, or auction-like sales: “When the phone don’t ring, you’ll know it’s me.”
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Berkshire Hathaway Inc.
We have audited the accompanying consolidated balance sheets of Berkshire Hathaway Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of earnings, cash flows and changes in shareholders’ equity and comprehensive income for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Berkshire Hathaway Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
DELOITTE & TOUCHE LLP
Omaha, Nebraska
March 2, 2006

BERKSHIRE HATHAWAY INC.
and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	Pro Forma *	December 31,
	2005	2005	2004
	(unaudited)	(audited)
ASSETS
Insurance and Other:
Cash and cash equivalents	$40,471	$40,471	$40,020
Investments:
Fixed maturity securities	27,420	27,420	22,846
Equity securities	46,721	46,721	37,717
Other	1,003	1,003	2,346
Receivables	12,372	12,397	11,291
Inventories	4,143	4,143	3,842
Property, plant and equipment	7,500	7,500	6,516
Goodwill	22,693	22,693	22,101
Deferred charges reinsurance assumed	2,388	2,388	2,727
Other	4,937	4,937	4,508

	169,648	169,673	153,914

Utilities and Energy:
Cash and cash equivalents	358	—	—
Property, plant and equipment	11,915	—	—
Receivables	803	—	—
Goodwill	4,156	—	—
Other	2,961	—	—
Investments in MidAmerican Energy Holdings Company	—	4,125	3,967

	20,193	4,125	3,967

Finance and Financial Products:
Cash and cash equivalents	4,189	4,189	3,407
Investments in fixed maturity securities	3,435	3,435	8,459
Loans and finance receivables	11,087	11,087	9,175
Derivative contract assets	801	801	4,234
Funds provided as collateral	487	487	1,649
Goodwill	951	951	911
Other	3,577	3,577	3,158

	24,527	24,527	30,993

	$214,368	$198,325	$188,874

*	The Pro Forma Balance Sheet gives effect to the conversion on February 9, 2006 of MidAmerican Energy Holdings Company (“MidAmerican”) non-voting cumulative convertible preferred stock into MidAmerican voting common stock as if such conversion had occurred on December 31, 2005. See Note 2 to the Consolidated Financial Statements for additional information.
See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.
and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	Pro Forma *	December 31,
	2005	2005	2004
	(unaudited)	(audited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Insurance and Other:
Losses and loss adjustment expenses	$48,034	$48,034	$45,219
Unearned premiums	6,206	6,206	6,283
Life and health insurance benefits	3,202	3,202	3,154
Other policyholder liabilities	3,769	3,769	3,955
Accounts payable, accruals and other liabilities	8,699	8,699	7,500
Income taxes, principally deferred	13,649	12,252	12,247
Notes payable and other borrowings	3,583	3,583	3,450

	87,142	85,745	81,808

Utilities and Energy:
Accounts payable, accruals and other current liabilities	1,411	—	—
Notes payable, subsidiary and project	7,170	—	—
Other notes payable and borrowings	3,126	—	—
Other non-current liabilities	2,369	—	—

	14,076	—	—

Finance and Financial Products:
Securities sold under agreements to repurchase	1,160	1,160	5,773
Derivative contract liabilities	5,061	5,061	4,794
Funds held as collateral	379	379	1,619
Notes payable and other borrowings	10,868	10,868	5,387
Other	2,812	2,812	2,835

	20,280	20,280	20,408

Total liabilities	121,498	106,025	102,216

Minority shareholders’ interests	1,386	816	758

Shareholders’ equity:
Common stock:
Class A outstanding shares – 2005 - 1,260,920; 2004 - 1,268,783	6	6	6
Class B outstanding shares – 2005 - 8,394,083; 2004 - 8,099,175	2	2	2
Capital in excess of par value	26,399	26,399	26,268
Accumulated other comprehensive income	17,360	17,360	20,435
Retained earnings	47,717	47,717	39,189

Total shareholders’ equity	91,484	91,484	85,900

	$214,368	$198,325	$188,874

*	The Pro Forma Balance Sheet gives effect to the conversion on February 9, 2006 of MidAmerican Energy Holdings Company (“MidAmerican”) non-voting cumulative convertible preferred stock into MidAmerican voting common stock as if such conversion had occurred on December 31, 2005. See Note 2 to the Consolidated Financial Statements for additional information.
See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.
and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in millions except per share amounts)

	Year Ended December 31,
	2005	2004	2003
Revenues:
Insurance and Other:
Insurance premiums earned	$21,997	$21,085	$21,493
Sales and service revenues	46,138	43,222	32,098
Interest, dividend and other investment income	3,487	2,816	3,098
Investment gains/losses	5,728	1,746	2,914

	77,350	68,869	59,603

Finance and Financial Products:
Interest income	1,554	1,202	1,093
Investment gains/losses	468	(110)	390
Derivative gains/losses	(788)	1,835	779
Other	3,079	2,586	1,994

	4,313	5,513	4,256

	81,663	74,382	63,859

Costs and expenses:
Insurance and Other:
Insurance losses and loss adjustment expenses	17,116	14,823	14,927
Insurance underwriting expenses	4,828	4,711	4,848
Cost of sales and services	38,288	35,882	25,737
Selling, general and administrative expenses	5,328	4,989	4,228
Interest expense	144	137	153

	65,704	60,542	49,893

Finance and Financial Products:
Interest expense	579	584	319
Other	3,112	2,557	2,056

	3,691	3,141	2,375

	69,395	63,683	52,268

Earnings before income taxes and equity in earnings of MidAmerican Energy Holdings Company	12,268	10,699	11,591
Equity in earnings of MidAmerican Energy Holdings Company	523	237	429

Earnings before income taxes and minority interests	12,791	10,936	12,020
Income taxes	4,159	3,569	3,805
Minority shareholders’ interests	104	59	64

Net earnings	$8,528	$7,308	$8,151

Average common shares outstanding *	1,539,775	1,537,716	1,535,405

Net earnings per common share *	$5,538	$4,753	$5,309

*	Average shares outstanding include average Class A common shares and average Class B common shares determined on an equivalent Class A common stock basis. Net earnings per common share shown above represents net earnings per equivalent Class A common share. Net earnings per Class B common share is equal to one-thirtieth (1/30) of such amount or $185 per share for 2005, $158 per share for 2004 and $177 per share for 2003.
See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.
and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Year Ended December 31,
	2005	2004	2003
Cash flows from operating activities:
Net earnings	$8,528	$7,308	$8,151
Adjustments to reconcile net earnings to operating cash flows:
Investment gains	(6,196)	(1,636)	(3,304)
Depreciation	982	941	849
Changes in operating assets and liabilities before business acquisitions:
Losses and loss adjustment expenses	2,086	(383)	397
Deferred charges reinsurance assumed	339	360	292
Unearned premiums	(239)	(52)	(585)
Receivables and originated loans	(1,849)	102	1,714
Derivative contract assets and liabilities	3,620	(367)	530
Collateral held and provided	(80)	(86)	(273)
Annuity liabilities	(24)	131	730
Income taxes	1,602	860	505
Other assets and liabilities	677	133	(665)

Net cash flows from operating activities	9,446	7,311	8,341

Cash flows from investing activities:
Purchases of securities with fixed maturities	(13,937)	(5,924)	(9,924)
Purchases of equity securities	(8,021)	(2,032)	(1,842)
Sales of securities with fixed maturities	3,243	4,560	17,165
Redemptions and maturities of securities with fixed maturities	7,142	5,637	9,847
Sales of equity securities	1,629	2,610	3,159
Purchases of loans and finance receivables	(1,987)	(6,314)	(2,641)
Principal collections on loans and finance receivables	911	2,736	4,140
Acquisitions of businesses, net of cash acquired	(2,387)	(414)	(3,213)
Purchases of property, plant and equipment	(2,195)	(1,278)	(1,066)
Other	1,761	734	404

Net cash flows from investing activities	(13,841)	315	16,029

Cash flows from financing activities:
Proceeds from borrowings of finance businesses	5,628	1,668	2,479
Proceeds from other borrowings	521	339	822
Repayments of borrowings of finance businesses	(319)	(1,267)	(2,260)
Repayments of other borrowings	(628)	(674)	(783)
Changes in short term borrowings of finance businesses	115	13	(63)
Changes in other short term borrowings	246	(401)	(642)
Other	65	166	(714)

Net cash flows from financing activities	5,628	(156)	(1,161)

Increase in cash and cash equivalents	1,233	7,470	23,209
Cash and cash equivalents at beginning of year	43,427	35,957	12,748

Cash and cash equivalents at end of year *	$44,660	$43,427	$35,957

* Cash and cash equivalents at end of year are comprised of the following:
Insurance and Other	$40,471	$40,020	$31,262
Finance and Financial Products	4,189	3,407	4,695

	$44,660	$43,427	$35,957

See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.
and Subsidiaries
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME
(dollars in millions)

	Year Ended December 31,
	2005	2004	2003
Class A & B Common Stock
Balance at beginning and end of year	$8	$8	$8

Capital in Excess of Par Value
Balance at beginning of year	$26,268	$26,151	$26,028
Exercise of stock options issued in connection with business acquisitions and SQUARZ warrant premiums	131	117	123

Balance at end of year	$26,399	$26,268	$26,151

Retained Earnings
Balance at beginning of year	$39,189	$31,881	$23,730
Net earnings	8,528	7,308	8,151

Balance at end of year	$47,717	$39,189	$31,881

Accumulated Other Comprehensive Income
Unrealized appreciation of investments	$2,081	$2,599	$10,842
Applicable income taxes	(728)	(905)	(3,802)
Reclassification adjustment for appreciation included in net earnings	(6,261)	(1,569)	(2,922)
Applicable income taxes	2,191	549	1,023
Foreign currency translation adjustments	(359)	140	267
Applicable income taxes	(26)	134	(127)
Minimum pension liability adjustment	(62)	(38)	1
Applicable income taxes	38	3	(3)
Other, including minority interests	51	(34)	6

Other comprehensive income	(3,075)	879	5,285
Accumulated other comprehensive income at beginning of year	20,435	19,556	14,271

Accumulated other comprehensive income at end of year	$17,360	$20,435	$19,556

Comprehensive Income
Net earnings	$8,528	$7,308	$8,151
Other comprehensive income	(3,075)	879	5,285

Total comprehensive income	$5,453	$8,187	$13,436

See accompanying Notes to Consolidated Financial Statements

BERKSHIRE HATHAWAY INC.
and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005
(1)	Significant accounting policies and practices
(a)	Nature of operations and basis of consolidation
Berkshire Hathaway Inc. (“Berkshire” or “Company”) is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these are property and casualty insurance businesses conducted on both a primary and reinsurance basis. Further information regarding these businesses and Berkshire’s other reportable business segments is contained in Note 20. Berkshire consummated a number of business acquisitions over the past three years which are discussed in Note 3.
The accompanying Consolidated Financial Statements include the accounts of Berkshire consolidated with the accounts of all of its subsidiaries and affiliates in which Berkshire holds a controlling financial interest as of the financial statement date. Normally a controlling financial interest reflects ownership of a majority of the voting interests. Other factors considered in determining whether a controlling financial interest is held include whether Berkshire possesses the authority to purchase or sell assets or make other operating decisions that significantly affect the entity’s results of operations and whether Berkshire bears a majority of the financial risks of the entity.
Intercompany accounts and transactions have been eliminated. Certain amounts in 2004 and 2003 have been reclassified to conform with the current year presentation.
(b)	Use of estimates in preparation of financial statements
The preparation of the Consolidated Financial Statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. In particular, estimates of unpaid losses and loss adjustment expenses and related recoverables under reinsurance for property and casualty insurance are subject to considerable estimation error due to the inherent uncertainty in projecting ultimate claim amounts that can be reported and settled over a period of many years. In addition, estimates and assumptions associated with the amortization of deferred charges reinsurance assumed, the determination of fair value of certain invested assets and related impairments, and the determination of goodwill impairments require considerable judgment by management. Actual results may differ from the estimates used in preparing the Consolidated Financial Statements.
(c)	Cash equivalents
Cash equivalents consist of funds invested in U.S. Treasury Bills, money market accounts, and in other investments with a maturity of three months or less when purchased. Cash and cash equivalents exclude amounts where availability is restricted by loan agreements or other contractual provisions. Restricted amounts are included in other assets.
(d)	Investments
Berkshire’s management determines the appropriate classifications of investments in fixed maturity securities and equity securities at the acquisition date and re-evaluates the classifications at each balance sheet date. Berkshire’s investments in fixed maturity and equity securities are primarily classified as available-for-sale, except for certain securities held by finance businesses which are classified as held-to-maturity.
Held-to-maturity investments are carried at amortized cost, reflecting Berkshire’s intent and ability to hold the securities to maturity. Available-for-sale securities are stated at fair value with net unrealized gains or losses reported as a component of accumulated other comprehensive income.
Investment gains and losses arise when investments are sold (as determined on a specific identification basis) or are other-than-temporarily impaired. If in management’s judgment a decline in the value of an investment below cost is other than temporary, the cost of the investment is written down to fair value with a corresponding charge to earnings. Factors considered in judging whether an impairment is other than temporary include: the financial condition, business prospects and creditworthiness of the issuer, the length of time that fair value has been less than cost, the relative amount of the decline, and Berkshire’s ability and intent to hold the investment until the fair value recovers.
Berkshire utilizes the equity method of accounting with respect to investments where it exercises significant influence, but not control, over the operating and financial policies of the investee. A voting interest of at least 20% and no greater than 50% is normally a prerequisite for utilizing the equity method. However, Berkshire may apply the equity method with less than 20% voting interests based upon the facts and circumstances including representation on the investee’s Board of Directors, contractual veto or approval rights, participation in policy making processes and the existence or absence of other significant owners. Berkshire applies the equity method to investments in common stock and other investments when such other investments possess substantially identical subordinated interests to common stock.

Notes to Consolidated Financial Statements (Continued)
(1)	Significant accounting policies and practices (Continued)
(d)	Investments (Continued)
In applying the equity method, investments are recorded at cost and subsequently increased or decreased by Berkshire’s proportionate share of the net earnings or losses of the investee. Berkshire also records its proportionate share of other comprehensive income items of the investee as a component of its comprehensive income. Dividends or other equity distributions are recorded as a reduction of the investment. In the event that net losses of the investee have reduced the equity method investment to zero, additional net losses may be recorded if other investments in the investee are at-risk, even if Berkshire has not committed to provide financial support to the investee. Berkshire bases such additional equity method loss amounts, if any, on the change in its claim on the investee’s book value.
(e)	Loans and finance receivables
Loans and finance receivables consist of commercial and consumer loans originated or purchased by Berkshire’s finance and financial products businesses. Loans and finance receivables are stated at amortized cost less allowances for uncollectible accounts based on Berkshire’s ability and intent to hold such loans and receivables to maturity. Amortized cost represents acquisition cost, plus or minus origination and commitment costs paid or fees received, which together with acquisition premiums or discounts are deferred and amortized as yield adjustments over the life of the loan.
Allowances for estimated losses from uncollectible loans are recorded when it is probable that the counterparty will be unable to pay all amounts due according to the terms of the loan. Allowances are provided on aggregations of consumer loans with similar characteristics and terms based upon historical loss and recovery experience, delinquency rates, and current economic conditions. Provisions for loan losses are included in the Consolidated Statements of Earnings.
(f)	Derivatives
Derivative instruments include interest rate, currency, equity and credit swaps and options, interest rate caps and floors and futures and forward contracts.
Berkshire carries derivative contracts at estimated fair value. Derivatives are classified as derivative contract assets or liabilities in the accompanying Consolidated Balance Sheets and reflect reductions permitted under master netting agreements with counterparties. The fair values of these instruments represent the present value of estimated future cash flows under the contracts, which are a function of underlying interest rates, currency rates, security values, related volatility, counterparty creditworthiness and duration of the contracts. Changes in these factors or a combination thereof may affect the fair value of these instruments.
The preponderance of derivative contracts outstanding at December 31, 2005 and 2004 are not designated as hedging instruments for financial reporting purposes. Accordingly, changes in the fair value of such contracts are included in the Consolidated Statements of Earnings as derivative gains/losses.
Derivative contracts may provide for Berkshire or the counterparty to post collateral as security against the fair value of open or unsettled contracts. Cash collateral received from or paid to counterparties to secure derivative contract assets or liabilities is included in liabilities or assets of finance and financial products businesses in the Consolidated Balance Sheets. Securities received from counterparties as collateral are not recorded as assets and securities delivered to counterparties as collateral continue to be reflected as assets in the Consolidated Balance Sheets.
(g)	Securities sold under agreements to repurchase
Securities sold under agreements to repurchase are accounted for as collateralized borrowings and are recorded at the contractual repurchase amounts.
(h)	Inventories
Inventories consist of manufactured goods and purchased goods acquired for resale. Manufactured inventory costs include raw materials, direct and indirect labor and factory overhead. Inventories are stated at the lower of cost or market. As of December 31, 2005, approximately 59% of the total inventory cost was determined using the last-in-first-out (“LIFO”) method, 36% using the first-in-first-out (“FIFO”) method, with the remainder using the specific identification method. With respect to inventories carried at LIFO cost, the aggregate difference in value between LIFO cost and cost determined under FIFO methods was $237 million and $115 million as of December 31, 2005 and 2004, respectively.
(i)	Property, plant and equipment
Property, plant and equipment is recorded at cost. The cost of major additions and betterments are capitalized, while replacements, maintenance, and repairs that do not improve or extend the useful lives of the related assets are expensed as incurred.
Depreciation is provided principally on the straight-line method over estimated useful lives. Leasehold improvements are amortized over the life of the lease or the life of the improvement, whichever is shorter. Interest is capitalized as an integral component of cost during the construction period of simulators and facilities and is amortized over the life of the related assets.

(1)	Significant accounting policies and practices (Continued)
(i)	Property, plant and equipment (Continued)
Property, plant and equipment is evaluated for impairment when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Upon the occurrence of a triggering event, the asset is reviewed to assess whether the estimated undiscounted cash flows expected from the use of the asset plus residual value from the ultimate disposal exceeds the carrying value of the asset. If the carrying value exceeds the estimated recoverable amounts, the asset is written down to the estimated discounted present value of the expected future cash flows from using the asset. The resulting impairment loss is reflected in the Consolidated Statement of Earnings.
(j)	Goodwill
Goodwill represents the difference between purchase cost and the fair value of net assets acquired in business acquisitions. Goodwill is tested for impairment using a variety of methods at least annually and impairments, if any, are charged to earnings. Key assumptions used in the testing include, but are not limited to, the use of an appropriate discount rate and estimated future cash flows. In estimating cash flows, the Company incorporates current market information as well as historical factors. During 2005 and 2004, the Company did not record any goodwill impairments.
(k)	Revenue recognition
Insurance premiums for prospective property/casualty insurance and reinsurance and health reinsurance policies are earned in proportion to the level of insurance protection provided. In most cases, premiums are recognized as revenues ratably over the term of the contract with unearned premiums computed on a monthly or daily pro rata basis. Premiums for retroactive reinsurance property/casualty policies are earned at the inception of the contracts. Premiums for life reinsurance contracts are earned when due.
Premiums earned are stated net of amounts ceded to reinsurers. Premiums are estimated with respect to certain reinsurance contracts written during the period where reports from ceding companies for the period are not contractually due until after the balance sheet date. For policies containing experience rating provisions, premiums are based upon estimated loss experience under the contract.
Sales revenues derive from the sales of manufactured products and goods acquired for resale. Revenues from sales are recognized upon passage of title to the customer, which generally coincides with customer pickup, product delivery or acceptance, depending on terms of the sales arrangement.
Service revenues derive primarily from pilot training and flight operations and flight management activities. Service revenues are recognized as the services are performed. Services provided pursuant to a contract are either recognized over the contract period, or upon completion of the elements specified in the contract, depending on the terms of the contract.
Interest income from investments in bonds and loans is earned under the constant yield method and includes accrual of interest due under terms of the investment security or loan agreement as well as amortization of acquisition premiums and accruable discounts. In determining the constant yield for mortgage-backed securities, anticipated counterparty prepayments are estimated and evaluated periodically. Dividends from equity securities are accrued and earned on the ex-dividend date.
(l)	Losses and loss adjustment expenses
Liabilities for unpaid losses and loss adjustment expenses represent estimated claim and claim settlement costs of property/casualty insurance and reinsurance contracts with respect to losses that have occurred as of the balance sheet date. The liabilities for losses and loss adjustment expenses are recorded at the estimated ultimate payment amounts, except that amounts arising from certain workers’ compensation reinsurance business are discounted as discussed below. Estimated ultimate payment amounts are based upon (1) individual case estimates, (2) reports of losses from policyholders and (3) estimates of incurred but not reported (“IBNR”) losses.
The estimated liabilities of workers’ compensation claims assumed under certain reinsurance contracts are carried in the Consolidated Balance Sheets at discounted amounts. Discounted amounts are based upon an annual discount rate of 4.5% for claims arising prior to 2003 and 1% for claims arising after 2002, consistent with discount rates used under statutory accounting principles. The periodic discount accretion is included in the Consolidated Statements of Earnings as a component of losses and loss adjustment expenses.
(m)	Deferred charges reinsurance assumed
The excess of estimated liabilities for claims and claim costs over the consideration received with respect to retroactive property and casualty reinsurance contracts that provide for indemnification of insurance risk is established as a deferred charge at inception of such contracts. The deferred charges are subsequently amortized using the interest method over the expected claim settlement periods. The periodic amortization charges are reflected in the accompanying Consolidated Statements of Earnings as losses and loss adjustment expenses.
Changes to the expected timing and estimated amount of loss payments produce changes in the unamortized deferred charge balance. Such changes in estimates are accounted for retrospectively with the net effect included in amortization expense in the period of the change.

Notes to Consolidated Financial Statements (Continued)
(1)	Significant accounting policies and practices (Continued)
(n)	Reinsurance
Provisions for losses and loss adjustment expenses are reported in the accompanying Consolidated Statements of Earnings after deducting amounts recovered and estimates of amounts recoverable under reinsurance contracts. Reinsurance contracts do not relieve the ceding company of its obligations to indemnify policyholders with respect to the underlying insurance and reinsurance contracts.
(o)	Insurance premium acquisition costs
Costs that vary and are related to the issuance of insurance policies are deferred, subject to ultimate recoverability, and charged to underwriting expenses as the related premiums are earned. Acquisition costs consist of commissions, premium taxes, advertising and other underwriting costs. The recoverability of premium acquisition costs, generally, reflects anticipation of investment income. The unamortized balances of deferred premium acquisition costs are included in other assets and were $1,287 million and $1,371 million at December 31, 2005 and 2004, respectively.
(p)	Foreign currency
The accounts of foreign-based subsidiaries are measured in most instances using the local currency as the functional currency. Revenues and expenses of these businesses are translated into U.S. dollars at the average exchange rate for the period. Assets and liabilities are translated at the exchange rate as of the end of the reporting period. Gains or losses from translating the financial statements of foreign-based operations are included in shareholders’ equity as a component of accumulated other comprehensive income. Unrealized gains or losses associated with available-for-sale securities are included as a component of other comprehensive income. Gains and losses arising from other transactions denominated in a foreign currency are included in the Consolidated Statements of Earnings.
(q)	Deferred income taxes
Deferred income taxes are calculated under the liability method. Deferred tax assets and liabilities are based on differences between the financial statement and tax bases of assets and liabilities at the enacted tax rates. Changes in deferred income tax assets and liabilities that are associated with components of other comprehensive income (primarily unrealized investment gains and losses) are charged or credited directly to other comprehensive income. Otherwise, changes in deferred income tax assets and liabilities are included as a component of income tax expense. Valuation allowances have been established for certain deferred tax assets where management has judged that realization is not likely.
(r)	Accounting pronouncements to be adopted in 2006
In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, voluntary changes in accounting principle were required to be recognized by including in net income of the period of change the cumulative effect of changing to the new accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impractical to determine either the period-specific effects or the cumulative effect of the change. When it is impractical to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. The provisions of this Statement are effective for fiscal years beginning after December 15, 2005, with early adoption permitted. The adoption of SFAS 154 is not expected to have a material effect on Berkshire’s Consolidated Financial Statements.
In November 2005, FASB Staff Position Nos. FAS 115-1 and FAS 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” was issued. The provisions of this pronouncement address when an investment is considered impaired, whether the impairment is considered other than temporary and the measurement of an impairment loss. In addition, this pronouncement requires certain disclosures regarding unrealized losses that have not been recognized as losses in net earnings. The guidance in the pronouncement amends SFAS No. 115 “Accounting for Certain Debt and Equity Securities” and is effective for reporting periods beginning after December 15, 2005. Berkshire does not anticipate that the adoption of this FSP will have a material effect on the Consolidated Financial Statements.
(2)	Investments in MidAmerican Energy Holdings Company
     Berkshire’s investment in MidAmerican Energy Holdings Company (“MidAmerican”) as of December 31, 2005 and 2004, which was accounted for pursuant to the equity method, is summarized below. Dollar amounts are in millions.

			Carrying value
	Shares	Cost	2005	2004
Common stock	900,942	$32	$58	$50
Cumulative convertible preferred stock	41,263,395	1,613	2,778	2,439

		$1,645	2,836	2,489

Redeemable 11% trust preferred securities (debt) at cost and par			1,289	1,478

			$4,125	$3,967

(2) Investments in MidAmerican Energy Holdings Company (Continued)
     MidAmerican owns a combined electric and natural gas utility company in the United States, two interstate natural gas pipeline companies in the United States, two electricity distribution companies in the United Kingdom, a diversified portfolio of domestic and international electric power projects and the second largest residential real estate brokerage firm in the United States.
     Through its investments in MidAmerican common and convertible preferred stock, at December 31, 2005, Berkshire possessed 9.7% of the voting rights and 83.4% (80.5% diluted) of the economic rights in MidAmerican. Each share of convertible preferred stock was convertible into a share of common stock only upon the occurrence of specified events, including the elimination of the Public Utility Holding Company Act of 1935 (“PUHCA”). Walter Scott, Jr., a member of Berkshire’s Board of Directors, controlled approximately 86% of the voting interest in MidAmerican at December 31, 2005.
     During the three year period ending December 31, 2005, Berkshire possessed the ability to exercise significant influence on the operations of MidAmerican through its investments in common and convertible preferred stock of MidAmerican. The convertible preferred stock, although generally non-voting, was substantially an identical subordinate interest to a share of common stock and economically equivalent to common stock. Therefore, during this period, Berkshire accounted for its investments in MidAmerican pursuant to the equity method.
     The Energy Policy Act of 2005 was enacted on August 8, 2005 and included the repeal of PUHCA, which became effective on February 8, 2006. On February 9, 2006, Berkshire Hathaway converted its preferred stock to common stock and upon conversion, owned approximately 83.4% (80.5% diluted) of the voting common stock interests. As of that date, Berkshire is deemed to control MidAmerican for financial reporting purposes. The accounts of MidAmerican will be consolidated in Berkshire’s Consolidated Financial Statements beginning February 2006. However, there will be no changes in MidAmerican’s operations, management or capital structure as a result of the consolidation of MidAmerican. Specifically, MidAmerican’s debt is currently not guaranteed by Berkshire. However, Berkshire has made a commitment until February 28, 2011 that would allow MidAmerican to request up to $3.5 billion of capital to pay its debt obligations or to provide funding to its regulated subsidiaries.
     Beginning in 2006, Berkshire’s Consolidated Financial Statements will consolidate the accounts of MidAmerican. Although the consolidation of MidAmerican will have a significant impact on consolidated revenues and expenses, the only difference in consolidated net earnings or shareholders’ equity from the equity method amounts will pertain to deferred income taxes. Berkshire will cease accruing deferred income taxes with respect to its investments in MidAmerican in accordance with SFAS No. 109. Due to the significance of this change in accounting on future Consolidated Financial Statement presentations, an unaudited pro forma balance sheet has been included on the face of Berkshire’s Consolidated Balance Sheets which reflects the consolidation of MidAmerican as of December 31, 2005. Berkshire management believes that such unaudited pro forma information is meaningful and relevant to investors, creditors and other financial statement users.
     Condensed consolidated balance sheets and statements of earnings of MidAmerican are as follows (in millions).

	December 31,	December 31,
Balance Sheets	2005	2004
Assets:
Properties, plants, and equipment, net	$11,915	$11,607
Goodwill	4,156	4,307
Other assets	4,122	3,990

	$20,193	$19,904

Liabilities and shareholders’ equity:
Debt, except debt owed to Berkshire	$10,296	$10,528
Debt owed to Berkshire	1,289	1,478
Other liabilities and minority interests	5,223	4,927

	16,808	16,933
Shareholders’ equity	3,385	2,971

	$20,193	$19,904

Statements of Earnings	2005	2004	2003
Operating revenue and other income	$7,279	$6,727	$6,143

Costs and expenses:
Cost of sales and operating expenses	4,978	4,390	3,913
Depreciation and amortization	608	638	603
Interest expense — debt held by Berkshire	157	170	184
Other interest expense	717	713	716

	6,460	5,911	5,416

Earnings before taxes	819	816	727
Income taxes and minority interests	261	278	284

Earnings from continuing operations	558	538	443
Gain (loss) on discontinued operations	5	(368)	(27)

Net earnings	$563	$170	$416

Notes to Consolidated Financial Statements (Continued)
(2) Investments in MidAmerican Energy Holdings Company (Continued)
     On September 10, 2004, MidAmerican’s management decided to cease operations of mineral extraction facilities installed near certain geothermal energy generation sites (“the Project”), at which proprietary processes were used to extract zinc from geothermal brine and fluids. MidAmerican’s management concluded that the Project could not become commercially viable. Consequently, a non-cash impairment charge of approximately $340 million, after tax, was required to write-down assets of the Project, rights to quantities of extractable minerals, and allocated goodwill to estimated net realizable value.
(3) Significant business acquisitions
     Berkshire’s long-held acquisition strategy is to purchase businesses with consistent earning power, good returns on equity, able and honest management and at sensible prices. During the last three years, Berkshire acquired several businesses which are described in the following paragraphs.
     On May 23, 2003, Berkshire acquired McLane Company, Inc. (“McLane”), from Wal-Mart Stores, Inc. for cash consideration of approximately $1.5 billion. McLane is one of the nation’s largest wholesale distributors of groceries and nonfood items to convenience stores, wholesale clubs, mass merchandisers, quick service restaurants, theaters and others. On August 7, 2003, Berkshire acquired all the outstanding common stock of Clayton Homes, Inc. (“Clayton”) for cash consideration of approximately $1.7 billion in the aggregate. Clayton is a vertically integrated manufactured housing company which at the time of the acquisition had 20 manufacturing plants, 306 company owned stores, 535 independent retailers, 89 manufactured housing communities and financial services operations that provide mortgage services and insurance protection.
     On June 30, 2005, Berkshire acquired Medical Protective Company (“Med Pro”) from GE Insurance Solutions. Med Pro is one of the nation’s premier professional liability insurers for physicians, dentists and other primary health care providers. On August 31, 2005, Berkshire acquired Forest River, Inc., (“Forest River”) a leading manufacturer of leisure vehicles in the U.S. Forest River manufactures a complete line of motorized and towable recreational vehicles, utility trailers, buses, boats and manufactured houses. Operating results of Med Pro and Forest River are consolidated with Berkshire’s results beginning as of July 1, 2005 and September 1, 2005, respectively. Inclusion of Med Pro’s and Forest River’s results as of the beginning of 2004 would not have materially impacted Berkshire’s consolidated results of operations as reported. Aggregate consideration paid for all business acquisitions completed during 2005, including smaller acquisitions directed by certain Berkshire subsidiaries was $2.4 billion.
     In May 2005, MidAmerican (See Note 2) reached a definitive agreement with Scottish Power plc to acquire its subsidiary, PacifiCorp, a regulated electric utility providing service to customers in six Western states for approximately $5.1 billion in cash. It is currently expected that MidAmerican will issue $3.4 billion of additional capital stock to Berkshire (the additional MidAmerican capital stock to be acquired for purposes of funding the PacifiCorp acquisition is in addition to Berkshire’s equity commitment described in Note 2) which will increase Berkshire’s ownership percentage of MidAmerican to approximately 88.6% (86.5% diluted). The proceeds from the issuance of the capital stock along with proceeds from the planned issuance by MidAmerican of $1.7 billion of long-term debt or other securities will be used to fund the purchase. The acquisition is subject to customary closing conditions and is expected to close in March 2006.
     Subsequent to December 31, 2005, Berkshire agreed to acquire Business Wire, a leading global distributor of corporate news, multimedia and regulatory filings and to acquire an 81% interest in Applied Underwriters, an industry leader in integrated workers’ compensation solutions. The Business Wire acquisition closed on February 28, 2006 and the acquisition of Applied Underwriters is expected to close prior to May 1, 2006.
(4) Loans and receivables
     Receivables of insurance and other businesses are comprised of the following (in millions).

	December 31,	December 31,
	2005	2004
Insurance premiums receivable	$4,406	$3,968
Reinsurance recoverables	2,990	2,556
Trade and other receivables	5,340	5,225
Allowances for uncollectible accounts	(339)	(458)

	$12,397	$11,291

     Loans and finance receivables of finance and financial products businesses are comprised of the following (in millions).

	December 31,	December 31,
	2005	2004
Consumer installment loans and finance receivables	$9,792	$7,740
Commercial loans and finance receivables	1,481	1,496
Allowances for uncollectible loans	(186)	(61)

	$11,087	$9,175

     Allowances for uncollectible loans primarily relate to consumer installment loans. Provisions for consumer loan losses totaled $232 million in 2005 and $116 million in 2004. Loan charge-offs totaled $110 million in 2005 and $99 million in 2004. Consumer loan amounts are net of acquisition discounts totaling $579 million at December 31, 2005 and $461 million as of December 31, 2004.

(5) Investments in fixed maturity securities
     Investments in securities with fixed maturities as of December 31, 2005 and 2004 are shown below (in millions).

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses *	Value
December 31, 2005
Insurance and other:
Obligations of U.S. Treasury, U.S. government corporations and agencies	$7,660	$13	$(28)	$7,645
Obligations of states, municipalities and political subdivisions	4,243	104	(14)	4,333
Obligations of foreign governments	6,884	105	(28)	6,961
Corporate bonds and redeemable preferred stock	5,492	1,492	(15)	6,969
Mortgage-backed securities	1,472	45	(5)	1,512

	$25,751	$1,759	$(90)	$27,420

Finance and financial products:
Obligations of U.S. Treasury, U.S. government corporations and agencies	$63	$—	$—	$63
Obligations of foreign governments	51	—	—	51
Corporate bonds	348	62	—	410
Mortgage-backed securities	1,425	44	(2)	1,467

	$1,887	$106	$(2)	$1,991

Mortgage-backed securities, held-to-maturity	$1,444	$181	$(1)	$1,624

December 31, 2004
Insurance and other:
Obligations of U.S. Treasury, U.S. government corporations and agencies	$1,576	$25	$(11)	$1,590
Obligations of states, municipalities and political subdivisions	3,569	156	—	3,725
Obligations of foreign governments	6,996	101	(10)	7,087
Corporate bonds and redeemable preferred stocks	6,541	1,898	(6)	8,433
Mortgage-backed securities	1,918	95	(2)	2,011

	$20,600	$2,275	$(29)	$22,846

Finance and financial products:
Obligations of U.S. Treasury, U.S. government corporations and agencies	$3,702	$518	$—	$4,220
Corporate bonds	433	80	(1)	512
Mortgage-backed securities	2,200	103	—	2,303

	$6,335	$701	$(1)	$7,035

Mortgage-backed securities, held-to-maturity	$1,424	$190	$—	$1,614

*	Primarily relates to securities whose amortized cost has exceeded fair value for less than twelve months.
     The amortized cost and estimated fair values of securities with fixed maturities at December 31, 2005, are summarized below by contractual maturity dates. Actual maturities will differ from contractual maturities because issuers of certain of the securities retain early call or prepayment rights. Amounts are in millions.

	Amortized	Fair
	Cost	Value
Due in 2006	$8,303	$8,463
Due 2007 – 2010	10,482	10,950
Due 2011 – 2015	3,907	4,210
Due after 2015	2,050	2,809

	24,742	26,432
Mortgage-backed securities	4,341	4,603

	$29,083	$31,035

Notes to Consolidated Financial Statements (Continued)
(6) Investments in equity securities
     Data with respect to investments in equity securities are shown below. Amounts are in millions.

		Unrealized	Fair
	Cost	Gains/losses	Value
December 31, 2005
Common stock of:
American Express Company	$1,287	$6,515	$7,802
The Coca-Cola Company	1,299	6,763	8,062
The Procter & Gamble Company	5,963	(175)	5,788
Wells Fargo & Company	2,754	3,221	5,975
Other	10,036	9,058	19,094

	$21,339	$25,382	$46,721

December 31, 2004
Common stock of:
American Express Company	$1,470	$7,076	$8,546
The Coca-Cola Company	1,299	7,029	8,328
The Gillette Company	600	3,699	4,299
Wells Fargo & Company	463	3,045	3,508
Other	5,505	7,531	13,036

	$9,337	$28,380	$37,717

     Common shares of American Express Company (“AXP”) owned by Berkshire and its subsidiaries possessed approximately 12% of the voting rights of all AXP shares outstanding at December 31, 2005. The shares are held subject to various agreements which, generally, prohibit Berkshire from (i) unilaterally seeking representation on the Board of Directors of AXP, (ii) possessing 17% or more of the aggregate voting securities of AXP and (iii) subject to certain exceptions, selling AXP common shares to any person who owns 5% or more of AXP voting securities or seeks to control AXP, without the consent of AXP. In addition, so long as Kenneth Chenault is chief executive officer of AXP, Berkshire will vote its shares in accordance with the recommendations of AXP’s Board of Directors.
     The investment in AXP as of December 31, 2005 excludes the values associated with Ameriprise Financial, Inc. (“AMP”), which was spun-off by AXP on September 30, 2005. At December 31, 2005, the fair value of AMP common stock ($1,243 million) is included in other equity securities.
     Effective October 1, 2005, The Procter & Gamble Company (“PG”) acquired 100% of The Gillette Company (“Gillette”) by issuing 0.975 shares of its common stock for each outstanding share of Gillette common stock. Berkshire recognized a non-cash pre-tax investment gain of approximately $5.0 billion upon the exchange of Gillette shares for PG shares. The cost of PG shares in the table above includes the fair value of Gillette shares exchanged for PG shares.
     Total unrealized losses of equity securities at December 31, 2005 were $510 million, all of which related to securities in an unrealized loss position for less than twelve months. There were no unrealized losses at December 31, 2004.
(7) Investment gains (losses)
     Investment gains (losses) are summarized below (in millions).

	2005	2004	2003
Fixed maturity securities —
Gross gains from sales and other disposals	$792	$883	$2,559
Gross losses from sales and other disposals	(23)	(63)	(31)
Equity securities —
Gross gains from sales and other disposals	5,612	769	850
Gross losses from sales	(6)	(1)	(167)
Losses from other-than-temporary impairments	(114)	(19)	(289)
Life settlement contracts	(82)	(207)	—
Other investments	17	274	382

	$6,196	$1,636	$3,304

Net gains are reflected in the Consolidated Statements of Earnings as follows.

Insurance and other	$5,728	$1,746	$2,914
Finance and financial products	468	(110)	390

	$6,196	$1,636	$3,304

     Gross gains from sales and other disposals of equity securities during 2005 includes the $5.0 billion gain on the exchange of Gillette shares for PG shares described in Note 6.

(8) Goodwill
     A reconciliation of the change in the carrying value of goodwill for 2005 and 2004 is as follows (in millions).

	2005	2004
Balance at beginning of year	$23,012	$22,948
Acquisitions of businesses and other	632	64

Balance at end of year	$23,644	$23,012

(9) Inventories
     Inventories are comprised of the following (in millions):

	December 31,	December 31,
	2005	2004
Raw materials	$657	$527
Work in progress and other	271	256
Finished manufactured goods	1,217	1,201
Purchased goods	1,998	1,858

	$4,143	$3,842

(10) Property, plant and equipment
     Property, plant and equipment is comprised of the following (in millions):

	Ranges of	December 31,	December 31,
	estimated useful life	2005	2004
Land	—	$361	$312
Buildings and improvements	10 – 40 years	2,623	2,525
Machinery and equipment	3 – 20 years	6,774	5,763
Furniture, fixtures and other	3 – 20 years	1,649	1,332

		11,407	9,932
Accumulated depreciation		(3,907)	(3,416)

		$7,500	$6,516

(11) Derivatives
     A summary of the fair value and gross notional value of open derivative contracts follows. Amounts are in millions.

	December 31, 2005			December 31, 2004
			Notional			Notional
	Assets	Liabilities	Value	Assets	Liabilities	Value
Foreign currency forwards	$12	$243	$13,760	$1,767	$6	$21,445
Interest rate, credit and foreign currency swaps	977	3,142	43,941	6,043	7,651	153,185
Equity options	35	1,592	14,488	69	380	4,626
Foreign currency options	117	241	2,072	343	352	6,083
Interest rate options	164	347	12,033	500	893	28,961

	1,305	5,565		8,722	9,282
Adjustment for counterparty netting	(504)	(504)		(4,488)	(4,488)

Derivative contract assets and liabilities	$801	$5,061		$4,234	$4,794

     Berkshire utilizes derivatives in order to manage certain economic risks of its businesses as well as to assume specified amounts of market and credit risk from others. The contracts summarized in the preceding table, with limited exceptions, are not designated as hedges for financial reporting purposes. Changes in the fair values of derivative assets and derivative liabilities that do not qualify as hedges are reported in the Consolidated Statements of Earnings as derivative gains/losses. In 2002, Berkshire began to enter into foreign currency forward contracts with the objective of partially managing corporate-wide adverse risk from the decline in the value of the U.S. Dollar. Berkshire has also written equity index options and credit default swap contracts during the last two years.
     Since January 2002, the operations of General Re Securities (“GRS”) have been in run-off. As of December 31, 2005, approximately 95% of GRS’s derivative risks (as measured by the gross notional value) that existed as of the commencement of the run-off have been liquidated. The run-off is expected to continue over several more years, however, management believes that the remaining exposures are not material.

Notes to Consolidated Financial Statements (Continued)
(11) Derivatives (Continued)
     Master netting agreements are utilized to manage counterparty credit risk, where gains and losses are netted across other contracts with that counterparty. In addition, Berkshire may receive cash or securities from counterparties as collateral. Likewise, Berkshire may be required to post cash or securities as collateral with counterparties under similar circumstances. At December 31, 2005, Berkshire held collateral with a fair value of $422 million, including cash of $379 million to secure open contract assets. At December 31, 2005, Berkshire posted collateral with a fair value of approximately $853 million (which includes $487 million in cash) with counterparties as security on contract liabilities. Berkshire may be required to post collateral to cover derivative liabilities in the event of a downgrade of its credit rating below specified levels. Assuming non-performance by all counterparties on all contracts potentially subject to a credit loss, the maximum potential receivable loss, net of collateral held, at December 31, 2005 approximated $379 million.
(12) Unpaid losses and loss adjustment expenses
     The balances of unpaid losses and loss adjustment expenses are based upon estimates of the ultimate claim costs associated with property and casualty claim occurrences as of the balance sheet dates including estimates for incurred but not reported (“IBNR”) claims. Considerable judgment is required to evaluate claims and establish estimated claim liabilities, particularly with respect to certain casualty or liability claims, which are typically reported over long periods of time and subject to changing legal and litigation trends. This delay in claim reporting is exacerbated in reinsurance of liability or casualty claims as claim reporting by ceding companies is further delayed by contract terms.
     Supplemental data with respect to unpaid losses and loss adjustment expenses of property/casualty insurance subsidiaries is as follows (in millions).

	2005	2004	2003
Unpaid losses and loss adjustment expenses:
Gross liabilities at beginning of year	$45,219	$45,393	$43,771
Ceded losses and deferred charges at beginning of year	(5,132)	(5,684)	(6,002)

Net balance at beginning of year	40,087	39,709	37,769

Incurred losses recorded during the year:
Current accident year	15,839	13,043	13,135
All prior accident years	(357)	419	480

Total incurred losses	15,482	13,462	13,615

Payments during the year with respect to:
Current accident year	(5,514)	(4,746)	(4,493)
All prior accident years	(7,793)	(8,828)	(8,092)

Total payments	(13,307)	(13,574)	(12,585)

Unpaid losses and loss adjustment expenses:
Net balance at end of year	42,262	39,597	38,799
Ceded losses and deferred charges at end of year	5,200	5,132	5,684
Foreign currency translation adjustment	(728)	490	910
Acquisitions	1,300	—	—

Gross liabilities at end of year	$48,034	$45,219	$45,393

     Prior accident years losses incurred in 2005 include amortization of deferred charges related to retroactive reinsurance contracts incepting prior to January 1, 2005. Amortization charges included in prior accident years losses were $294 million in 2005, $451 million in 2004 and $432 million in 2003.
     Certain workers’ compensation reserves are discounted. Net discounted liabilities at December 31, 2005 and 2004 were $2,434 million and $2,280 million, respectively, and are net of discounts totaling $2,798 million and $2,611 million. Periodic accretions of these discounts are also a component of prior years losses incurred. The accretion of discounted liabilities was approximately $92 million in 2005, $87 million in 2004 and $85 million in 2003.
     Incurred losses “all prior accident years” also reflects the amount of estimation error charged or credited to earnings in each year with respect to the liabilities established as of the beginning of that year. In both 2005 and 2004, Berkshire reduced the beginning of the year net loss and loss adjustment expense liability by $743 million and $119 million respectively. In 2003, Berkshire recorded a loss of $37 million related to prior years loss occurrences.
     Berkshire’s insurance subsidiaries are exposed to environmental, asbestos and other latent injury claims arising from insurance and reinsurance contracts. Loss reserve estimates for environmental and asbestos exposures include case basis reserves, which also reflect reserves for legal and other loss adjustment expenses and IBNR reserves. IBNR reserves are determined based upon Berkshire’s historic general liability exposure base and policy language, previous environmental loss experience and the assessment of current trends of environmental law, environmental cleanup costs, asbestos liability law and judgmental settlements of asbestos liabilities.

(12) Unpaid losses and loss adjustment expenses (Continued)
     The liabilities for environmental, asbestos, and latent injury claims and claims expenses net of reinsurance recoverables were approximately $5.4 billion at December 31, 2005 and $5.6 billion at December 31, 2004. These liabilities include $4.0 billion at December 31, 2005 and $4.2 billion at December 31, 2004, of liabilities assumed under retroactive reinsurance contracts written by the Berkshire Hathaway Reinsurance Group. Liabilities arising from retroactive contracts with exposure to claims of this nature are generally subject to aggregate policy limits. Thus, Berkshire’s exposure to environmental and latent injury claims under these contracts is, likewise, limited.
     Berkshire monitors evolving case law and its effect on environmental and latent injury claims. Changing government regulations, newly identified toxins, newly reported claims, new theories of liability, new contract interpretations and other factors could result in significant increases in these liabilities. Such development could be material to Berkshire’s results of operations. It is not possible to reliably estimate the amount of additional net loss, or the range of net loss, that is reasonably possible.
(13) Notes payable and other borrowings
     Notes payable and other borrowings of Berkshire and its subsidiaries are summarized below. Amounts are in millions.

	December 31,	December 31,
	2005	2004
Insurance and other:
Issued by Berkshire:
SQUARZ notes due 2007	$336	$400
Investment Agreements due 2007-2033	656	406
Issued by subsidiaries and guaranteed by Berkshire:
Commercial paper and other short-term borrowings	1,381	1,139
Other debt due 2006-2035	315	315
Issued by subsidiaries and not guaranteed by Berkshire due 2006-2041	895	1,190

	$3,583	$3,450

Finance and financial products:
Issued by Berkshire Hathaway Finance Corporation and guaranteed by Berkshire:
3.4% notes due 2007	$700	$699
3.375% and floating rate notes due 2008	3,095	1,049
4.20% and 4.125% notes due 2010	1,992	497
4.75% notes due 2012	695	—
4.625% notes due 2013	948	948
5.1% notes due 2014	401	401
4.85% notes due 2015	994	—
Issued by other subsidiaries and guaranteed by Berkshire due 2006-2027	417	344
Issued by subsidiaries and not guaranteed by Berkshire due 2006-2030	1,626	1,449

	$10,868	$5,387

     Investment agreements represent numerous individual borrowing arrangements under which Berkshire is required to periodically pay interest over the contract terms. The weighted average interest rate on amounts outstanding as of December 31, 2005 was 3.3%. Under certain conditions, principal amounts may be redeemed without premium prior to the contractual maturity date at the option of the counterparties.
     Commercial paper and other short-term borrowings are utilized by certain non-insurance and finance businesses as part of normal operations. Weighted average interest rates as of December 31, 2005 and 2004 were 4.4% and 2.4% respectively. Berkshire affiliates have approximately $2.6 billion of available unused lines of credit and commercial paper capacity to support their short-term borrowing programs and, otherwise, provide additional liquidity.
     In May 2002, Berkshire issued 40,000 SQUARZ securities for net proceeds of $398 million. Each SQUARZ security consists of a $10,000 par amount senior note due in November 2007 together with a warrant, which expires in May 2007. Interest is payable at a rate of 3.00% per annum. In May 2005, $64 million par amount of senior notes were tendered at the option of the holders for redemption at par, and a corresponding amount of warrants were cancelled. In addition, holders of the senior notes have the option to require Berkshire to repurchase the senior notes at par on May 15, 2006, provided that the holders also surrender a corresponding amount of warrants for cancellation. Also, the warrants may be exercised to purchase either 0.1116 shares of Class A common stock (effectively at $89,606 per share) or 3.3480 shares (effectively at $2,987 per share) of Class B common stock for $10,000. A warrant premium is payable to Berkshire at an annual rate of 3.75%.

Notes to Consolidated Financial Statements (Continued)
(13) Notes payable and other borrowings (Continued)
     Berkshire Hathaway Finance Corporation (“BHFC”), a wholly-owned subsidiary of Berkshire, issued senior notes at various times during 2003, 2004 and 2005. Par amounts of such issuances aggregated $5.25 billion in 2005, $1.6 billion in 2004 and $2.0 billion in 2003. The proceeds were used in the financing of manufactured housing loan originations and portfolio acquisitions of Clayton Homes.
     Generally, Berkshire’s guarantee of a subsidiary’s debt obligation is an absolute, unconditional and irrevocable guarantee for the full and prompt payment when due of all present and future payment obligations of the issuer.
     Payments of principal amounts expected during the next five years are as follows (in millions).

	2006	2007	2008	2009	2010
Insurance and other	$1,502	$626	$14	$434	$7
Finance and financial products	426	870	3,495	96	2,214

	$1,928	$1,496	$3,509	$530	$2,221

(14) Income taxes
     The liability for income taxes as of December 31, 2005 and 2004 as reflected in the accompanying Consolidated Balance Sheets is as follows (in millions).

	2005	2004
Payable currently	$258	$1,073
Deferred	11,994	11,174

	$12,252	$12,247

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2005 and 2004 are shown below (in millions).

	2005	2004
Deferred tax liabilities:
Investments — unrealized appreciation; basis differences	$11,882	$11,517
Deferred charges reinsurance assumed	828	955
Property, plant and equipment	1,202	1,201
Other	1,165	677

	15,077	14,350

Deferred tax assets:
Unpaid losses and loss adjustment expenses	(867)	(1,129)
Unearned premiums	(403)	(388)
Accrued liabilities	(815)	(830)
Other	(998)	(829)

	(3,083)	(3,176)

Net deferred tax liability	$11,994	$11,174

     Deferred income taxes have not been established with respect to undistributed earnings of certain foreign subsidiaries. Such earnings are expected to remain reinvested indefinitely and totaled approximately $512 million as of December 31, 2005. Upon distribution as dividends or otherwise, such amounts would be subject to taxation in the United States as well as foreign countries. However, U.S. tax liabilities could be offset, in whole or in part, by tax credits allowable from taxes paid to foreign jurisdictions. Determination of the potential net tax due is impracticable due to the complexities of hypothetical calculations involving uncertain timing and amounts of taxable income and the effects of multiple taxing jurisdictions.
     The Consolidated Statements of Earnings reflect charges for income taxes as shown below (in millions).

	2005	2004	2003
Federal	$3,736	$3,313	$3,490
State	129	108	81
Foreign	294	148	234

	$4,159	$3,569	$3,805

Current	$2,057	$3,746	$3,346
Deferred	2,102	(177)	459

	$4,159	$3,569	$3,805

(14) Income taxes (Continued)
     Berkshire and its subsidiaries’ income tax returns are continuously under audit by U.S. Federal and various local and international taxing authorities. Berkshire’s consolidated U.S. Federal income tax return liabilities have been settled with the Internal Revenue Service through 1998. Berkshire is also involved in income tax litigation in the U.S. with respect to certain issues in Federal income tax returns dating back to 1988, in which a favorable ruling from the U.S. District Court was received in the fourth quarter of 2005. On February 16, 2006, the U.S. Government appealed this ruling to the United States Court of Appeals. Although the ultimate resolution of these matters remains uncertain, Berkshire does not currently believe that the impact of potential audit adjustments will have a material effect on its Consolidated Financial Statements.
     Charges for income taxes are reconciled to hypothetical amounts computed at the U.S. Federal statutory rate in the table shown below (in millions).

	2005	2004	2003
Earnings before income taxes	$12,791	$10,936	$12,020

Hypothetical amounts applicable to above computed at the Federal statutory rate	$4,477	$3,828	$4,207
Tax effects resulting from:
Tax-exempt interest income	(65)	(59)	(88)
Dividends received deduction	(133)	(116)	(100)
Net earnings of MidAmerican	(183)	(83)	(150)
State income taxes, less Federal income tax benefit	84	70	53
Foreign rate differences	56	(41)	(104)
Other differences, net	(77)	(30)	(13)

Total income taxes	$4,159	$3,569	$3,805

(15) Dividend restrictions — Insurance subsidiaries
     Payments of dividends by insurance subsidiaries are restricted by insurance statutes and regulations. Without prior regulatory approval, insurance subsidiaries may pay up to approximately $6.7 billion as ordinary dividends during 2006.
     Combined shareholders’ equity of U.S. based property/casualty insurance subsidiaries determined pursuant to statutory accounting rules (Statutory Surplus as Regards Policyholders) was approximately $52 billion at December 31, 2005 and $48 billion at December 31, 2004.
     Statutory surplus differs from the corresponding amount determined on the basis of GAAP. The major differences between statutory basis accounting and GAAP are that deferred charges reinsurance assumed, deferred policy acquisition costs, unrealized gains and losses on investments in securities with fixed maturities and related deferred income taxes are recognized under GAAP but not for statutory reporting purposes. In addition, statutory accounting for goodwill of acquired businesses requires amortization of goodwill over 10 years, whereas under GAAP, goodwill is subject to periodic tests for impairment.
(16) Fair values of financial instruments
     The estimated fair values of Berkshire’s financial instruments as of December 31, 2005 and 2004, are as follows (in millions).

	Carrying Value		Fair Value
	2005	2004	2005	2004
Insurance and other:
Investments in fixed maturity securities	$27,420	$22,846	$27,420	$22,846
Investments in equity securities	46,721	37,717	46,721	37,717
Notes payable and other borrowings	3,583	3,450	3,653	3,558
Finance and financial products:
Investments in fixed maturity securities	3,435	8,459	3,615	8,648
Derivative contract assets	801	4,234	801	4,234
Loans and finance receivables	11,087	9,175	11,370	9,382
Notes payable and other borrowings	10,868	5,387	10,865	5,499
Derivative contract liabilities	5,061	4,794	5,061	4,794
     In determining fair value of financial instruments, Berkshire used quoted market prices when available. For instruments where quoted market prices were not available, independent pricing services or appraisals by Berkshire’s management were used. Those services and appraisals reflected the estimated present values utilizing current risk adjusted market rates of similar instruments. The carrying values of cash and cash equivalents, accounts receivable and payable, other accruals, securities sold under agreements to repurchase and other liabilities are deemed to be reasonable estimates of their fair values.
     Considerable judgment is necessarily required in interpreting market data used to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

Notes to Consolidated Financial Statements (Continued)
(17) Common stock
     Changes in issued and outstanding Berkshire common stock during the three years ended December 31, 2005 are shown in the table below.

	Class A Common, $5 Par Value	Class B Common, $0.1667 Par Value
	(1,650,000 shares authorized)	(55,000,000 shares authorized)
	Shares Issued and	Shares Issued and
	Outstanding	Outstanding
Balance December 31, 2002	1,311,186	6,704,117
Conversions of Class A common stock to Class B common stock and other	(28,207)	905,426

Balance December 31, 2003	1,282,979	7,609,543
Conversions of Class A common stock to Class B common stock and other	(14,196)	489,632

Balance December 31, 2004	1,268,783	8,099,175
Conversions of Class A common stock to Class B common stock and other	(7,863)	294,908

Balance December 31, 2005	1,260,920	8,394,083

     Each share of Class B common stock has dividend and distribution rights equal to one-thirtieth (1/30) of such rights of a Class A share. Accordingly, on an equivalent Class A common stock basis there are 1,540,723 shares outstanding as of December 31, 2005 and 1,538,756 shares as of December 31, 2004.
     Each share of Class A common stock is convertible, at the option of the holder, into thirty shares of Class B common stock. Class B common stock is not convertible into Class A common stock. Each share of Class B common stock possesses voting rights equivalent to one-two-hundredth (1/200) of the voting rights of a share of Class A common stock. Class A and Class B common shares vote together as a single class.
(18) Pension plans
     Several Berkshire subsidiaries individually sponsor defined benefit pension plans covering certain employees. Benefits under the plans are generally based on years of service and compensation, although benefits under certain plans are based on years of service and fixed benefit rates. The companies generally contribute to the plans amounts required to meet regulatory requirements plus additional amounts determined by management based on actuarial valuations. The measurement date for the pension plans is predominantly December 31.
     The components of net periodic pension expense for each of the three years ending December 31, 2005 are as follows (in millions).

	2005	2004	2003
Service cost	$113	$109	$105
Interest cost	190	189	181
Expected return on plan assets	(186)	(171)	(159)
Curtailment gain	—	(70)	—
Net amortization, deferral and other	9	13	7

Net pension expense	$126	$70	$134

     During the third quarter of 2004 a Berkshire subsidiary amended its defined benefit plan to freeze benefits as of the end of 2005. Such an event is considered a curtailment and the curtailment gain included in the table above represents the elimination of projected plan benefits beyond the end of 2005 and the recognition of unamortized prior service costs and actuarial losses as of the amendment date.
     The increase (decrease) in minimum liabilities included in other comprehensive income was $63 million in 2005, $41 million in 2004, and $(3) million in 2003. Such amounts include Berkshire’s share of changes in minimum liabilities of MidAmerican.
     The accumulated benefit obligation is the actuarial present value of benefits earned based on service and compensation prior to the valuation date. The projected benefit obligation is the actuarial present value of benefits earned based upon service and compensation prior to the valuation date and includes assumptions regarding future compensation levels when benefits are based on those amounts. Information regarding accumulated and projected benefit obligations is shown in the table that follows (in millions).

	2005	2004
Projected benefit obligation, beginning of year	$3,293	$3,192
Service cost	113	109
Interest cost	190	189
Benefits paid	(171)	(165)
Actuarial loss and other	177	(32)

Projected benefit obligation, end of year	$3,602	$3,293

Accumulated benefit obligation, end of year	$3,228	$2,908

(18) Pension plans (Continued)
     Benefit obligations under qualified U.S. defined benefit plans are funded through assets held in trusts and are not included as assets in Berkshire’s Consolidated Financial Statements. Pension obligations under certain non-U.S. plans and non-qualified U.S. plans are unfunded. As of December 31, 2005, projected benefit obligations of non-qualified U.S. plans and non-U.S. plans which are not funded through assets held in trusts totaled $327 million. Information concerning plan assets as of December 31, 2005 and 2004 is presented in the table that follows (in millions).

	2005	2004
Plan assets at fair value, beginning of year	$3,039	$2,819
Employer contributions	104	78
Benefits paid	(171)	(165)
Actual return on plan assets	119	302
Other and expenses	10	5

Plan assets at fair value, end of year	$3,101	$3,039

	2005	2004
Cash and equivalents	$942	$999
U.S. Government obligations	1,103	837
Mortgage-backed securities	259	394
Corporate obligations	382	414
Equity securities	391	371
Other	24	24

	$3,101	$3,039

     Pension plan assets are generally invested with the long-term objective of earning sufficient amounts to cover expected benefit obligations, while assuming a prudent level of risk. There are no target investment allocation percentages with respect to individual or categories of investments. Allocations may change rapidly as a result of changing market conditions and investment opportunities. The expected rates of return on plan assets reflect Berkshire’s subjective assessment of expected invested asset returns over a period of several years. Berkshire does not give significant consideration to past investment returns when establishing assumptions for expected long-term rates of returns on plan assets. Actual experience will differ from the assumed rates, in particular over quarterly or annual periods as a result of market volatility and changes in the mix of assets.
     The funded status of the plans as of December 31, 2005 and 2004 is as follows (in millions).

	2005	2004
Excess of projected benefit obligations over plan assets	$501	$254
Unrecognized net actuarial gains and other	27	262

Accrued benefit cost liability	$528	$516

     The total net deficit status for plans (including unfunded plans) with accumulated benefit obligations in excess of plan assets was $589 million and $425 million as of December 31, 2005 and 2004, respectively. Expected contributions to defined benefit pension plans during 2006 are estimated to be $86 million.
     Benefit payments over the next ten years, which reflect expected future service as appropriate, are expected to be paid as follows (in millions): 2006 — $155; 2007 — $161; 2008 — $170; 2009 — $178; 2010 — $183; and 2011 to 2015 — $1,068.
     Weighted average assumptions used in determining projected benefit obligations were as follows. These rates are substantially the same as the weighted average rates used in determining the net periodic pension expense.

	2005	2004
Discount rate	5.7	5.9
Expected long-term rate of return on plan assets	6.4	6.5
Rate of compensation increase	4.4	4.4
     Many Berkshire subsidiaries sponsor defined contribution retirement plans, such as 401(k) or profit sharing plans. Employee contributions to the plans are subject to regulatory limitations and the specific plan provisions. Berkshire subsidiaries may match these contributions up to levels specified in the plans, and may make additional discretionary contributions as determined by management. The total expenses related to employer contributions for these plans were $395 million, $338 million and $242 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Notes to Consolidated Financial Statements (Continued)
(19) Supplemental cash flow information
     A summary of supplemental cash flow information for each of the three years ending December 31, 2005 is presented in the following table (in millions).

	2005	2004	2003
Cash paid during the year for:
Income taxes	$2,695	$2,674	$3,309
Interest of finance and financial products businesses	484	495	372
Interest of insurance and other businesses	149	146	215
Non-cash investing and financing activities:
Liabilities assumed in connection with acquisitions of businesses	2,046	72	2,167
Fixed maturity securities sold offset by decrease in directly related repurchase agreements	4,693	2,075	5,936
Value of equity securities and warrants exchanged for equity securities	5,877	585	—
(20) Business segment data
     Berkshire’s reportable business segments are organized in a manner that reflects how management views those business activities. Certain businesses have been grouped together for segment reporting based upon similar products or product lines, marketing, selling and distribution characteristics, even though those business units are operated under separate local management. There are over 40 separate business units.
     The tabular information that follows shows data of reportable segments reconciled to amounts reflected in the Consolidated Financial Statements. Intersegment transactions are not eliminated in instances where management considers those transactions in assessing the results of the respective segments. In 2004, Berkshire adopted the provisions of EITF 00-21 (“Accounting for Revenue Arrangements with Multiple Deliverables”). As a result, for consolidated reporting purposes, the method of recognizing revenue related to fractional aircraft sales was changed. Management continues to evaluate the results of NetJets under the prior revenue recognition criteria and thus has shown the revenues and earnings before taxes for the Flight Services segment using the former revenue recognition method. Furthermore, Berkshire management does not consider investment and derivative gains/losses or amortization of purchase accounting adjustments in assessing the performance of reporting units. Collectively, these items are included in reconciliations of segment amounts to consolidated amounts.

Business Identity	Business Activity
GEICO	Underwriting private passenger automobile insurance mainly by direct response methods

General Re	Underwriting excess-of-loss, quota-share and facultative reinsurance worldwide

Berkshire Hathaway Reinsurance Group	Underwriting excess-of-loss and quota-share reinsurance for property and casualty insurers and reinsurers

Berkshire Hathaway Primary Group	Underwriting multiple lines of property and casualty insurance policies for primarily commercial accounts

Fruit of the Loom, Garan, Fechheimer Brothers, H.H. Brown Shoe Group and Justin Brands (“Apparel”)	Manufacturing and distribution of a variety of footwear and clothing products, including underwear, activewear, children’s clothes and uniforms

Acme Building Brands, Benjamin Moore, Johns Manville and MiTek (“Building products”)	Manufacturing and distribution of a variety of building materials and related products and services

BH Finance, Clayton Homes, XTRA, CORT, Berkshire Hathaway Life and General Re Securities (“Finance and financial products”)	Proprietary investing, manufactured housing and related consumer financing, transportation equipment leasing, furniture leasing, life annuities and risk management products

FlightSafety and NetJets (“Flight services”)	Training to operators of aircraft and ships and providing fractional ownership programs for general aviation aircraft

McLane Company	Wholesale distributing of groceries and non-food items

Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture Company, Jordan’s Furniture, Borsheim’s, Helzberg Diamond Shops and Ben Bridge Jeweler (“Retail”)	Retail sales of home furnishings, appliances, electronics, fine jewelry and gifts

Shaw Industries	Manufacturing and distribution of carpet and floor coverings under a variety of brand names
     Other businesses not specifically identified consist of: Scott Fetzer, a diversified manufacturer and distributor of commercial and industrial products; Buffalo News, a newspaper publisher in Western New York; International Dairy Queen, which licenses and services a system of about 6,000 Dairy Queen stores; See’s Candies, a manufacturer and distributor of boxed chocolates and other confectionery products; Larson-Juhl, which designs, manufactures, and distributes custom picture framing products; CTB International, a manufacturer of equipment and systems for the poultry, hog, egg production and grain industries; The Pampered Chef, a direct seller of kitchen tools and Forest River, a leading manufacturer of leisure vehicles.

(20) Business segment data (Continued)
     A disaggregation of Berkshire’s consolidated data for each of the three most recent years is presented in the tables which follow on this and the following page. Amounts are in millions.

	Revenues
	2005	2004	2003
Operating Businesses:
Insurance group:
Premiums earned:
GEICO	$10,101	$8,915	$7,784
General Re	6,435	7,245	8,245
Berkshire Hathaway Reinsurance Group	3,963	3,714	4,430
Berkshire Hathaway Primary Group	1,498	1,211	1,034
Investment income	3,501	2,842	3,238

Total insurance group	25,498	23,927	24,731

Apparel	2,286	2,200	2,075
Building products	4,806	4,337	3,846
Finance and financial products *	4,559	3,774	3,045
Flight services	3,660	3,244	2,431
McLane Company	24,074	23,373	13,743
Retail	2,759	2,601	2,311
Shaw Industries	5,723	5,174	4,660
Other businesses	3,588	3,213	3,040

	76,953	71,843	59,882

Reconciliation of segments to consolidated amount:
Investment and derivative gains/losses *	5,494	3,496	4,129
Other revenues	42	53	39
Eliminations and other	(826)	(1,010)	(191)

	$81,663	$74,382	$63,859

	Earnings (loss) before taxes
	and minority interests
	2005	2004	2003
Operating Businesses:
Insurance group:
Underwriting gain (loss):
GEICO	$1,221	$970	$452
General Re	(334)	3	145
Berkshire Hathaway Reinsurance Group	(1,069)	417	1,047
Berkshire Hathaway Primary Group	235	161	74
Net investment income	3,480	2,824	3,223

Total insurance group	3,533	4,375	4,941

Apparel	348	325	289
Building products	751	643	559
Finance and financial products *	822	584	619
Flight services	120	191	72
McLane Company	217	228	150
Retail	201	163	165
Shaw Industries	485	466	436
Other businesses	501	465	486

	6,978	7,440	7,717

Reconciliation of segments to consolidated amount:
Investment and derivative gains/losses *	5,494	3,489	4,121
Equity in earnings of MidAmerican Energy Holdings Company	523	237	429
Interest expense, excluding interest allocated to business segments	(72)	(92)	(94)
Eliminations and other	(132)	(138)	(153)

	$12,791	$10,936	$12,020

*	Investment and derivative gains/losses exclude derivative losses of GRS (see Note 11) of $86 million, $25 million and $46 million in 2005, 2004 and 2003, respectively. The GRS derivative losses have been included in the results of the finance and financial products segment.

Notes to Consolidated Financial Statements (Continued)
(20) Business segment data (Continued)

				Depreciation
	Capital expenditures *			of tangible assets
	2005	2004	2003	2005	2004	2003
Operating Businesses:
Insurance group	$60	$52	$55	$62	$52	$63
Apparel	79	51	71	52	52	51
Building products	212	219	170	184	172	174
Finance and financial products	354	373	296	221	213	181
Flight services	1,023	155	150	156	146	136
McLane Company	125	136	51	96	107	59
Retail	82	126	106	54	56	51
Shaw Industries	209	125	120	113	99	91
Other businesses	51	41	47	44	44	43

	$2,195	$1,278	$1,066	$982	$941	$849

* Excludes capital expenditures which were part of business acquisitions.

	Goodwill		Identifiable assets
	at year-end		at year-end
	2005	2004	2005	2004
Operating Businesses:
Insurance group:
GEICO	$1,370	$1,370	$18,262	$15,968
General Re	13,476	13,518	30,564	37,734
Berkshire Hathaway Reinsurance and Primary Groups	290	143	78,770	61,057

Total insurance group	15,136	15,031	127,596	114,759

Apparel	54	54	1,668	1,582
Building products	2,154	2,159	2,755	2,803
Finance and financial products	951	911	23,573	30,086
Flight services	1,369	1,369	3,171	2,823
McLane Company	158	158	2,555	2,349
Retail	434	434	1,765	1,669
Shaw Industries	2,228	1,979	2,711	2,153
Other businesses	1,160	917	2,579	1,875

	$23,644	$23,012	168,373	160,099

Reconciliation of segments to consolidated amount:
Corporate and other			2,183	1,796
Investments in MidAmerican Energy Holdings Company			4,125	3,967
Goodwill			23,644	23,012

			$198,325	$188,874

     Insurance premiums written by geographic region (based upon the domicile of the insured or reinsured) are summarized below. Dollars are in millions.

	Property/Casualty			Life/Health
	2005	2004	2003	2005	2004	2003
United States	$16,228	$14,886	$14,701	$1,147	$1,040	$1,031
Western Europe	2,643	3,533	3,880	578	361	297
All other	760	587	797	578	621	510

	$19,631	$19,006	$19,378	$2,303	$2,022	$1,838

(20) Business segment data (Continued)
     Consolidated sales and service revenues in 2005, 2004 and 2003 totaled $46.1 billion, $43.2 billion and $32.1 billion, respectively. Over 90% of such amounts in each year were in the United States with the remainder primarily in Canada and Europe. In 2005, consolidated sales and service revenues included $8.7 billion of sales to Wal-Mart Stores, Inc. which were primarily related to McLane’s wholesale distribution business that Berkshire acquired in May 2003.
     Premiums written and earned by Berkshire’s property/casualty and life/health insurance businesses are summarized below. Dollars are in millions.

	Property/Casualty			Life/Health
	2005	2004	2003	2005	2004	2003
Premiums Written:
Direct	$13,582	$11,483	$10,710
Assumed	6,788	8,039	9,227	$2,400	$2,775	$2,517
Ceded	(739)	(516)	(559)	(97)	(753)	(679)

	$19,631	$19,006	$19,378	$2,303	$2,022	$1,838

Premiums Earned:
Direct	$13,287	$11,301	$10,342
Assumed	7,114	8,278	9,992	$2,387	$2,769	$2,520
Ceded	(699)	(509)	(688)	(92)	(754)	(673)

	$19,702	$19,070	$19,646	$2,295	$2,015	$1,847

(21) Quarterly data
     A summary of revenues and earnings by quarter for each of the last two years is presented in the following table. This information is unaudited. Dollars are in millions, except per share amounts.

	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter
2005
Revenues	$17,634	$18,128	$20,533	$25,368
Net earnings *	1,363	1,449	586	5,130
Net earnings per equivalent Class A common share	886	941	381	3,330

2004
Revenues	$17,184	$17,996	$19,172	$20,030
Net earnings *	1,550	1,282	1,137	3,339
Net earnings per equivalent Class A common share	1,008	834	739	2,171

*	Includes investment and derivative gains/losses, which, for any given period have no predictive value, and variations in amount from period to period have no practical analytical value, particularly in view of the unrealized appreciation now existing in Berkshire’s consolidated investment portfolio. Net earnings in the third quarter of 2005 include a pre-tax underwriting loss of $3.0 billion ($1.95 billion after-tax) related to Hurricanes Katrina and Rita which struck the Gulf coast region of the United States. Net earnings in the fourth quarter of 2005 include a non-cash pre-tax gain of $5.0 billion ($3.25 billion after-tax) which arose from the exchange of Gillette common stock for Procter & Gamble common stock (see Note 6). After-tax investment and derivative gains/losses for the periods presented above are as follows (in millions):

	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter
Investment and derivative gains/losses – 2005	$(77)	$(160)	$480	$3,287
Investment and derivative gains/losses – 2004	415	(172)	518	1,498
(22) Contingencies and Commitments
     Berkshire and its subsidiaries are parties in a variety of legal actions arising out of the normal course of business. In particular, such legal actions affect Berkshire’s insurance and reinsurance businesses. Such litigation generally seeks to establish liability directly through insurance contracts or indirectly through reinsurance contracts issued by Berkshire subsidiaries. Plaintiffs occasionally seek punitive or exemplary damages. Berkshire does not believe that such normal and routine litigation will have a material effect on its financial condition or results of operations. Berkshire and certain of its subsidiaries are also involved in other kinds of legal actions, some of which assert or may assert claims or seek to impose fines and penalties in substantial amounts and are described below.
     a) Governmental Investigations
     In October 2003, General Reinsurance Corporation (“General Reinsurance”), a wholly owned subsidiary of General Re Corporation (“General Re”) and an indirectly wholly owned subsidiary of Berkshire, and four of its current and former employees, including its former president, received subpoenas for documents from the U.S. Attorney for the Eastern District of Virginia, Richmond Division (the “EDVA U.S. Attorney”) in connection with the EDVA U.S. Attorney’s investigation of Reciprocal of America (“ROA”). ROA was a Virginia-based reciprocal insurer of physician, hospital and lawyer professional liability risks.

Notes to Consolidated Financial Statements (Continued)
(22) Contingencies and Commitments (Continued)
     General Reinsurance is continuing to cooperate fully with the EDVA U.S. Attorney and the Department of Justice in Washington (the “DOJ”) in their ongoing investigation regarding ROA and, in part, its transactions with General Reinsurance. The EDVA U.S. Attorney and the DOJ have continued to request additional information from General Reinsurance regarding ROA and its affiliate, First Virginia Reinsurance, Ltd. (“FVR”) and General Reinsurance’s transactions with ROA and FVR. The EDVA U.S. Attorney and the DOJ have also interviewed a number of current and former officers and employees of General Re and General Reinsurance. In August 2005, the EDVA U.S. Attorney issued an additional subpoena to General Reinsurance regarding General Reinsurance’s transactions with ROA and FVR. One of the individuals originally subpoenaed in October 2003 has been informed by the EDVA U.S. Attorney that this individual is a target of the EDVA U.S. Attorney’s investigation. General Reinsurance has also been sued in a number of civil actions related to ROA, as described below.
     General Re, Berkshire, and certain of Berkshire’s other insurance subsidiaries, including National Indemnity Company (“NICO”) have also been continuing to cooperate fully with the U.S. Securities and Exchange Commission (“SEC”), the DOJ and the New York State Attorney General (“NYAG”) in their ongoing investigations of non-traditional products. The EDVA U.S. Attorney and the DOJ have also been working with the SEC and the NYAG in connection with these investigations. General Re originally received subpoenas from the SEC and NYAG in January 2005. General Re, Berkshire and NICO have been providing information to the government relating to transactions between General Reinsurance or NICO (or their respective subsidiaries or affiliates) and other insurers in response to the January 2005 subpoenas and related requests and, in the case of General Reinsurance (or its subsidiaries or affiliates), in response to subpoenas from other U.S. Attorneys conducting investigations relating to certain of these transactions. In particular, General Re and Berkshire have been responding to requests from the government for information relating to certain transactions that may have been accounted for incorrectly by counterparties of General Reinsurance (or its subsidiaries or affiliates). The SEC, NYAG, DOJ and the EDVA U.S. Attorney have interviewed a number of current and former officers and employees of General Re and General Reinsurance as well as Berkshire’s Chairman and CEO, Warren E. Buffett, and have indicated they plan to interview additional individuals.
     The government is reviewing the role of General Re and its subsidiaries, as well as that of their counterparties, in certain finite transactions, including whether General Re or its subsidiaries conspired with others to misstate counterparty financial statements or aided and abetted such misstatements by the counterparties. In one case, a transaction initially effected with American International Group (“AIG”) in late 2000 (the “AIG Transaction”), AIG has corrected its prior accounting for the transaction on the grounds, as stated in AIG’s 2004 10-K, that the transaction was done to accomplish a desired accounting result and did not entail sufficient qualifying risk transfer to support reinsurance accounting. General Reinsurance has been named in related civil actions brought against AIG, as described below. As part of their ongoing investigations, governmental authorities have also inquired about the accounting by certain of Berkshire’s insurance subsidiaries for certain assumed and ceded finite transactions.
     In May 2005, General Re terminated the consulting services of its former Chief Executive Officer, Ronald Ferguson, after Mr. Ferguson invoked the Fifth Amendment in response to questions from the SEC and DOJ relating to their investigations. In June 2005, John Houldsworth, the former Chief Executive Officer of Cologne Reinsurance Company (Dublin) Limited (“CRD”), a subsidiary of General Re, pleaded guilty to a federal criminal charge of conspiring with others to misstate certain AIG financial statements and entered into a partial settlement agreement with the SEC with respect to such matters. Mr. Houldsworth, who had been on administrative leave, was terminated following this announcement. In June 2005, Richard Napier, a former Senior Vice President of General Re who had served as an account representative for the AIG account, also pleaded guilty to a federal criminal charge of conspiring with others to misstate certain AIG financial statements and entered into a partial settlement agreement with the SEC with respect to such matters. General Re terminated Mr. Napier following the announcement of these actions.
     In September 2005, Ronald Ferguson, Joseph Brandon, the Chief Executive Officer of General Re, Christopher Garand, a former Senior Vice President of General Reinsurance, and Robert Graham, a former Senior Vice President and Assistant General Counsel of General Reinsurance, each received a “Wells” notice from the SEC. In addition to Messrs. Houldsworth, Napier, Brandon, Ferguson, Garand and Graham, Elizabeth Monrad, the former Chief Financial Officer of General Re, also received a “Wells” notice from the SEC in May 2005 in connection with its investigation.
     On February 2, 2006, the DOJ announced that a federal grand jury had indicted three former executives of Gen Re on charges related to the AIG Transaction. The indictment charges Mr. Ferguson, Ms. Monrad and Mr. Graham, along with one former officer of AIG, with one count of conspiracy to commit securities fraud, four counts of securities fraud, two counts of causing false statements to be made to the SEC, four counts of wire fraud and two counts of mail fraud in connection with the AIG Transaction. The SEC also announced on February 2, 2006 that it had filed an enforcement action against Mr. Ferguson, Ms. Monrad, Mr. Graham, Mr. Garand and the same former AIG officer, for aiding and abetting AIG’s violations of the antifraud provisions and other provisions of the federal securities laws in connection with the AIG Transaction. The SEC complaint seeks permanent injunctive relief, disgorgement of any ill-gotten gains, civil penalties and orders barring each defendant from acting as an officer or director of a public company. Each of the individuals indicted by the federal grand jury was arraigned on February 16, 2006 and each individual pleaded not guilty to all charges. A trial date was set for May 22, 2006. On February 9, 2006, AIG announced that it had reached a resolution of claims and matters under investigation with the DOJ, the SEC, the NYAG and the New York State Department of Insurance in connection with the accounting, financial reporting and insurance brokerage practices of AIG and its subsidiaries, including claims and matters under investigation relating to the AIG Transaction, as well as claims relating to the underpayment of certain workers’ compensation premium taxes and other assessments. AIG announced that it will make payments totaling approximately $1.64 billion as a result of these settlements.

(22) Contingencies and Commitments (Continued)
     Various state insurance departments have issued subpoenas or otherwise requested that General Reinsurance, NICO and their affiliates provide documents and information relating to non-traditional products. The Office of the Connecticut Attorney General has also issued a subpoena to General Reinsurance for information relating to non-traditional products. General Reinsurance, NICO and their affiliates have been cooperating fully with these subpoenas and requests.
     On April 14, 2005, the Australian Prudential Regulation Authority (“APRA”) announced an investigation involving financial or finite reinsurance transactions by General Reinsurance Australia Limited (“GRA”), a subsidiary of General Reinsurance. An inspector appointed by APRA under section 52 of the Insurance Act 1973 has been conducting an investigation including a request for the production of documents of GRA’s financial or finite reinsurance business. GRA has been cooperating fully with this investigation.
     In December 2004, the Financial Services Authority (“FSA”) advised General Reinsurance’s affiliate Faraday Group (“Faraday”) that it was investigating Milan Vukelic, the then Chief Executive Officer of Faraday with respect to transactions entered into between GRA and companies affiliated with FAI Insurance Limited in 1998. Mr. Vukelic previously served as the head of General Re’s international finite business unit. In April 2005, the FSA advised General Reinsurance that it was investigating Mr. Vukelic and a former officer of CRD with respect to certain finite risk reinsurance transactions, including transactions between CRD and several other insurers. In addition, the FSA has requested that General Reinsurance affiliates based in the United Kingdom provide information relating to the transactions involved in their investigations, including transactions with AIG. General Reinsurance and its affiliates are cooperating fully with the FSA in these matters. In May 2005, Mr. Vukelic was placed on administrative leave and in July 2005 his employment was terminated.
     CRD is also providing information to and cooperating fully with the Irish Financial Services Regulatory Authority in its inquiries regarding the activities of CRD. The Office of the Director of Corporate Enforcement in Ireland is conducting a preliminary evaluation in relation to CRD concerning, in particular, transactions between CRD and AIG. CRD is cooperating fully with this preliminary evaluation.
     General Reinsurance’s subsidiary, Kolnische Ruckversicherungs-Gesellschaft AG (“Cologne Re”), is also cooperating fully with requests for information from the German Federal Financial Supervisory Authority regarding the activities of Cologne Re relating to “finite reinsurance” and regarding transactions between Cologne Re or its subsidiaries, including CRD, and AIG. General Reinsurance is also providing information to and cooperating fully with the Office of the Superintendent of Financial Institutions Canada in its inquiries regarding the activities of General Re and its affiliates relating to “finite reinsurance.”
     Berkshire cannot at this time predict the outcome of these matters, is unable to estimate a range of possible loss and cannot predict whether or not the outcomes will have a material adverse effect on Berkshire’s business or results of operations for at least the quarterly period when these matters are completed or otherwise resolved.
     b) Civil Litigation
     Litigation Related to ROA
     General Reinsurance and four of its current and former employees, along with numerous other defendants, have been sued in a number of civil actions related to ROA. Plaintiffs assert various claims in these civil actions, including breach of contract, unjust enrichment, fraud and conspiracy, against General Reinsurance and others, arising from various reinsurance coverages General Reinsurance provided to ROA and related entities.
     Eight putative class actions were initiated by doctors, hospitals and lawyers that purchased insurance through ROA or certain of its Tennessee-based risk retention groups. These complaints seek compensatory, treble, and punitive damages in an amount plaintiffs contend is just and reasonable. General Reinsurance is also subject to actions brought by the Virginia Commissioner of Insurance, as Deputy Receiver of ROA, the Tennessee Commissioner of Insurance, as Liquidator for three Tennessee risk retention groups, a federal lawsuit filed by a Missouri-based hospital group and a state lawsuit filed by an Alabama doctor that was removed to federal court. The first of these actions was filed in March 2003 and additional actions were filed in April 2003 through December 2005. In the action filed by the Virginia Commissioner of Insurance, the Commissioner asserts in several of its claims that the alleged damages being sought exceed $200 million in the aggregate as against all defendants. Eleven of these cases are collectively assigned to the U.S. District Court for the Western District of Tennessee for pretrial proceedings. General Reinsurance has filed motions to dismiss all of the claims against it in ten of these cases and the court has not yet ruled on these motions. The other federal case has been filed in the U.S. District Court for the Northern District of Mississippi and is currently awaiting issuance of a conditional transfer order to the U.S. District Court for the Western District of Tennessee. No discovery has been initiated in any of these cases.
     General Reinsurance is also a defendant in two lawsuits filed in Alabama state courts. The first suit was filed in the Circuit Court of Montgomery County by a group of Alabama hospitals that are former members of the Alabama Hospital Association Trust (“AHAT”). This suit (the “AHA Action”) alleged violations of the Alabama Securities Act, conspiracy, fraud, suppression, unjust enrichment and breach of contract against General Reinsurance and virtually all of the defendants in the federal suits based on an alleged business combination between AHAT and ROA in 2001 and subsequent capital contributions to ROA in 2002 by the Alabama hospitals. The allegations of the AHA Action are largely identical to those set forth in the complaint filed by the Virginia receiver for ROA. General Reinsurance previously filed a motion to dismiss all of the claims in the AHA Action. The motion was granted in part by an order in March 2005, which dismissed the Alabama Securities Act claim against General Reinsurance and ordered plaintiffs to amend their allegations of fraud and suppression. Plaintiffs in the AHA Action filed their Amended and Restated Complaint in April 2005, alleging claims of conspiracy, fraud, suppression and aiding and abetting breach of fiduciary duty against General Reinsurance. General Reinsurance filed a motion to dismiss all counts of the Amended and Restated Complaint in May

Notes to Consolidated Financial Statements (Continued)
(22) Contingencies and Commitments (Continued)
2005. The Special Master appointed by the court heard arguments on July 13, 2005 and recommended denial of the motion on July 22, 2005. On July 22, 2005, the Court denied General Reinsurance’s motion to dismiss. General Reinsurance filed and served its answer and affirmative defenses to the Amended and Restated Complaint on September 1, 2005. Discovery has begun. The second suit, also filed in the Circuit Court of Montgomery County, was initiated by Baptist Health Systems, Inc. (“BHS”), a former member of AHAT, and alleged claims identical to those in the initial AHA Action, plus claims for breach of fiduciary duty and wantonness. These cases have been consolidated for pretrial purposes. BHS filed its First Amended Complaint in April 2005, alleging violations of the Alabama Securities Act, conspiracy, fraud, suppression, breach of fiduciary duty, wantonness and unjust enrichment against General Reinsurance. General Reinsurance filed a motion to dismiss all counts of the Amended and Restated Complaint in May 2005. The Special Master heard arguments on July 13, 2005, and on July 22, 2005, recommended dismissal of the claim under the Alabama Securities Act, but recommended denial of the motion to dismiss the remaining claims. On July 22, 2005, the Court denied General Reinsurance’s motion to dismiss. General Reinsurance filed and served its answer and affirmative defenses to the Amended and Restated Complaint on September 1, 2005. Discovery has begun. The AHA Action and the BHS complaint claim damages in excess of $60 million in the aggregate as against all defendants.
     Actions related to AIG
     General Reinsurance received a Summons and a Consolidated Amended Class Action Complaint on April 29, 2005, in the matter captioned In re American International Group Securities Litigation, Case No. 04-CV-8141-(LTS), United States District Court, Southern District of New York. This is a putative class action asserted on behalf of investors who purchased publicly-traded securities of AIG between October 1999 and March 2005. On June 7, 2005, General Reinsurance received a second Summons and Class Action Complaint in a putative class action asserted on behalf of investors who purchased AIG securities between October 1999 and March 2005, captioned San Francisco Employees’ Retirement System, et al. vs. American International Group, Inc., et al., Case No. 05-CV-4270, United States District Court, Southern District of New York. At a July 2005 conference, the court ruled that the plaintiffs in case no. 04-CV-8141 would be lead plaintiffs. On September 27, 2005, the plaintiffs in case no. 04-CV-8141 filed a Consolidated Second Amended Complaint (the “Complaint”). The Complaint asserts various claims against AIG, and various of its officers, directors, investment banks and other parties. Included among the defendants are General Reinsurance and Messrs. Ferguson, Napier and Houldsworth (whom the Complaint defines as the “General Re Defendants”). The Complaint alleges that the General Re Defendants violated Section 10(b) of the Securities Exchange Act and Rule 10b-5 promulgated under that Act through their activities in connection with the AIG transaction described in “Governmental Investigations,” above. The Complaint seeks damages and other relief in unspecified amounts. The General Re Defendants have moved to dismiss the Complaint on the grounds that it fails to state a claim on which relief can be granted against these defendants. The motion is scheduled to be heard on April 17, 2006. No discovery has taken place.
     On July 27, 2005, General Reinsurance received a Summons and a Verified and Amended Shareholder Derivative Complaint in In re American International Group, Inc. Derivative Litigation, Case No. 04-CV-08406, United States District Court, Southern District of New York, naming “Gen Re Corporation” as a defendant. It is unclear whether the plaintiffs are asserting claims against General Reinsurance or its parent, General Re. This case is assigned to the same judge as the class actions described above. The complaint, brought by several alleged shareholders of AIG, seeks damages, injunctive and declaratory relief against various officers and directors of AIG as well as a variety of individuals and entities with whom AIG did business, relating to a wide variety of allegedly wrongful practices by AIG. The allegations against “Gen Re Corporation” focus on the late 2000 transaction with AIG described above, and the complaint purports to assert causes of action against “Gen Re Corporation” for aiding and abetting other defendants’ breaches of fiduciary duty and for unjust enrichment. The complaint does not specify the amount of damages or the nature of any other relief sought against “Gen Re Corporation.” In August 2005, General Reinsurance received a Summons and First Amended Consolidated Shareholders’ Derivative Complaint in In re American International Group, Inc. Consolidated Derivative Litigation, Case No. 769-N, Delaware Chancery Court. The claims asserted in the Delaware complaint are substantially similar to those asserted in the New York derivative complaint described earlier in this paragraph, except that the Delaware complaint makes clear that the plaintiffs are asserting claims against both General Reinsurance and General Re. Proceedings in both the New York derivative suit and the Delaware derivative suit are stayed until May 1, 2006.
     FAI/HIH Matter
     In December 2003, the Liquidators of both FAI Insurance Limited (“FAI”) and HIH Insurance Limited (“HIH”) advised GRA and Cologne Re that they intended to assert claims arising from insurance transactions GRA entered into with FAI in May and June 1998. In August 2004, the Liquidators filed claims in the Supreme Court of New South Wales in order to avoid the expiration of a statute of limitations for certain plaintiffs, but neither GRA nor Cologne Re have been served with legal process by the Liquidators. The focus of the Liquidators’ allegations against GRA and Cologne Re are the 1998 transactions GRA entered into with FAI (which was acquired by HIH in 1999). The Liquidators contend, among other things, that GRA and Cologne Re engaged in deceptive conduct that assisted FAI in improperly accounting for such transactions as reinsurance, and that such deception led to HIH’s acquisition of FAI and caused various losses to FAI and HIH.
     Insurance Brokerage Antitrust Litigation
     Berkshire, General Re and General Reinsurance are defendants in this multi-district litigation, In Re: Insurance Brokerage Antitrust Litigation, MDL No. 1663 (D.N.J.). In February 2005, the Judicial Panel on Multidistrict Litigation transferred several different cases to the District of New Jersey for coordination and consolidation. Each consolidated case concerned allegations of an industry-wide scheme on the part of commercial insurance brokers and insurance companies to defraud a purported class of insurance

(22) Contingencies and Commitments (Continued)
purchasers through bid-rigging and contingent commission arrangements. Berkshire, General Re and General Reinsurance were not parties to the original, transferred cases. On August 1, 2005, the named plaintiffs—fourteen businesses, two municipalities, and three individuals—filed their First Consolidated Amended Commercial Class Action Complaint, and Berkshire, General Re and General Reinsurance (along with a large number of insurance companies and insurance brokers) were named as defendants in the Amended Complaint. The plaintiffs claim that all defendants engaged in a pattern of racketeering activity, in violation of RICO, and that they conspired to restrain trade. They further allege that the broker defendants breached fiduciary duties to the plaintiffs, that the insurer defendants aided and abetted that breach, and that all defendants were unjustly enriched in the process. Plaintiffs seek treble damages in an unspecified amount, together with interest and attorneys fees and expenses. They also seek a declaratory judgment of wrongdoing as well as an injunction against future anticompetitive practices. On November 29, 2005, General Re, General Reinsurance and Berkshire, together with the other defendants, filed motions to dismiss the complaint. On February 1, 2006, plaintiffs filed a motion for leave to file a Second Consolidated Amended Complaint. Among other things, plaintiffs seek leave to add numerous new defendants, including several additional Berkshire subsidiaries including, among others, NICO. Berkshire opposed the motion for leave to amend, and the Court has denied the motion without prejudice to plaintiffs’ renewing it following a ruling on defendants’ motion to dismiss the First Consolidated Amended Complaint.
     Berkshire cannot at this time predict the outcome of these matters, is unable to estimate a range of possible loss, if any, and cannot predict whether or not the outcomes will have a material adverse effect on Berkshire’s business or results of operations for at least the quarterly period when these matters are completed or otherwise resolved.
     c) Commitments
     Berkshire subsidiaries lease certain manufacturing, warehouse, retail and office facilities as well as certain equipment. Total rent expense for all leases was $432 million, $422 million and $384 million in 2005, 2004 and 2003, respectively. Minimum rental payments for operating leases having initial or remaining non-cancelable terms in excess of one year are as follows. Amounts are in millions.

					After
2006	2007	2008	2009	2010	2010	Total
$357	$296	$236	$187	$136	$420	$1,632
     Several of Berkshire’s subsidiaries have made long-term commitments to purchase goods and services used in their businesses. The most significant of these relate to NetJets’ commitments to purchase up to 404 aircraft through 2015. Commitments under all such subsidiary arrangements are approximately $3.9 billion in 2006, $1.8 billion in 2007, $1.6 billion in 2008, $1.3 billion in 2009, $1.1 billion in 2010 and $3.0 billion after 2010.

Management’s Report on Internal Control Over Financial Reporting
Management of Berkshire Hathaway Inc. is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in the Securities Exchange Act of 1934 Rule 13a-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005 as required by the Securities Exchange Act of 1934 Rule 13a-15(c). In making this assessment, we used the criteria set forth in the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of December 31, 2005.
Our management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which appears below.
Berkshire Hathaway Inc.
March 1, 2006
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of
Berkshire Hathaway Inc.
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Berkshire Hathaway Inc. and subsidiaries (the “Company”) maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2005 of the Company and our report dated March 2, 2006 expressed an unqualified opinion on those financial statements.
DELOITTE & TOUCHE LLP
Omaha, Nebraska
March 2, 2006

BERKSHIRE HATHAWAY INC.
and Subsidiaries
Selected Financial Data for the Past Five Years
(dollars in millions except per share data)

	2005	2004	2003	2002	2001
Revenues:
Insurance premiums earned	$21,997	$21,085	$21,493	$19,182	$17,905
Sales and service revenues	46,138	43,222	32,098	16,958	14,507
Interest, dividend and other investment income	3,487	2,816	3,098	2,943	2,765
Interest and other revenues of finance and financial products businesses	4,633	3,788	3,087	2,314	1,792
Investment and derivative gains/losses (1)	5,408	3,471	4,083	838	1,624

Total revenues	$81,663	$74,382	$63,859	$42,235	$38,593

Earnings:
Net earnings (1) (2) (3)	$8,528	$7,308	$8,151	$4,286	$795

Net earnings per share (3)	$5,538	$4,753	$5,309	$2,795	$521

Year-end data:
Total assets	$198,325	$188,874	$180,559	$169,544	$162,752
Notes payable and other borrowings of insurance and other non-finance businesses	3,583	3,450	4,182	4,775	3,455
Notes payable and other borrowings of finance businesses	10,868	5,387	4,937	4,513	9,049
Shareholders’ equity	91,484	85,900	77,596	64,037	57,950
Class A equivalent common shares outstanding, in thousands	1,541	1,539	1,537	1,535	1,528
Shareholders’ equity per outstanding
Class A equivalent common share	$59,377	$55,824	$50,498	$41,727	$37,920

(1)	The amount of investment and derivative gains and losses for any given period has no predictive value, and variations in amount from period to period have no practical analytical value, particularly in view of the unrealized appreciation now existing in Berkshire’s consolidated investment portfolio. After-tax investment and derivative gains were $3,530 million in 2005, $2,259 million in 2004, $2,729 million in 2003, $566 million in 2002 and $923 million in 2001. Investment gains in 2005 include a non-cash pre-tax gain of $5.0 billion ($3.25 billion after-tax) relating to the exchange of Gillette stock for Procter & Gamble stock.

(2)	Net earnings for the year ending December 31, 2005 includes pre-tax underwriting losses of $3.4 billion in connection with Hurricanes Katrina, Rita and Wilma that struck the Gulf coast and Southeast regions of the United States. Such loss reduced net earnings by approximately $2.2 billion and earnings per share by $1,446. Net earnings for the year ending December 31, 2001 includes pre-tax underwriting losses of $2.4 billion in connection with the September 11th terrorist attack. Such loss reduced net earnings by approximately $1.5 billion and earnings per share by $982.

(3)	Effective January 1, 2002, Berkshire adopted Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 142 changed the accounting for goodwill from a model that required amortization of goodwill, supplemented by impairment tests, to an accounting model that is based solely upon impairment tests.
A reconciliation of Berkshire’s Consolidated Statements of Earnings for each of the five years ending December 31, 2005 from amounts reported to amounts exclusive of goodwill amortization is shown below. Goodwill amortization for the year ending December 31, 2001 includes $78 million related to Berkshire’s equity method investment in MidAmerican Energy Holdings Company.

	2005	2004	2003	2002	2001
Net earnings as reported	$8,528	$7,308	$8,151	$4,286	$795
Goodwill amortization, after tax	—	—	—	—	636

Net earnings as adjusted	$8,528	$7,308	$8,151	$4,286	$1,431

Earnings per Class A equivalent common share:
As reported	$5,538	$4,753	$5,309	$2,795	$521
Goodwill amortization	—	—	—	—	416

Earnings per share as adjusted	$5,538	$4,753	$5,309	$2,795	$937

BERKSHIRE HATHAWAY INC.
and Subsidiaries
Management’s Discussion and Analysis of
Financial Condition and Results of Operations
Results of Operations
     Net earnings for each of the past three years are disaggregated in the table that follows. Amounts are after deducting income taxes and minority interests. Dollars are in millions.

	2005	2004	2003
Insurance — underwriting	$27	$1,008	$1,114
Insurance — investment income	2,412	2,045	2,276
Non-insurance businesses	2,160	1,913	1,745
Equity in earnings of MidAmerican Energy Holdings Company	523	237	429
Interest expense, unallocated	(46)	(59)	(59)
Other	(78)	(95)	(83)
Investment and derivative gains/losses	3,530	2,259	2,729

Net earnings	$8,528	$7,308	$8,151

     Berkshire’s operating businesses are managed on an unusually decentralized basis. There are essentially no centralized or integrated business functions (such as sales, marketing, purchasing, legal or human resources) and there is minimal involvement by Berkshire’s corporate headquarters in the day-to-day business activities of the operating businesses. Berkshire’s corporate office management participates in and is ultimately responsible for significant capital allocation decisions, investment activities and the selection of the Chief Executive to head each of the operating businesses.
     Accordingly, Berkshire’s reportable business segments are organized in a manner that reflects how Berkshire’s top management views those business activities. Certain businesses have been grouped based upon similar products or product lines, marketing, selling and distribution characteristics even though those businesses are operated by separate local management. There are over 40 separate reporting units. The business segment data (Note 20 to the Consolidated Financial Statements) should be read in conjunction with this discussion.
Insurance — Underwriting
     A summary follows of underwriting results from Berkshire’s insurance businesses for the past three years. Dollars are in millions.

	2005	2004	2003
Underwriting gain (loss) attributable to:
GEICO	$1,221	$970	$452
General Re	(334)	3	145
Berkshire Hathaway Reinsurance Group	(1,069)	417	1,047
Berkshire Hathaway Primary Group	235	161	74

Pre-tax underwriting gain	53	1,551	1,718
Income taxes and minority interests	26	543	604

Net underwriting gain	$27	$1,008	$1,114

     During the third quarter of 2005, Hurricanes Katrina and Rita struck the Gulf Coast region of the United States producing the largest catastrophe losses for any quarter in the history of the property/casualty insurance industry. In the fourth quarter, Hurricane Wilma struck the Southeast U.S. Estimates of Berkshire’s (including General Re, GEICO and other Berkshire subsidiaries including BHRG) pre-tax losses from these events of $3.4 billion were recorded primarily in the third quarter of 2005 and are subject to change as additional information concerning the nature and amount of losses becomes known.
     Berkshire engages in both primary insurance and reinsurance of property and casualty risks. Through General Re, Berkshire also reinsures life and health risks. In primary insurance activities, Berkshire subsidiaries assume defined portions of the risks of loss from persons or organizations that are directly subject to the risks. In reinsurance activities, Berkshire subsidiaries assume defined portions of similar or dissimilar risks that other insurers or reinsurers have subjected themselves to in their own insuring activities. Berkshire’s principal insurance businesses are: (1) GEICO, one of the four largest auto insurers in the U.S., (2) General Re, (3) Berkshire Hathaway Reinsurance Group (“BHRG”) and (4) Berkshire Hathaway Primary Group. On June 30, 2005, Berkshire acquired Medical Protective Company (“Med Pro”), a provider of professional liability insurance to physicians, dentists and other healthcare providers. Underwriting results from this business are included in the Berkshire Hathaway Primary Group beginning July 1, 2005.

     Insurance — Underwriting (Continued)
     Berkshire’s management views insurance businesses as possessing two distinct operations — underwriting and investing. Underwriting decisions are the responsibility of the unit managers; investing, with limited exceptions at GEICO and General Re’s international operations, is the responsibility of Berkshire’s Chairman and CEO, Warren E. Buffett. Accordingly, Berkshire evaluates performance of underwriting operations without any allocation of investment income.
     Periodic underwriting results can be affected significantly by changes in estimates for unpaid losses and loss adjustment expenses, including amounts established for occurrences in prior years. See the Critical Accounting Policies section of this discussion for information concerning the loss reserve estimation process. In addition, the timing and amount of catastrophe losses can produce significant volatility in periodic underwriting results.
     A key marketing strategy followed by all these businesses is the maintenance of extraordinary capital strength. Statutory surplus of Berkshire’s insurance businesses totaled approximately $52 billion at December 31, 2005. This superior capital strength creates opportunities, especially with respect to reinsurance activities, to negotiate and enter into insurance and reinsurance contracts specially designed to meet unique needs of insurance and reinsurance buyers. Additional information regarding Berkshire’s insurance and reinsurance operations follows.
     GEICO
     GEICO provides primarily private passenger automobile coverages to insureds in 49 states and the District of Columbia. GEICO policies are marketed mainly by direct response methods in which customers apply for coverage directly to the company via the Internet, over the telephone or through the mail. This is a significant element in GEICO’s strategy to be a low cost insurer. In addition, GEICO strives to provide excellent service to customers, with the goal of establishing long-term customer relationships.
     GEICO’s underwriting results for the past three years are summarized below. Dollars are in millions.

	2005			2004		2003
	Amount		%	Amount	%	Amount	%
Premiums written	$10,285			$9,212		$8,081

Premiums earned	$10,101		100.0	$8,915	100.0	$7,784	100.0

Losses and loss adjustment expenses	7,128		70.6	6,360	71.3	5,955	76.5
Underwriting expenses	1,752		17.3	1,585	17.8	1,377	17.7

Total losses and expenses	8,880		87.9	7,945	89.1	7,332	94.2

Pre-tax underwriting gain	$1,221	*		$970		$452

*	Net of losses of $200 million from Hurricanes Katrina, Rita and Wilma.
     Premiums earned in 2005 and 2004 increased 13.3% and 14.5%, respectively, over the corresponding prior year amounts. The growth in premiums earned in 2005 for voluntary auto was 13.3% and reflects a 12.4% increase in policies-in-force during the past year. During the third quarter of 2004, GEICO began selling auto insurance in New Jersey which contributed to the policies-in-force growth. Beginning in late 2004, rate decreases have been implemented in several states and underwriting guidelines have been adjusted to better match prices with underlying risks which has resulted in relatively lower premiums per policy.
     During 2005, policies-in-force increased 12.9% in the preferred risk markets and 10.7% in the standard and nonstandard markets. Voluntary auto new business sales in 2005 increased 14.0% compared to 2004. Voluntary auto policies-in-force at December 31, 2005 were 745,000 higher than at December 31, 2004.
     Losses and loss adjustment expenses in 2005 totaled $7,128 million, an increase of 12.1% over 2004. The loss ratio declined to 70.6% in 2005 compared to 71.3% in 2004 and 76.5% in 2003 primarily due to decreasing claim frequencies across all markets and most coverage types. In 2005, claims frequencies for physical damage coverages decreased in the two to five percent range from 2004 while frequencies for injury coverages decreased in the five to seven percent range. Injury severity in 2005 increased in the three to five percent range over 2004 while physical damage severity has increased in the five to eight percent range. Incurred losses from catastrophe events totaled approximately $227 million in 2005 (primarily from the hurricanes in the third and fourth quarters) compared to $71 million in 2004.
     Underwriting expenses in 2005 totaled $1,752 million, an increase of 10.5% over 2004, which increased 15.1% over 2003. Policy acquisition expenses in 2005 increased 20.1% over 2004, reflecting increased advertising, underwriting and policy issuance costs associated with the new business sales. Other underwriting expenses for 2005 decreased slightly from 2004.
     General Re
     General Re conducts a reinsurance business offering property and casualty and life and health coverages to clients world-wide. In North America, property and casualty reinsurance is written on a direct basis through General Reinsurance Corporation. Internationally, property and casualty reinsurance is written on a direct basis through 91% owned Cologne Re (based in Germany) and other wholly-owned subsidiaries as well as through brokers with respect to Faraday in London. Life and

Management’s Discussion (Continued)
     Insurance — Underwriting (Continued)
             General Re (Continued)
health reinsurance is written for clients worldwide through Cologne Re. General Re’s pre-tax underwriting results are summarized for the past three years in the following table. Amounts are in millions.

							Pre-tax underwriting
	Premiums written			Premiums earned			gain (loss)
	2005	2004	2003	2005	2004	2003	2005	2004	2003
Property/casualty:
North American	$1,988	$2,747	$3,440	$2,201	$3,012	$3,551	$(307)	$11	$67
International	1,864	2,091	2,742	1,939	2,218	2,847	(138)	(93)	20
Life/health	2,303	2,022	1,839	2,295	2,015	1,847	111	85	58

	$6,155	$6,860	$8,021	$6,435	$7,245	$8,245	$(334)*	$3	$145

*	Includes losses of $685 million related to Hurricanes Katrina, Rita and Wilma.
Property/casualty
     North American property/casualty premiums written in 2005 declined 27.6% from 2004 and premiums written in 2004 declined 20.1% from 2003 amounts. International property/casualty premiums written in 2005 decreased 10.9% as compared to 2004 amounts, which decreased 23.7% from the comparable 2003 amounts. The decline in both North American and International premiums written in each of the past two years is attributable to maintaining underwriting discipline by continuing to reject transactions where pricing is deemed inadequate with respect to the risk. Underwriting performance is not evaluated based upon market share and underwriters are instructed to reject inadequately priced risks.
     The decline in North American premiums earned in 2005 was primarily due to cancellations and non-renewals exceeding new contracts, with a minimal effect from rate changes. The decline in premiums earned in 2004 from 2003 was attributable to cancellations and non-renewals over new contracts (estimated at $697 million), partially offset by rate increases across all lines (estimated at $158 million). The comparative decline in premiums earned in the International business in each of the past two years reflects reductions in premium volume. In local currencies, 2005 International premiums earned declined 12.3% from 2004, which declined 29.1% compared with 2003.
     The North American property/casualty business produced a pre-tax underwriting loss of $307 million in 2005 compared with underwriting gains of $11 million in 2004 and $67 million in 2003. Underwriting losses in 2005 included approximately $480 million in current accident year losses from Hurricanes Katrina, Rita and Wilma. Otherwise, underwriting results for 2005 consisted of $220 million in current accident year gains partially offset by $47 million in prior accident years’ losses. The 2005 current accident year results (excluding hurricane losses) generally benefited from the favorable effects of re-pricing efforts and improved coverage terms and conditions put into place over the last few years. The net underwriting gain of $11 million in 2004 consisted of current accident year gains of $166 million partially offset by $155 million in prior accident year losses. The 2004 current accident year results included a one-time reduction of $70 million in underwriting expenses from the curtailment of certain pension benefits and approximately $120 million of catastrophe losses from the four hurricanes that struck the Southeast United States. Underwriting results for 2003 included net underwriting gains for the current accident year of $200 million, which reflected re-pricing efforts and unusually small amounts of large individual and catastrophe-related property losses. Offsetting these gains were $133 million in additional losses for prior accident years’ occurrences.
     As previously stated, 2005 North American underwriting results included $47 million in reserve increases on prior years’ loss occurrences. The increase reflected net reserve increases on workers’ compensation business ($228 million); discount accretion on workers’ compensation reserves and deferred charge amortization on retroactive reinsurance coverages ($136 million); and reserve increases on asbestos and environmental mass tort exposures ($102 million). The changing legal environment concerning asbestos and environmental losses has made estimation of potential losses very difficult. In the future if new exposures or claimants are identified, new claims are reported or new theories of liability emerge, significant increases to these reserves may be required. Offsetting the prior years’ loss reserve increases were $419 million in net reserve decreases in other casualty lines and property lines, including World Trade Center reserves of $72 million. In 2004, the $155 million prior accident years’ losses consisted of $729 million of reserve increases on casualty and workers’ compensation reserves, increased reserves of $110 million related to discount accretion and deferred charge amortization, offset by $307 million of reserve reductions for prior year property losses (primarily in World Trade Center loss exposures) and $377 million of gains from contract commutations and settlements. The increase in workers’ compensation reserves in 2004 and 2005 reflected escalating medical utilization and inflation. Casualty reserve increases in 2004 related primarily to losses under financial institutions’ errors and omissions and directors and officers’ lines of business. Underwriting results in 2003 included $133 million in losses related to prior accident years, which included $99 million from discount accretion and deferred charge amortization.

     Insurance — Underwriting (Continued)
     General Re
Property/casualty (Continued)
     The International property/casualty businesses produced pre-tax underwriting losses of $138 million in 2005 and $93 million in 2004 compared with a gain of $20 million in 2003. Underwriting results included catastrophe losses from U.S. hurricanes of $205 million in 2005 and $110 million in 2004. Additionally, results in 2005 included $29 million in losses from Windstorm Erwin. Losses from catastrophes and large individual property losses were minimal in 2003. Underwriting results for each of the last three years benefited from favorable results of the aviation business and relatively small non-catastrophe property losses. The International property and casualty underwriting results included gains from prior years’ loss occurrences of $108 million in 2005, compared with losses of $102 million in 2004 and $104 million in 2003. Prior years’ losses in 2004 and 2003 were primarily in motor excess, workers’ compensation and other casualty lines and also reflect reserve increases for operations placed in run-off.
     Although loss reserve levels are now believed to be adequate, there are no guarantees. A relatively small change in the estimate of net reserves can produce large changes in annual underwriting results. In addition, the timing and magnitude of catastrophe and large individual property losses are expected to continue to contribute to volatile periodic underwriting results in the future.
Life and health
     Premiums earned in 2005 increased 13.9% over 2004, which increased 9.1% over 2003. Adjusting for the effects of foreign currency exchange rates, premiums earned increased 14.2% in 2005 and 3.7% in 2004. The increase in 2005 premiums earned reflected increases in both North American and European life business. In 2004, the increase was attributable, in part, to the strengthening of foreign currencies and an increase in European life business.
     Underwriting results for the global life/health operations produced pre-tax underwriting gains of $111 million in 2005, $85 million in 2004 and $58 million in 2003. Both the U.S. and International life/health operations were profitable in each of the past three years primarily due to favorable mortality; however, most of the gains were earned in the International life business. Additionally, included in the 2005 and 2004 results were $66 million and $46 million, respectively, of net losses attributable to reserve increases on certain U.S. health business in run-off.
Berkshire Hathaway Reinsurance Group
     The Berkshire Hathaway Reinsurance Group (“BHRG”) underwrites excess-of-loss reinsurance and quota-share coverages for insurers and reinsurers world-wide. BHRG’s business includes catastrophe excess-of-loss reinsurance and excess direct and facultative reinsurance for large or otherwise unusual discrete property risks referred to as individual risk. Retroactive reinsurance policies provide indemnification of losses and loss adjustment expenses with respect to past loss events. Other multi-line refers to other business written on both a quota-share and excess basis, and includes participations in and contracts with Lloyd’s syndicates. In addition, during the past twelve months BHRG has written increased amounts of aviation business and workers’ compensation insurance. Amounts are in millions.

	Premiums earned			Pre-tax underwriting gain (loss)
	2005	2004	2003	2005	2004	2003
Catastrophe and individual risk	$1,663	$1,462	$1,330	$(1,178)	$385	$1,108
Retroactive reinsurance	10	188	526	(214)	(412)	(387)
Other multi-line	2,290	2,064	2,574	323	444	326

	$3,963	$3,714	$4,430	$(1,069)*	$417	$1,047

*	Includes losses of $2.5 billion from Hurricanes Katrina, Rita and Wilma.
     Catastrophe and individual risk contracts may provide exceptionally large limits of indemnification, often several hundred million dollars and occasionally in excess of $1 billion, and cover catastrophe risks (such as hurricanes, earthquakes or other natural disasters) or other property risks (such as aviation and aerospace, commercial multi-peril or terrorism). Catastrophe and individual risk premiums written totaled approximately $1.8 billion in 2005, $1.5 billion in 2004 and $1.2 billion in 2003. The level of business written in future periods will vary, perhaps materially, based upon market conditions and management’s assessment of the adequacy of premium rates, which is affected by industry capacity for catastrophe coverages.
     Underwriting results from catastrophe and individual risk business in 2005 included estimated losses of approximately $2.4 billion from Hurricanes Katrina, Rita and Wilma. In 2004, underwriting results from catastrophe and individual risk business included estimated catastrophe losses of $790 million from four hurricanes that struck the U.S. and Caribbean during the third quarter. The catastrophe and individual risk business produced substantial underwriting gains in 2003 due to the lack of catastrophic or otherwise large loss events. The timing and magnitude of losses may produce extraordinary volatility in periodic underwriting results of BHRG’s catastrophe and individual risk business. Management accepts such volatility, however, provided that the long-term prospect of achieving underwriting profits is reasonable. BHRG generally does not cede catastrophe and individual risks to other reinsurers.

Management’s Discussion (Continued)
     Insurance — Underwriting (Continued)
Berkshire Hathaway Reinsurance Group (Continued)
     Retroactive policies normally provide very large, but limited, indemnification of unpaid losses and loss adjustment expenses with respect to past loss events, which are generally expected to be paid over long periods of time. The underwriting losses from retroactive reinsurance are primarily attributed to the amortization of deferred charges established on retroactive reinsurance contracts written in previous years. The deferred charges, which represent the difference between the policy premium and the estimated ultimate claim reserves, are amortized over the expected claim payment period using the interest method. The amortization charges are recorded as losses incurred and, therefore, produce underwriting losses. The level of amortization in a given period is based upon estimates of the timing and amount of future loss payments. While contract terms vary, losses under retroactive contracts are generally subject to a very large aggregate dollar limit occasionally exceeding $1 billion under a single contract. The expected amount and timing of future loss payments is reviewed periodically. To the extent there are changes in these estimates, deferred charge balances are adjusted on a retrospective basis via a cumulative adjustment.
     Underwriting losses in 2005 from retroactive contracts are net of a pre-tax gain of approximately $46 million related to the final settlement of remaining unpaid losses under a certain retroactive reinsurance agreement. In addition, estimates of unpaid losses were reviewed during the fourth quarter of 2005 which resulted in a net reduction of $75 million in loss reserves. Also, rates of deferred charge amortization on certain contracts were decreased due to slower than expected loss payments. During 2004 the estimated timing of future loss payments with respect to one large contract was accelerated which produced an incremental pre-tax amortization charge of approximately $100 million.
     Loss payments for all retroactive contracts, including the aforementioned settlement totaled approximately $969 million in 2005 compared to $860 million in 2004. Unamortized deferred charges at December 31, 2005 totaled approximately $2.13 billion compared to $2.45 billion at year-end 2004. Management believes that these charges are reasonable with respect to the large amounts of float related to these policies, which totaled about $6.9 billion at December 31, 2005. Income generated from the investment of float is reflected in net investment income and investment gains.
     Premiums earned in 2005 from other multi-line reinsurance increased approximately $226 million over 2004. In 2005, increased premiums were earned from new workers’ compensation and ongoing aviation programs and were partially offset by declines in quota-share contracts. Premiums earned in 2004 from traditional multi-line reinsurance decreased $510 million compared to 2003. The comparative decrease was primarily due to declines in quota-share participations (including Lloyd’s) and the termination of a major quota-share contract in mid-2003.
     Pre-tax underwriting results from other multi-line reinsurance in 2005 included estimated losses of approximately $100 million from Hurricanes Katrina, Rita and Wilma. Pre-tax underwriting results in 2004 included losses of approximately $175 million arising from the third quarter hurricanes affecting the U.S. and Caribbean. However, catastrophe losses in 2004 were more than offset by increased underwriting gains in aviation coverages and approximately $160 million in gains from the commutations of several reinsurance contracts. Underwriting gains in 2003 reflected low amounts of property and aviation losses. There were no significant commutations in 2003.
     The pre-tax maximum probable loss from a single event at December 31, 2005 is estimated to be $6 billion resulting from potential risk of loss from a major earthquake in California.
     Berkshire Hathaway Primary Group
     Berkshire’s primary insurance group consists of a wide variety of smaller insurance businesses that principally write liability coverages for commercial accounts. These businesses include: National Indemnity Company’s primary group operation (“NICO Primary Group”), a writer of motor vehicle and general liability coverages; U.S. Investment Corporation (“USIC”), whose subsidiaries underwrite specialty insurance coverages; a group of companies referred to internally as “Homestate” operations, providers of standard multi-line insurance; Central States Indemnity Company (“CSI”), a provider of credit and disability insurance to individuals nationwide through financial institutions; and Med Pro which was acquired as of June 30, 2005. See Note 3 to the Consolidated Financial Statements for additional information concerning this acquisition.
     Collectively, Berkshire’s other primary insurance businesses produced earned premiums of $1,498 million in 2005, $1,211 million in 2004, and $1,034 million in 2003. Premiums earned in 2005 by Med Pro accounted for most of the increase in total premiums earned by the group compared with 2004. The increase in premiums earned in 2004 compared to 2003 was largely attributed to increased volume of USIC and the NICO Primary Group. Net underwriting gains of Berkshire’s other primary insurance businesses totaled $235 million in 2005, $161 million in 2004, and $74 million in 2003. The underwriting gain in 2005 reflected a decrease in loss reserve estimates for pre-2005 loss events in auto and general liability business, improved results of Homestate, USIC and CSI operations, partially offset by losses incurred from increases in medical malpractice reserves.

     Insurance — Investment Income
     Following is a summary of the net investment income of Berkshire’s insurance operations for the past three years. Dollars are in millions.

	2005	2004	2003
Investment income before taxes	$3,480	$2,824	$3,223
Applicable income taxes and minority interests	1,068	779	947

Investment income after taxes and minority interests	$2,412	$2,045	$2,276

     Investment income consists of interest and dividends earned on cash equivalents and fixed maturity and equity investments of Berkshire’s insurance businesses. Pre-tax investment income earned in 2005 by Berkshire’s insurance businesses exceeded amounts earned in 2004 by $656 million (23.2%). The increase in investment income in 2005 primarily reflects higher short-term interest rates in the United States in 2005 as compared to 2004. Investment income in 2004 declined 12.4% from 2003, reflecting relatively lower short-term interest rates and lower amounts of interest earned from high yield corporate bonds.
     A summary of investments held in Berkshire’s insurance businesses follows. Dollar amounts are in millions.

	Dec. 31,	Dec. 31,	Dec. 31,
	2005	2004	2003
Cash and cash equivalents	$38,814	$38,706	$29,908
Equity securities	46,412	37,420	35,017
Fixed maturity securities	27,385	22,831	26,087
Other	918	2,059	2,656

	$113,529	$101,016	$93,668

     Fixed maturity investments as of December 31, 2005 were as follows. Dollar amounts are in millions.

	Amortized	Unrealized
	cost	gains/losses	Fair value
U.S. Treasury, government corporations and agencies	$7,633	$(15)	$7,618
States, municipalities and political subdivisions	4,243	90	4,333
Foreign governments	6,884	77	6,961
Corporate bonds and redeemable preferred stocks, investment grade	3,235	187	3,422
Corporate bonds and redeemable preferred stocks, non-investment grade	2,257	1,290	3,547
Mortgage-backed securities	1,464	40	1,504

	$25,716	$1,669	$27,385

     All U.S. government obligations are rated AAA by the major rating agencies and about 95% of all state, municipal and political subdivisions, foreign government obligations and mortgage-backed securities were rated AA or higher. Non-investment grade securities represent securities that are rated below BBB- or Baa3. Fair value reflects quoted market prices where available or, if not available, prices obtained from independent pricing services.
     Invested assets derive from shareholder capital and reinvested earnings as well as net liabilities assumed under insurance contracts or “float.” The major components of float are unpaid losses, unearned premiums and other liabilities to policyholders less premiums and reinsurance receivables, deferred charges assumed under retroactive reinsurance contracts and deferred policy acquisition costs. Float totaled approximately $49.3 billion at December 31, 2005, $46.1 billion at December 31, 2004 and $44.2 billion at December 31, 2003. The cost of float, as represented by the ratio of pre-tax underwriting gain or loss to average float, was negative for the last three years, as Berkshire’s insurance businesses generated pre-tax underwriting gains in each year.
     Non-Insurance Businesses
     A summary follows of results from Berkshire’s non-insurance businesses for the past three years. Dollars are in millions.

	2005	2004	2003
Pre-tax earnings	$3,445	$3,065	$2,776
Income taxes and minority interests	1,285	1,152	1,031

Net earnings	$2,160	$1,913	$1,745

Management’s Discussion (Continued)
     Non-Insurance Businesses (Continued)
     A comparison of revenues and pre-tax earnings between 2005, 2004 and 2003 for the non-insurance businesses follows. Dollars are in millions.

	Revenues			Pre-tax earnings
	2005	2004	2003	2005	2004	2003
Apparel	$2,286	$2,200	$2,075	$348	$325	$289
Building products	4,806	4,337	3,846	751	643	559
Finance and financial products	4,559	3,774	3,045	822	584	619
Flight services *	3,660	3,244	2,431	120	191	72
McLane Company	24,074	23,373	13,743	217	228	150
Retail	2,759	2,601	2,311	201	163	165
Shaw Industries	5,723	5,174	4,660	485	466	436
Other businesses	3,588	3,213	3,040	501	465	486

	$51,455	$47,916	$35,151	$3,445	$3,065	$2,776

*	In 2004, Berkshire adopted the provisions of EITF 00-21 (“Accounting for Revenue Arrangements with Multiple Deliverables”). As a result, for consolidated reporting purposes, the method of recognizing revenue related to NetJets’ fractional aircraft sales was changed. Management continues to evaluate the results of NetJets under the prior revenue recognition criteria and thus has shown revenues and pre-tax earnings for the flight services segment using the prior revenue recognition method. Revenues shown in this table are greater than the amounts reported in Berkshire’s consolidated financial statements by $704 million in 2005 and $902 million in 2004. Pre-tax earnings included in this table for 2005 and 2004 exceed the amounts included in the consolidated financial statements by $63 million and $74 million, respectively.
     Apparel
     Apparel revenues in 2005 increased $86 million (4%) over 2004 and revenues in 2004 increased $125 million (6%) over 2003. Sales of clothing products (Fruit of the Loom (“FOL”), Garan and Fechheimer) totaled $1,754 million in 2005 an increase of $60 million (3.5%) over 2004, which was primarily attributed to a 3% increase in unit volume and changes in the sales mix of FOL products. Footwear (HH Brown Shoe Group and Justin) sales in 2005 increased $26 million (5.3%) over 2004. Increased sales were generated in Western boots and women’s casual shoes. Increased sales by FOL accounted for essentially all of the increases in 2004 over 2003, as unit sales increased 14%, partially offset by lower net selling prices. Sales to a few major retailers account for about 45% of apparel revenues. Loss or curtailment of sales to a major customer could have a material adverse impact on revenues and pre-tax earnings of the apparel segment.
     Pre-tax earnings of apparel businesses totaled $348 million in 2005, an increase of 7% over 2004. Almost half of the increase in pre-tax earnings in 2005 was generated by FOL due to the aforementioned sales increase, although higher advertising and plant closure costs had an adverse effect on earnings. In addition, increased earnings were achieved in the footwear businesses.
     Building products
     Building products revenues in 2005 totaled $4,806 million, an increase of $469 million (11%) over 2004. Increased sales volume was generated in all significant product lines in 2005, including insulation and roofing products (Johns Manville-10%), paint and coatings (Benjamin Moore-5%), brick and masonry (Acme-11%) and steel connector plates and truss machinery (MiTek-22%). Berkshire’s building products businesses have benefited in recent periods by relatively strong residential housing market conditions. The increases in revenues in 2005 were primarily driven by higher average selling prices for most products, which in most instances were precipitated by comparatively higher materials, production and delivery costs, particularly for steel, petrochemicals and energy.
     Pre-tax earnings of the building products group in 2005 exceeded earnings in 2004 by $108 million (17%), reflecting increased earnings from insulation and roofing products, connector plate/truss machinery and bricks partially offset by lower earnings from paints and coatings. Over the past year, Berkshire’s building products businesses have instituted price increases to compensate for rising raw material and energy related production and transportation costs. Nevertheless, certain costs essential to the production processes, including natural gas (brick and insulation), steel (connector plates) and petrochemicals (paint and coatings) are increasingly subject to rapid price changes and constraints in availability for a variety of reasons. In addition, rapid rises in interest rates could adversely affect housing construction which could result in declining sales for Berkshire’s building products businesses. The pre-tax results for 2003 included a loss of $21 million from a fire at a Johns Manville pipe insulation plant.

     Non-Insurance Businesses (Continued)
     Finance and financial products
     A summary of revenues and pre-tax earnings from Berkshire’s finance and financial products businesses follows. Dollar amounts are in millions.

	Revenues			Pre-tax earnings
	2005	2004	2003	2005	2004	2003
Manufactured housing and finance	$3,175	$2,024	$512	$416	$192	$34
Furniture/transportation equipment leasing	856	789	750	173	92	34
Other	528	961	1,783	233	300	551

	$4,559	$3,774	$3,045	$822	$584	$619

     The increase in revenues in 2005 from manufactured housing and finance activities of Clayton Homes (“Clayton”) was primarily attributed to increased sales of manufactured homes ($491 million) and increased interest income ($583 million) from comparatively higher installment loan balances. Installment loan balances have increased approximately $8.5 billion from the date of Berkshire’s acquisition on August 7, 2003 to $9.6 billion as of December 31, 2005, reflecting the impact of several loan portfolio acquisitions as well as loan originations. Clayton’s results are included in Berkshire’s consolidated financial statements beginning as of the acquisition date.
     Pre-tax earnings from Clayton’s manufactured housing and finance activities totaled $416 million in 2005, an increase of $224 million (117%) over 2004. The significant increase in pre-tax earnings is primarily due to higher interest income from the increase in acquired loan portfolios during 2004 and 2005, partially offset by higher interest expense derived from Berkshire Hathaway Finance Corporation, an affiliate that has issued approximately $8.8 billion par of medium term notes to finance the aforementioned increase in installment loans. In addition, improved comparative results in the manufacturing and retail segments of Clayton’s business contributed to the overall earnings growth.
     Furniture and transportation equipment leasing revenues in 2005 primarily reflect increased rental income. Pre-tax earnings from furniture and transportation equipment leasing activities in 2005 increased $81 million over 2004, reflecting higher rental income and lower administrative and interest expenses.
     Other finance revenues in 2005 and 2004 are primarily derived from interest income from other loans and fixed income investments and the operations of General Re Securities (“GRS”) which is being run-off. In 2003, other finance revenues included life insurance annuity premiums of $700 million arising from a few sizable transactions. Annuity premiums generated in 2005 and 2004 were nominal. Other finance revenues in 2004 also included $282 million from the consolidation of Value Capital L.P. (“VC”) during the first six months. As a result of a significant decline in the percentage of Berkshire’s economic interest in VC, Berkshire ceased consolidation of VC effective July 1, 2004 and thereafter accounted for its investment in VC pursuant to the equity method.
     Pre-tax earnings from other finance activities in 2005 were $233 million, a decrease of $67 million from 2004. Berkshire’s investment in VC produced a pre-tax loss in 2005 of $33 million compared to a pre-tax gain of $30 million in 2004. GRS generated pre-tax losses of $104 million in 2005 and $44 million in 2004. The increase in GRS losses was due to higher losses from unwinding derivative positions. In 2005, pre-tax earnings attributed to the life insurance/annuity business exceeded 2004 by $68 million as a result of higher short-term interest rates and the absence of adverse effects from changes to mortality estimates pertaining to annuity contracts.
     Pre-tax earnings from other finance activities in 2004 declined approximately $251 million from 2003 primarily as a result of comparatively lower amounts of invested assets. In addition, pre-tax earnings for 2004 were negatively impacted by higher allocations of investments in low-yielding cash and cash equivalents, a significant reduction in the early redemptions of fixed-income securities purchased at a discount and adverse effects from changes in mortality assumptions.
     Flight services
     Flight service revenues in 2005 increased $416 million (13%) over 2004, which, in turn, increased $813 million (33%) over 2003. In 2005, revenues of the training business (FlightSafety) and the fractional ownership business (NetJets) each increased 13% over revenues in 2004. In 2005, the increase in training revenue was primarily due to increased simulator usage and increased demand, primarily in the corporate aviation and regional airline markets. The fractional ownership program revenue increase in 2005 over 2004 reflected an 18% increase in flight operations and management service fees. The increase in flight operations revenue primarily resulted from a 7% increase in occupied flight hours, rate increases and a higher mix of larger cabin aircraft usage, which generate higher revenues. Over 90% of the revenue increase in 2004 over 2003 resulted from the NetJets business where flight operations revenue increased just under $400 million and revenues from aircraft sales increased about $360 million. NetJets and FlightSafety continue to be leaders in the aircraft fractional ownership and training markets.
     Pre-tax earnings of the flight services businesses totaled $120 million in 2005, a decrease of $71 million as compared to 2004. In 2005, pre-tax earnings from the FlightSafety training business, increased approximately 10% over 2004 to approximately $200 million, due primarily to the impact of increased training revenues and simulator sales. NetJets incurred a pre-tax loss of about $80 million in 2005 compared to pre-tax income of about $10 million in 2004. Several factors contributed to the loss in 2005. Throughout 2005, NetJets experienced unusually high shortages of available aircraft due to increases in

Management’s Discussion (Continued)
     Flight services (Continued)
owner demand outpacing increases in capacity. Consequently, NetJets subcontracted additional aircraft capacity through charter services. The costs associated with subcontracted flights were not fully recoverable from clients and caused an incremental pre-tax cost of approximately $85 million in 2005. NetJets has added aircraft to the core fleet and is developing strategies to address capacity issues and restore profitability. NetJets recorded a special charge of $20 million in the fourth quarter of 2005 for prior periods’ compensation related to a new labor contract with its pilots and flight attendants. Additionally, interest expense in 2005 increased approximately $23 million due to higher interest rates.
     McLane Company
     On May 23, 2003, Berkshire acquired McLane Company, Inc., (“McLane”) a distributor of grocery and food products to retailers, convenience stores and restaurants. Results of McLane’s business operations are included in Berkshire’s consolidated results beginning on that date. McLane’s revenues in 2005 totaled $24.1 billion compared to $23.4 billion in 2004 and approximately $22.0 billion for the full year of 2003. Sales of grocery products increased about 5% in 2005 and were partially offset by lower sales to foodservice customers. McLane’s business is marked by high sales volume and very low profit margins.
     Pre-tax earnings in 2005 of $217 million declined $11 million versus 2004. The gross margin percentage was relatively unchanged between years. However, the resulting increased gross profit was more than offset by higher payroll, fuel and insurance expenses. Approximately 33% of McLane’s annual revenues currently derive from sales to Wal-Mart. Loss or curtailment of purchasing by Wal-Mart could have a material adverse impact on revenues and pre-tax earnings of McLane.
     Retail
     Berkshire’s retail operations consist of several home furnishings and jewelry retailers. Aggregate revenues in 2005 increased $158 million (6%) over 2004. Revenues of the home furnishings businesses were $1,958 million in 2005 and $1,843 million in 2004 and jewelry revenues were $801 million in 2005 as compared to $758 million in 2004. Aggregate same store sales in 2005 increased approximately 2.5% compared to 2004. In addition, the revenue increase was as a result of new store sales at R.C. Willey and Jordan’s. Pre-tax earnings in 2005 of the retail group totaled $201 million, an increase of $38 million (23%) over 2004. Approximately 90% of the comparative increase in pre-tax earnings was produced by the home furnishings businesses.
     Total revenues attributed to retail operations were $2,601 million in 2004, an increase of $290 million (13%) over 2003. Same store sales in 2004 increased 2.4% from 2003. Pre-tax earnings of the retail group totaled $163 million in 2004 compared to $165 million in 2003. The increase in sales was substantially offset by higher costs associated with new home furnishings stores, including increased salaries and benefits, depreciation and distribution costs.
     Shaw Industries
     Revenues of Shaw Industries of $5,723 million in 2005 increased $549 million (11%) over 2004. The increase in 2005 reflected increases in average net selling prices for carpet and a very small increase in yards of carpet sold. During 2005, sales of rugs also increased over 2004. Pre-tax earnings in 2005 increased $19 million (4%) over 2004. Despite the increases in selling prices, operating margins in 2005 were adversely affected by repeated increases in petroleum-based raw material costs. Consequently, increases in production costs have, generally, outpaced increases in average net selling prices over the past two years. In addition, product sample costs pertaining to the introduction of new products increased approximately $29 million in 2005 as compared to 2004.
     Revenues generated by Shaw Industries in 2004 increased $514 million (11%) over 2003 due to a 9% increase in square yards of carpet sold, higher net selling prices and increased hard surface and rug sales. In addition, sales in 2004 include two businesses acquired by Shaw in 2003 (Georgia Tufters and the North Georgia operations of the Dixie Group). These acquisitions contributed sales of $240 million in 2004 and $50 million in 2003. Pre-tax earnings in 2004 totaled $466 million, an increase of $30 million (7%) over 2003. Sales price increases lagged raw material supplier price increases resulting in a decline in gross margins during 2004 as compared to 2003.
     Equity in Earnings of MidAmerican Energy Holdings Company
     Earnings from MidAmerican represent Berkshire’s share of MidAmerican’s net earnings as determined under the equity method. In 2005, Berkshire’s share of MidAmerican’s net earnings was $523 million versus $237 million in 2004. MidAmerican’s 2004 results include an after-tax charge of $340 million (of which Berkshire’s share was about $255 million) to write down certain assets of an operation that was shut down in the third quarter and a gain of $44 million (Berkshire’s share was about $33 million) from the realization of certain Enron-related bankruptcy claims. In 2005, MidAmerican benefited from favorable comparative results at most of its domestic businesses and from gains on sales of certain non-strategic assets and investments. These improvements were partially offset by lower earnings from the U.K. electricity business. Ignoring the effect of the aforementioned two non-recurring events, Berkshire’s share of MidAmerican’s 2004 net earnings was $459 million, which, when compared with 2003 results, reflects improved results at most of MidAmerican’s major operating units. See Note 2 to the Consolidated Financial Statements for additional information regarding MidAmerican.

     Investment and Derivative Gains/Losses
     A summary of investment and derivative gains and losses follows. Dollar amounts are in millions.

	2005	2004	2003
Investment gains/losses from -
Sales and other disposals of investments -
Insurance and other	$5,831	$1,527	$2,873
Finance and financial products	544	61	338
Other-than-temporary impairments	(114)	(19)	(289)
Life settlement contracts	(82)	(207)	—
Other	17	267	374

	6,196	1,629	3,296

Derivative gains/losses from -
Foreign currency forward contracts	(955)	1,839	825
Other	253	21	—

	(702)	1,860	825

Gains/losses before income taxes and minority interests	5,494	3,489	4,121
Income taxes and minority interests	1,964	1,230	1,392

Net gains/losses	$3,530	$2,259	$2,729

     Investment gains or losses are recognized upon the sales of investments or as otherwise required under GAAP. The timing of realized gains or losses from sales can have a material effect on periodic earnings. However, such gains or losses usually have little, if any, impact on total shareholders’ equity because most equity and fixed maturity investments are carried at fair value, with the unrealized gain or loss included as a component of other comprehensive income.
     For many years, Berkshire held an investment in common stock of The Gillette Company (“Gillette”). The Procter & Gamble Company (“PG”) completed its acquisition of Gillette on October 1, 2005. On that date, PG issued 0.975 shares of common stock for each outstanding share of Gillette common stock. Berkshire recognized a non-cash pre-tax investment gain of approximately $5 billion upon the conversion of the Gillette shares for PG shares. Berkshire’s management does not regard the gain that was recorded, as required by GAAP, as meaningful. Berkshire intends to hold the shares of PG just as it has held the Gillette shares. The gain recognized for financial reporting purposes is deferred for income tax purposes. The transaction essentially had no effect on Berkshire’s consolidated shareholders’ equity because the gain included in earnings in the fourth quarter was accompanied by a corresponding reduction of unrealized investment gains included in accumulated other comprehensive income as of September 30, 2005.
     The other-than-temporary impairment losses reflected in the table above represent the adjustment of cost to fair value when, as required by GAAP, management concludes that the investment’s decline in value below cost is other than temporary. The impairment loss represents a non-cash charge to earnings. See Note 1(d) to the Consolidated Financial Statements for a summary of the factors considered in the judgment process. Gains and losses from the ultimate sale of securities in which other-than-temporary impairments were previously recorded are included in sales of investments.
     Prior to January 1, 2004, Berkshire accounted for investments in life settlement contracts on the cost basis, which included the initial purchase price plus subsequent periodic maintenance costs. Beginning in 2004, as a result of obtaining information that suggested the SEC believed a different accounting method should be used, life settlement investments are accounted for under FASB Technical Bulletin (“FTB”) 85-4 “Accounting for Purchases of Life Insurance.” Under FTB 85-4, the life settlement contracts are carried at the cash surrender value of the contract. The excess of the cash paid to purchase these contracts over the cash surrender value at the date of purchase is recognized as a loss immediately and periodic maintenance costs, such as premiums necessary to keep the underlying policies in force, are charged to earnings immediately. The pre-tax loss in 2004 included $73 million with respect to life settlement contracts held at December 31, 2003. Despite the accounting loss recorded for these contracts, management believes the current value of the contracts is no less than the cost basis and believes these contracts will produce satisfactory earnings.
     Derivative gains and losses from foreign currency forward contracts arise as the value of the U.S. dollar changes against certain foreign currencies. Small changes in certain foreign currency exchange rates produce material changes in the fair value of these contracts and consequently can produce exceptional volatility in reported earnings. The potential for such volatility declined in 2005 as the notional value of open contracts declined approximately $7.6 billion to $13.8 billion as of December 31, 2005. During 2005, the value of most foreign currencies decreased relative to the U.S. dollar. Thus, forward contracts produced pre-tax losses. Conversely, the value of many foreign currencies rose relative to the U.S. dollar in 2004 and 2003, and Berkshire’s contract positions produced significant pre-tax gains.
     During 2004 and 2005, Berkshire has also entered into other derivative contracts pertaining to credit default risks of other entities as well as equity price risk associated with major equity indexes. Such contracts are carried at estimated fair value and the change in estimated fair value is included in earnings in the period of the change. These contracts are not traded on an exchange and independent market prices are not consistently available. Accordingly, considerable judgment is required in estimating fair value.

Management’s Discussion (Continued)
Financial Condition
     Berkshire’s balance sheet continues to reflect significant liquidity and a strong capital base. Consolidated shareholders’ equity at December 31, 2005 totaled $91.5 billion. Consolidated cash and invested assets, excluding assets of finance and financial products businesses, totaled approximately $115.6 billion at December 31, 2005 (including cash and cash equivalents of $40.5 billion) and $102.9 billion at December 31, 2004 (including $40.0 billion in cash and cash equivalents). Berkshire’s invested assets are held predominantly in its insurance businesses.
     On June 30, 2005, Berkshire acquired Med Pro from an affiliate of General Electric Company. Med Pro is a primary medical malpractice insurer. On August 31, 2005, Berkshire acquired Forest River, Inc., a manufacturer of recreational vehicles sold in the United States and Canada. In addition, a few other smaller add on acquisitions were completed by Berkshire subsidiaries during 2005. Aggregate consideration paid for all acquisitions in 2005 was approximately $2.4 billion.
     Berkshire’s consolidated notes payable and other borrowings, excluding borrowings of finance businesses, totaled $3.6 billion at December 31, 2005 and $3.5 billion at December 31, 2004. During 2005, commercial paper and short-term borrowings of subsidiaries increased $242 million, due primarily to borrowings of NetJets to acquire additional aircraft. Additionally, borrowings under investment contracts increased $250 million during 2005 due to a new contract which matures in 2007.
     In May 2002, Berkshire issued the SQUARZ securities, which consist of $400 million par amount of senior notes due in November 2007 together with warrants to purchase 4,464 Class A equivalent shares of Berkshire common stock, which expire in May 2007. A warrant premium is payable to Berkshire at an annual rate of 3.75% and interest is payable to note holders at a rate of 3.00%. Each warrant provides the holder the right to purchase either 0.1116 shares of Class A or 3.348 shares of Class B stock for $10,000. In addition, holders of the senior notes have the option to require Berkshire to repurchase the senior notes at par on May 15, 2006, provided that the holders also surrender a corresponding amount of warrants for cancellation. To date, no warrants have been exercised and $64 million par of notes have been redeemed.
     On February 9, 2006, Berkshire obtained control of MidAmerican for financial reporting purposes. See Note 2 to the Consolidated Financial Statements for more information concerning MidAmerican. In addition, MidAmerican expects to complete its acquisition of PacifiCorp in March 2006 for approximately $5.1 billion, at which time Berkshire will acquire additional shares of MidAmerican for $3.4 billion thereby increasing its ownership interest to 88.6% (86.5% diluted). MidAmerican intends to issue additional debt or other securities for the remainder of the purchase price. Berkshire has not provided and does not intend to guaranty debt issued by MidAmerican or its subsidiaries. However, Berkshire has made a commitment that allows MidAmerican to request up to $3.5 billion of capital until February 28, 2011 to pay its debt obligations or to provide funding to its regulated subsidiaries.
     Total assets of the finance and financial products businesses totaled $24.5 billion as of December 31, 2005, and $31.0 billion at December 31, 2004. Liabilities totaled $20.3 billion as of December 31, 2005, and $20.4 billion at December 31, 2004. During 2005, significant declines in investments in fixed maturity securities ($5.0 billion) resulted from sales and disposals and were offset by a decline ($4.6 billion) in securities sold under repurchase agreements. A $3.4 billion decline in derivative contract assets was the result of a large reduction in derivative contracts outstanding, including the ongoing run-off of the remaining positions of GRS. The asset reductions were partially offset by declines in liabilities to counterparties for funds held as collateral. Derivative contract liabilities increased slightly in 2005 as declines in liabilities due to the run-off of GRS were offset by increases in liabilities established with respect to other derivative positions of another Berkshire subsidiary.
     Cash and cash equivalents of finance and financial products businesses totaled $4.2 billion as of December 31, 2005 and $3.4 billion as of December 31, 2004. During 2004, manufactured housing loans of Clayton increased approximately $5.0 billion to $7.5 billion as of December 31, 2004 and as of December 31, 2005 further increased to $9.6 billion. The increases were primarily attributed to loan portfolio acquisitions during 2004 and 2005. Prior to its acquisition by Berkshire in August 2003, Clayton securitized and sold a significant portion of its installment loans through special purpose entities. In early 2003, Clayton discontinued its loan securitizations and sales.
     Notes payable and other borrowings of Berkshire’s finance and financial products businesses totaled $10.9 billion at December 31, 2005 and $5.4 billion at December 31, 2004. During 2005, Berkshire Hathaway Finance Corporation (“BHFC”) issued a total of $5.25 billion par amount of medium term notes. The proceeds of these issues were used to finance originated and acquired loans of Clayton. Medium term notes issued by BHFC ($8.85 billion in the aggregate) are guaranteed by Berkshire.
     Berkshire believes that it currently maintains sufficient liquidity to cover its existing contractual obligations and provide for contingent liquidity.
Contractual Obligations
     Berkshire and its subsidiaries are parties to contracts associated with ongoing business and financing activities, which will result in cash payments to counterparties in future periods. Notes payable and securities sold under agreements to repurchase are reflected in the Consolidated Financial Statements along with accrued but unpaid interest as of the balance sheet date. In addition, Berkshire will be obligated to pay interest under debt obligations for periods subsequent to the balance sheet date. Although certain principal balances may be prepaid in advance of the maturity date, thus reducing future interest

Contractual Obligations (Continued)
obligations, it is assumed that no principal prepayments will occur for purposes of this disclosure. Further, while short-term borrowings and repurchase agreements are currently expected to be renewed as they mature, such amounts are not assumed to renew for purposes of this disclosure.
     Berkshire and subsidiaries are also parties to long-term contracts to acquire goods or services in the future, which are not currently reflected in the financial statements. Such obligations, including future minimum rentals under operating leases, will be reflected in future periods as the goods are delivered or services provided. Amounts due as of the balance sheet date for purchases where the goods and services have been received and a liability incurred are not included to the extent that such amounts are due within one year of the balance sheet date.
     Contractual obligations for unpaid losses and loss adjustment expenses arising under property and casualty insurance contracts are estimates. The timing and amount of such payments are contingent upon the ultimate outcome of claim settlements that will occur over many years. The amounts presented in the following table have been estimated based upon past claim settlement activities. The timing and amount of such payments are subject to significant estimation error. The factors affecting the ultimate amount of claims are discussed in the following section regarding Berkshire’s critical accounting policies. Accordingly, the actual timing and amount of payments may differ materially from the amounts shown in the table.
     A summary of long-term contractual obligations as of December 31, 2005 follows. Amounts represent estimates of gross undiscounted amounts payable over time. In addition, certain losses and loss adjustment expenses for property and casualty loss reserves are ceded to others under reinsurance contracts and therefore are recoverable. Such potential recoverables are not reflected in the table. Amounts are in millions.

	Estimated payments due by period
	Total	2006	2007-2008	2009-2010	After 2010
Notes payable and other borrowings (1)	$18,700	$2,441	$5,666	$3,155	$7,438
Securities sold under agreements to repurchase (1)	1,162	1,162	—	—	—
Operating leases	1,632	357	532	323	420
Purchase obligations (2)	12,651	3,897	3,370	2,369	3,015
Unpaid losses and loss expenses	50,832	12,192	13,713	7,119	17,808
Other long-term policyholder liabilities	3,937	42	59	41	3,795
Other (3)	12,473	871	714	2,129	8,759

Total	$101,387	$20,962	$24,054	$15,136	$41,235

(1)	Includes interest

(2)	Principally relates to NetJets’ aircraft purchases

(3)	Principally annuity reserves, employee benefits and derivative contract liabilities
Critical Accounting Policies
     Certain accounting policies require management to make estimates and judgments concerning transactions that will be settled several years in the future. Amounts recognized in the financial statements from such estimates are necessarily based on numerous assumptions involving varying and potentially significant degrees of judgment and uncertainty. Accordingly, the amounts currently reflected in the financial statements will likely increase or decrease in the future as additional information becomes available.
     Property and casualty losses
     A summary of Berkshire’s consolidated liabilities for unpaid property and casualty losses is presented in the table below. Except for certain workers’ compensation reserves, liabilities for unpaid property and casualty losses (referred to in this section as “gross unpaid losses”) are reflected in the Consolidated Balance Sheets without discounting for time value, regardless of the length of the claim-tail. Dollars are in millions.

	Gross unpaid losses		Net unpaid losses*
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
GEICO	$5,578	$5,112	$5,285	$4,867
General Re	21,524	22,258	20,429	20,056
BHRG	17,202	16,235	14,577	13,132
Berkshire Hathaway Primary	3,730	1,614	3,271	1,542

Total	$48,034	$45,219	$43,562	$39,597

*	Net of reinsurance recoverable and deferred charges reinsurance assumed and before foreign currency translation effects.

Management’s Discussion (Continued)
     Property and casualty losses (Continued)
     Berkshire records liabilities for unpaid losses and loss adjustment expenses under property and casualty insurance and reinsurance contracts based upon estimates of the ultimate amounts payable under the contracts with respect to losses occurring on or before the balance sheet date. Depending on the type of loss being estimated, the timing and amount of property and casualty loss payments are subject to a great degree of variability and are contingent, among other things, upon the timing of the claim reporting from insureds and cedants and the determination and payment of the ultimate loss amount through the loss adjustment process. A variety of techniques are used to establish and review the liabilities for unpaid losses recorded as of the balance sheet date. While techniques may vary, significant judgments and assumptions are necessary in projecting the ultimate amount payable in the future with respect to loss events that have occurred.
     As of any balance sheet date, claims that have occurred have not all been reported, and if reported may not have been settled. The time period between the occurrence date and payment date of a loss is referred to as the “claim-tail.” Property claims usually have fairly short claim-tails and, absent litigation, are reported and settled within no more than a few years after occurrence. Casualty losses usually have very long claim-tails, occasionally extending for decades. Casualty claims are more susceptible to litigation and can be significantly affected by changing contract interpretations and the legal environment which contributes to extended claim-tails. Claim-tails for reinsurers may be further extended due to delayed reporting by ceding insurers or reinsurers due to contractual provisions or reporting practices. Loss and loss adjustment expense reserves include provisions for those claims that have been reported (referred to as “case reserves”) and for those claims that have not been reported, referred to as incurred but not yet reported (“IBNR”) reserves.
     Receivables recorded with respect to insurance losses ceded to other reinsurers under reinsurance contracts are estimated in a manner similar to liabilities for insurance losses and, therefore, are also subject to estimation error. In addition to the factors cited above, reinsurance recoverables may ultimately prove to be uncollectible if the reinsurer is unable to perform under the contract. Reinsurance contracts do not relieve the ceding company of its obligations to indemnify its own policyholders.
     Each of Berkshire’s insurance businesses utilize techniques for establishing reserves that are believed to best fit the business. Additional information regarding reserves established by each of the significant businesses (GEICO, General Re and BHRG) follows.
     GEICO
     GEICO’s gross unpaid losses and loss adjustment expense reserves as of December 31, 2005 totaled $5,578 million and net of reinsurance recoverables were $5,285 million. As of December 31, 2005, gross reserves included $3,910 million of case reserves and $1,668 million of IBNR reserves.
     GEICO predominantly writes private passenger auto insurance which has a relatively short claim-tail. Accordingly, the risk of estimation error is thought to be much less at GEICO than for either General Re or BHRG. The key assumptions affecting GEICO’s reserves include projections of ultimate claim counts and average loss per claim (“severity”), which includes loss adjustment expenses. GEICO’s reserving methodologies produce reserve estimates based upon the individual claims (or a “ground-up” approach), which in the aggregate yields a point estimate of the ultimate losses and loss adjustment expenses. Ranges of loss estimates are not calculated in the aggregate. A detailed discussion of the process and significant factors considered in establishing reserves follows.
     Actuaries establish and evaluate unpaid loss reserves using recognized standard statistical loss development methods and techniques. The significant reserve components (and percentage of gross reserves) are: (1) average reserves (20%), (2) case and case development reserves (50%), and (3) IBNR reserves (30%). Each component of loss reserves is affected by the expected frequency and average severity of claims. Such amounts are analyzed using statistical techniques on historical claims data and adjusted when appropriate to reflect perceived changes in loss patterns. Data is analyzed by policy coverage, jurisdiction of loss, reporting date and occurrence date, among other factors. A brief discussion of each component follows.
     Average reserve amounts are established for auto damage claims and new liability claims prior to the development of an individual case reserve. Average reserve amounts are driven by the estimated average severity per claim and the number of new claims opened. The average severity per claim amount is developed by projecting the ultimate severity for each accident quarter and weighting with both reported claims and unreported claims.
     Claim adjusters generally establish individual liability claim case loss and loss adjustment expense reserve estimates as soon as the specific facts and merits of each claim can be evaluated. Case reserves represent the amounts that in the judgment of the adjusters are reasonably expected to be paid in the future to completely settle the claim, including expenses. Individual case reserves are revised as more information becomes known.
     For most liability coverages, case reserves alone are an insufficient measure of the ultimate cost due in part to the longer claim-tail, the greater chance of protracted litigation and the incompleteness of facts available at the time the case reserve is established. Therefore, additional case development reserve estimates are established, usually as a percentage of the case reserve. In general, case development factors are selected by a retrospective analysis of the overall adequacy of historical case reserves. Case development factors are reviewed and revised periodically.

     Property and casualty losses (Continued)
     GEICO (Continued)
     For unreported claims, IBNR reserve estimates are calculated by first projecting the ultimate number of claims expected (reported and unreported) for each significant coverage by using historical quarterly and monthly claim counts, to develop age-to-age projections of the ultimate counts by accident quarter. Reported claims are subtracted from the ultimate claim projections to produce an estimate of the number of unreported claims. The number of unreported claims is multiplied by an estimate of the average cost per unreported claim to produce the IBNR reserve amount. Actuarial techniques are difficult to apply reliably in certain situations, such as to new legal precedents, class action suits or recent catastrophes. Consequently, supplemental IBNR reserves for these types of events may be established.
     For each of its major coverages, GEICO tests the adequacy of the total loss reserves using one or more actuarial projections based on claim closure models, paid loss triangles and incurred loss triangles. Each type of projection analyzes loss occurrence data for claims occurring in a given period and projects the ultimate cost.
     GEICO’s exposure to highly uncertain losses is believed to be limited to certain commercial excess umbrella policies written during a period from 1981 to 1984. Remaining reserves associated with such exposure is currently a relatively insignificant component of GEICO’s total reserves (3%) and there is little, if any, apparent asbestos or environmental liability exposure. Related claim activity over the past year was insignificant.
     General Re
     General Re’s unpaid losses and loss adjustment expenses as of December 31, 2005 are summarized below. Amounts are in millions.

		Workers’
	Property	Compensation	Casualty	Total
Reported case reserves	$1,968	$2,199	$7,768	$11,935
IBNR reserves	1,479	1,019	7,091	9,589

Gross reserves	$3,447	$3,218	$14,859	21,524

Ceded reserves and deferred charges				(1,095)

Net reserves				$20,429

     General Re’s process of establishing loss reserve estimates is based upon a ground-up approach, beginning with case estimates and supplemented by additional case reserves (“ACR’s”) and IBNR reserves. Critical judgments in the establishment of these loss reserves involve the establishment of ACR’s by claim examiners, the expectation of ultimate loss ratios which drive IBNR reserve amounts and the case reserve reporting trends compared to the expected loss reporting patterns. The company does not routinely calculate loss reserve ranges because it believes that the techniques necessary have not sufficiently developed and the myriad of assumptions required render such resulting ranges to be unreliable. In addition, counts of claims or average amount per claim are not utilized because clients do not consistently provide reliable data in sufficient detail.
     General Re claim examiners establish case reserve estimates based on the facts and circumstances of the claims and the terms and provisions of the insurance and reinsurance contracts. For reinsurance claims, claim examiners receive notices from client companies in a manner that reflects the terms of the reinsurance contracts. Contract terms governing claim reporting are generally based on the client’s view of the case loss (e.g., claims with reserves greater than one-half the retention) or injury type (e.g., any claim arising from a fatality). Some reinsurance contracts, such as quota-share contracts, permit claims to be reported on a bulk basis.
     Upon notification of a reinsurance claim from a ceding company, claim examiners make independent evaluations of loss amounts. In some cases, examiners’ estimates differ from amounts reported by ceding companies. If the examiners’ estimates are significantly greater than the ceding company’s estimates, the claims are further investigated. If deemed appropriate, ACR’s are established above the amount reported by the ceding company. Examiners also conduct claim reviews at client companies periodically and case reserves are often increased as a result. In 2005, claim examiners conducted in excess of 400 claim reviews.
     Actuaries classify all loss and premium data into segments (reserve cells) primarily based on product (e.g., treaty, facultative, and program) and line of business (e.g., auto liability, property, etc.). For each reserve cell, losses are aggregated by accident year and analyzed over time. Depending on client reporting practices, some losses and premiums are aggregated by policy year. These loss aggregations are called loss triangles, which are the primary basis for IBNR reserve calculations. North American operations presently review over 300 reserve cells and the International operations presently review about 900 reserve cells.

Management’s Discussion (Continued)
     Property and casualty losses (Continued)
     General Re (Continued)
     Loss triangles are used to determine the expected case loss emergence patterns and, in conjunction with expected loss ratios by accident year, are further used to determine IBNR reserves. Additional calculations form the basis for estimating the expected loss emergence pattern. The determination of the expected loss emergence pattern is not strictly a mechanical process. In instances where the historical loss data is insufficient, estimation formulas are used along with reliance on other loss triangles and judgment. Factors affecting loss development triangles include but are not limited to the following: changing client claims practices, changes in claim examiners use of ACR’s or the frequency of client company claim reviews, changes in policy terms and coverage (such as client loss retention levels and occurrence and aggregate policy limits), changes in loss trends and changes in legal trends that result in unanticipated losses, as well as other sources of statistical variability. These items influence the selection of the expected loss emergence patterns.
     Expected loss ratios are selected by reserve cell, by accident year, based upon reviewing indicated ultimate loss ratios predicted from aggregated pricing statistics. Indicated ultimate loss ratios are calculated using the selected loss emergence pattern, reported losses and earned premium. If the selected emergence pattern is not accurate, then the indicated ultimate loss ratios will not be correct and this can influence the selected loss ratios and hence the IBNR reserve. As with selected loss emergence patterns, selecting expected loss ratios is not a strictly mechanical process and judgment is used in the analysis of indicated ultimate loss ratios and department pricing loss ratios.
     IBNR reserves are estimated by reserve cell, by accident year, using the expected loss emergence pattern and the expected loss ratios. The expected loss emergence patterns and expected loss ratios are the critical IBNR reserving assumptions and are generally updated every year-end. Once the year-end IBNR reserves are determined, actuaries calculate expected case loss emergence for the upcoming calendar year. This calculation does not involve new assumptions and uses the prior year-end expected loss emergence patterns and expected loss ratios. The expected losses are then allocated into interim estimates that are compared to actual reported losses in the subsequent year. This comparison provides a test of the adequacy of prior year-end IBNR reserves and forms the basis for possibly changing IBNR reserve assumptions during the course of the year.
     In certain reserve cells (such as excess directors and officers and errors and omissions) IBNR reserves are based on estimated ultimate losses, without consideration of expected emergence patterns. These cells typically involve a spike in loss activity arising from recent industry developments making it difficult to select an expected loss emergence pattern as has been experienced from the recent wave of corporate scandals that have caused an increase in reported losses. Overall industry-wide loss experience data and informed judgment are used when internal loss data is of limited reliability, such as in setting the estimates for asbestos and hazardous waste claims. Unpaid environmental, asbestos and mass tort reserves at December 31, 2005 were approximately $1.8 billion gross and $1.3 billion net of reinsurance. Such reserves were approximately $1.6 billion gross and $1.3 billion net of reinsurance as of December 31, 2004. Claims paid attributable to such losses were about $93 million in 2005.
     BHRG
     BHRG’s unpaid losses and loss adjustment expenses as of December 31, 2005 are summarized as follows. Amounts are in millions.

	Property	Casualty	Total
Reported case reserves	$3,860	$1,476	$5,336
IBNR reserves	997	1,900	2,897
Retroactive	—	8,969	8,969

Gross reserves	$4,857	$12,345	17,202

Ceded reserves and deferred charges			(2,625)

Net reserves			$14,577

     As of December 31, 2005, BHRG’s gross loss reserves related to retroactive reinsurance policies were attributed to casualty losses. Retroactive policies include excess-of-loss contracts, in which losses (relating to past loss events) above a contractual retention are indemnified or contracts that indemnify all losses paid by the counterparty after the policy effective date. Retroactive losses paid in 2005 totaled $969 million. The classification “reported case reserves” has no practical analytical value with respect to retroactive policies since the amount is derived from reports in bulk from ceding companies, who may have inconsistent definitions of “case reserves.” Reserves are reviewed and established in the aggregate including provisions for IBNR reserves.
     In establishing retroactive reinsurance reserves, historical aggregate loss payment patterns are analyzed and projected into the future under various scenarios. The claim-tail is expected to be very long for many policies and may last several decades. Management attributes judgmental probability factors to these aggregate loss payment scenarios and an expectancy outcome is determined. Due to contractual limits of indemnification, the maximum losses payable under retroactive policies are approximately $11.5 billion as of December 31, 2005.

     Property and casualty losses (Continued)
     BHRG (Continued)
     BHRG’s liabilities for environmental, asbestos, and latent injury losses and loss adjustment expenses are presently believed to be concentrated within retroactive reinsurance contracts. Reserves for such losses were approximately $4.0 billion at December 31, 2005 and $4.2 billion at December 31, 2004. Claims paid in 2005 attributable to such losses were approximately $273 million. BHRG, as a reinsurer, does not regularly receive reliable information regarding numbers of asbestos, environmental and latent injury claims from ceding companies on a consistent basis, particularly with respect to multi-line treaty or aggregate excess of loss policies.
     BHRG’s other property and casualty loss reserves derive from catastrophe, individual risk and multi-line reinsurance policies. Reserve amounts are based upon loss estimates reported by ceding companies and IBNR reserves, which are primarily a function of reported losses from ceding companies and anticipated loss ratios established on an individual contract basis supplemented by management’s judgment of the impact on each contract of major catastrophe events as they become known. Anticipated loss ratios are based upon management’s judgment considering the type of business covered, analysis of each ceding company’s loss history and evaluation of that portion of the underlying contracts underwritten by each ceding company, which are in turn ceded to BHRG. A range of reserve amounts as a result of changes in underlying assumptions is not prepared.
     Other Critical Accounting Policies
     Berkshire records as assets deferred charges with respect to liabilities assumed under retroactive reinsurance contracts. At the inception of these contracts, the deferred charges represent the difference between the consideration received and the estimated ultimate liability for unpaid losses. Deferred charges are amortized using the interest method over an estimate of the ultimate claim payment period and are reflected in earnings as a component of losses and loss expenses. The deferred charge balances are adjusted periodically to reflect new projections of the amount and timing of loss payments. Adjustments to these assumptions are applied retrospectively from the inception of the contract. Unamortized deferred charges totaled $2.4 billion at December 31, 2005. Significant changes in the amount and payment timing of estimated unpaid losses may have a significant effect on unamortized deferred charges and the amount of periodic amortization.
     Berkshire’s Consolidated Balance Sheet as of December 31, 2005 includes goodwill of acquired businesses of approximately $23.6 billion. A significant amount of judgment is required in performing goodwill impairment tests. Such tests include periodically determining or reviewing the estimated fair value of Berkshire’s reporting units. There are several methods of estimating a reporting unit’s fair value, including market quotations, asset and liability fair values and other valuation techniques, such as discounted projected future net earnings and multiples of earnings. If the carrying amount of a reporting unit, including goodwill, exceeds the estimated fair value, then individual assets, including identifiable intangible assets, and liabilities of the reporting unit are estimated at fair value. The excess of the estimated fair value of the reporting unit over the estimated fair value of net assets would establish the implied value of goodwill. The excess of the recorded amount of goodwill over the implied value is then charged to earnings as an impairment loss.
     Berkshire’s consolidated financial position reflects very significant amounts of invested assets. A substantial portion of these assets are carried at fair values based upon current market quotations and, when not available, based upon fair value pricing models. Certain of Berkshire’s fixed maturity securities are not actively traded in the financial markets. Further, Berkshire’s finance businesses maintain significant balances of finance receivables, which are carried at amortized cost. Considerable judgment is required in determining the assumptions used in certain pricing models, including interest rate, loan prepayment speed, credit risk and liquidity risk assumptions. Significant changes in these assumptions can have a significant effect on carrying values.
     Information concerning recently issued accounting pronouncements which are not yet effective is included in Note 1(r) to the Consolidated Financial Statements. As indicated in Note 1(r) to the Consolidated Financial Statements, Berkshire does not expect any of the recently issued accounting pronouncements to have a material effect on its financial statements.
Market Risk Disclosures
     Berkshire’s Consolidated Balance Sheets include a substantial amount of assets and liabilities whose fair values are subject to market risks. Berkshire’s significant market risks are primarily associated with interest rates, equity prices and foreign currency exchange rates. The following sections address the significant market risks associated with Berkshire’s business activities.
     Interest Rate Risk
     Berkshire’s management prefers to invest in equity securities or to acquire entire businesses based upon the principles discussed in the following section on equity price risk. When unable to do so, management may alternatively invest in bonds, loans or other interest rate sensitive instruments. Berkshire’s strategy is to acquire securities that are attractively priced in relation to the perceived credit risk. Management recognizes and accepts that losses may occur. Berkshire has historically utilized a modest level of corporate borrowings and debt. Further, Berkshire strives to maintain the highest credit ratings so that the cost of debt is minimized. Berkshire utilizes derivative products, such as interest rate swaps, to manage interest rate risks on a limited basis.

Management’s Discussion (Continued)
     Interest Rate Risk (Continued)
     The fair values of Berkshire’s fixed maturity investments and notes payable and other borrowings will fluctuate in response to changes in market interest rates. Increases and decreases in prevailing interest rates generally translate into decreases and increases in fair values of those instruments. Additionally, fair values of interest rate sensitive instruments may be affected by the creditworthiness of the issuer, prepayment options, relative values of alternative investments, the liquidity of the instrument and other general market conditions. Fixed interest rate investments may be more sensitive to interest rate changes than variable rate investments.
     The following table summarizes the estimated effects of hypothetical increases and decreases in interest rates on assets and liabilities that are subject to interest rate risk. It is assumed that the changes occur immediately and uniformly to each category of instrument containing interest rate risk. The hypothetical changes in market interest rates do not reflect what could be deemed best or worst case scenarios. Variations in market interest rates could produce significant changes in the timing of repayments due to prepayment options available. For these reasons, actual results might differ from those reflected in the table. Dollars are in millions.

		Estimated Fair Value after
		Hypothetical Change in Interest Rates
		(bp=basis points)
		100 bp	100 bp	200 bp	300 bp
Insurance and other businesses	Fair Value	decrease	increase	increase	increase
December 31, 2005
Investments in securities with fixed maturities	$27,420	$28,199	$26,655	$25,942	$25,327
Notes payable and other borrowings	3,653	3,693	3,616	3,584	3,553

December 31, 2004
Investments in securities with fixed maturities	$22,846	$23,547	$22,135	$21,450	$20,843
Notes payable and other borrowings	3,558	3,605	3,514	3,476	3,439

Finance and financial products businesses *

December 31, 2005
Investments in securities with fixed maturities and loans and finance receivables	$14,817	$15,508	$14,068	$13,358	$12,699
Notes payable and other borrowings **	11,476	11,902	11,004	10,607	10,239

December 31, 2004
Investments in securities with fixed maturities and loans and finance receivables	$17,909	$18,712	$17,067	$16,267	$15,507
Notes payable and other borrowings **	10,627	10,882	10,350	10,120	9,910

*	Excludes General Re Securities

**	Includes securities sold under agreements to repurchase and effects of interest rate swaps.
     Equity Price Risk
     Strategically, Berkshire strives to invest in businesses that possess excellent economics, with able and honest management and at sensible prices. Berkshire’s management prefers to invest a meaningful amount in each investee. Accordingly, Berkshire’s equity investments are concentrated in relatively few investees. At December 31, 2005, 59% of the total fair value of equity investments was concentrated in four investees.
     Berkshire’s preferred strategy is to hold equity investments for very long periods of time. Thus, Berkshire’s management is not troubled by short term equity price volatility with respect to its investments provided that the underlying business, economic and management characteristics of the investees remain favorable. Berkshire strives to maintain above average levels of shareholder capital to provide a margin of safety against short-term equity price volatility.
     The carrying values of investments subject to equity price risk are, in almost all instances, based on quoted market prices as of the balance sheet dates. Market prices are subject to fluctuation and, consequently, the amount realized in the subsequent sale of an investment may significantly differ from the reported market value. Fluctuation in the market price of a security may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments and general market conditions. Furthermore, amounts realized in the sale of a particular security may be affected by the relative quantity of the security being sold.
     The table which follows summarizes Berkshire’s equity price risk as of December 31, 2005 and 2004 and shows the effects of a hypothetical 30% increase and a 30% decrease in market prices as of those dates. The selected hypothetical change does not reflect what could be considered the best or worst case scenarios. Indeed, results could be far worse due both to the nature of equity markets and the aforementioned concentrations existing in Berkshire’s equity investment portfolio. Dollars are in millions.

     Equity Price Risk (Continued)

			Estimated	Hypothetical
			Fair Value after	Percentage
		Hypothetical	Hypothetical	Increase (Decrease) in
	Fair Value	Price Change	Change in Prices	Shareholders’ Equity
As of December 31, 2005	$46,721	30% increase	$60,737	9.9
		30% decrease	32,705	(9.9)

As of December 31, 2004	$37,717	30% increase	$49,032	8.5
		30% decrease	26,402	(8.5)
     Berkshire is also subject to equity price risk with respect to certain long duration equity index put contracts. Berkshire’s maximum exposure with respect to such contracts is approximately $14 billion at December 31, 2005. These contracts generally expire 15 to 20 years from inception. Outstanding contracts at December 31, 2005, have been written on four major equity indexes including three foreign. Berkshire’s potential exposure with respect to these contracts is directly correlated to the movement of the underlying stock index between contract inception date and expiration. Thus, if the overall value at December 31, 2005 of the underlying indices decline 30%, Berkshire would incur a pre-tax loss of approximately $900 million.
     Foreign Currency Risk
     Berkshire’s market risks associated with changes in foreign currency exchange rates are concentrated primarily in a portfolio of short duration foreign currency forward contracts. Generally, these contracts provide that Berkshire receive certain foreign currencies and pay U.S. dollars at specified exchange rates at specified future dates. Management entered into these contracts as a partial economic hedge of the adverse effect from a decline in the value of the U.S. dollar on its net U.S. dollar-based assets. The value of these contracts changes daily due primarily to changes in the spot exchange rates and to a lesser degree, interest rates and time value. The average duration of the contracts is approximately one and a half months. The aggregate notional value of such contracts, in nine currencies at December 31, 2005, was approximately $13.8 billion compared to about $21.4 billion as of December 31, 2004. Berkshire monitors the currency positions daily.
     The following table summarizes the outstanding foreign currency forward contracts as of December 31, 2005 and 2004 and shows the estimated changes in values of the contracts assuming changes in the underlying exchange rates applied immediately and uniformly across all currencies. The changes in value do not necessarily reflect the best or worst case results and actual results may differ. Dollars are in millions.

			Estimated Fair Value Assuming a Hypothetical
			Percentage Increase (Decrease) in the Value of
			Foreign Currencies Versus the U.S. Dollar
	Fair Value	(20%)	(10%)	(1%)	1%	10%	20%
December 31, 2005	$(231)	$(2,684)	$(1,515)	$(366)	$(95)	$1,206	$2,855
December 31, 2004	1,761	(2,614)	(475)	1,533	1,991	4,127	6,669
Forward-Looking Statements
     Investors are cautioned that certain statements contained in this document, as well as some statements by the Company in periodic press releases and some oral statements of Company officials during presentations about the Company, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future Company actions, which may be provided by management are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about the Company, economic and market factors and the industries in which the Company does business, among other things. These statements are not guaranties of future performance and the Company has no specific intention to update these statements.
     Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal important risk factors that could cause the Company’s actual performance and future events and actions to differ materially from such forward-looking statements, include, but are not limited to, changes in market prices of Berkshire’s significant equity investees, the occurrence of one or more catastrophic events, such as an earthquake, hurricane or an act of terrorism that causes losses insured by Berkshire’s insurance subsidiaries, changes in insurance laws or regulations, changes in Federal income tax laws, and changes in general economic and market factors that affect the prices of securities or the industries in which Berkshire and its affiliates do business, especially those affecting the property and casualty insurance industry.

     In June 1996, Berkshire’s Chairman, Warren E. Buffett, issued a booklet entitled “An Owner’s Manual” to Berkshire’s Class A and Class B shareholders. The purpose of the manual was to explain Berkshire’s broad economic principles of operation. An updated version is reproduced on this and the following four pages.
OWNER-RELATED BUSINESS PRINCIPLES
     At the time of the Blue Chip merger in 1983, I set down 13 owner-related business principles that I thought would help new shareholders understand our managerial approach. As is appropriate for “principles,” all 13 remain alive and well today, and they are stated here in italics.
1.	Although our form is corporate, our attitude is partnership. Charlie Munger and I think of our shareholders as owner-partners, and of ourselves as managing partners. (Because of the size of our shareholdings we are also, for better or worse, controlling partners.) We do not view the company itself as the ultimate owner of our business assets but instead view the company as a conduit through which our shareholders own the assets.

Charlie and I hope that you do not think of yourself as merely owning a piece of paper whose price wiggles around daily and that is a candidate for sale when some economic or political event makes you nervous. We hope you instead visualize yourself as a part owner of a business that you expect to stay with indefinitely, much as you might if you owned a farm or apartment house in partnership with members of your family. For our part, we do not view Berkshire shareholders as faceless members of an ever-shifting crowd, but rather as co-venturers who have entrusted their funds to us for what may well turn out to be the remainder of their lives.

The evidence suggests that most Berkshire shareholders have indeed embraced this long-term partnership concept. The annual percentage turnover in Berkshire’s shares is a small fraction of that occurring in the stocks of other major American corporations, even when the shares I own are excluded from the calculation.

In effect, our shareholders behave in respect to their Berkshire stock much as Berkshire itself behaves in respect to companies in which it has an investment. As owners of, say, Coca-Cola or American Express shares, we think of Berkshire as being a non-managing partner in two extraordinary businesses, in which we measure our success by the long-term progress of the companies rather than by the month-to-month movements of their stocks. In fact, we would not care in the least if several years went by in which there was no trading, or quotation of prices, in the stocks of those companies. If we have good long-term expectations, short-term price changes are meaningless for us except to the extent they offer us an opportunity to increase our ownership at an attractive price.

2.	In line with Berkshire’s owner-orientation, most of our directors have a major portion of their net worth invested in the company. We eat our own cooking.

Charlie’s family has 90% or more of its net worth in Berkshire shares; I have about 99%. In addition, many of my relatives — my sisters and cousins, for example — keep a huge portion of their net worth in Berkshire stock.

Charlie and I feel totally comfortable with this eggs-in-one-basket situation because Berkshire itself owns a wide variety of truly extraordinary businesses. Indeed, we believe that Berkshire is close to being unique in the quality and diversity of the businesses in which it owns either a controlling interest or a minority interest of significance.

Charlie and I cannot promise you results. But we can guarantee that your financial fortunes will move in lockstep with ours for whatever period of time you elect to be our partner. We have no interest in large salaries or options or other means of gaining an “edge” over you. We want to make money only when our partners do and in exactly the same proportion. Moreover, when I do something dumb, I want you to be able to derive some solace from the fact that my financial suffering is proportional to yours.

3.	Our long-term economic goal (subject to some qualifications mentioned later) is to maximize Berkshire’s average annual rate of gain in intrinsic business value on a per-share basis. We do not measure the economic significance or performance of Berkshire by its size; we measure by per-share progress. We are certain that the rate of per-share progress will diminish in the future — a greatly enlarged capital base will see to that. But we will be disappointed if our rate does not exceed that of the average large American corporation.

4.	Our preference would be to reach our goal by directly owning a diversified group of businesses that generate cash and consistently earn above-average returns on capital. Our second choice is to own parts of similar businesses, attained primarily through purchases of marketable common stocks by our insurance subsidiaries. The price and availability of businesses and the need for insurance capital determine any given year’s capital allocation.

*	Copyright © 1996 By Warren E. Buffett
All Rights Reserved

In recent years we have made a number of acquisitions. Though there will be dry years, we expect to make many more in the decades to come, and our hope is that they will be large. If these purchases approach the quality of those we have made in the past, Berkshire will be well served.

The challenge for us is to generate ideas as rapidly as we generate cash. In this respect, a depressed stock market is likely to present us with significant advantages. For one thing, it tends to reduce the prices at which entire companies become available for purchase. Second, a depressed market makes it easier for our insurance companies to buy small pieces of wonderful businesses — including additional pieces of businesses we already own — at attractive prices. And third, some of those same wonderful businesses, such as Coca-Cola, are consistent buyers of their own shares, which means that they, and we, gain from the cheaper prices at which they can buy.

Overall, Berkshire and its long-term shareholders benefit from a sinking stock market much as a regular purchaser of food benefits from declining food prices. So when the market plummets — as it will from time to time — neither panic nor mourn. It’s good news for Berkshire.

5.	Because of our two-pronged approach to business ownership and because of the limitations of conventional accounting, consolidated reported earnings may reveal relatively little about our true economic performance. Charlie and I, both as owners and managers, virtually ignore such consolidated numbers. However, we will also report to you the earnings of each major business we control, numbers we consider of great importance. These figures, along with other information we will supply about the individual businesses, should generally aid you in making judgments about them.

To state things simply, we try to give you in the annual report the numbers and other information that really matter. Charlie and I pay a great deal of attention to how well our businesses are doing, and we also work to understand the environment in which each business is operating. For example, is one of our businesses enjoying an industry tailwind or is it facing a headwind? Charlie and I need to know exactly which situation prevails and to adjust our expectations accordingly. We will also pass along our conclusions to you.

Over time, the large majority of our businesses have exceeded our expectations. But sometimes we have disappointments, and we will try to be as candid in informing you about those as we are in describing the happier experiences. When we use unconventional measures to chart our progress — for instance, you will be reading in our annual reports about insurance “float” — we will try to explain these concepts and why we regard them as important. In other words, we believe in telling you how we think so that you can evaluate not only Berkshire’s businesses but also assess our approach to management and capital allocation.

6.	Accounting consequences do not influence our operating or capital-allocation decisions. When acquisition costs are similar, we much prefer to purchase $2 of earnings that is not reportable by us under standard accounting principles than to purchase $1 of earnings that is reportable. This is precisely the choice that often faces us since entire businesses (whose earnings will be fully reportable) frequently sell for double the pro-rata price of small portions (whose earnings will be largely unreportable). In aggregate and over time, we expect the unreported earnings to be fully reflected in our intrinsic business value through capital gains.

We have found over time that the undistributed earnings of our investees, in aggregate, have been fully as beneficial to Berkshire as if they had been distributed to us (and therefore had been included in the earnings we officially report). This pleasant result has occurred because most of our investees are engaged in truly outstanding businesses that can often employ incremental capital to great advantage, either by putting it to work in their businesses or by repurchasing their shares. Obviously, every capital decision that our investees have made has not benefitted us as shareholders, but overall we have garnered far more than a dollar of value for each dollar they have retained. We consequently regard look-through earnings as realistically portraying our yearly gain from operations.

7.	We use debt sparingly and, when we do borrow, we attempt to structure our loans on a long-term fixed-rate basis. We will reject interesting opportunities rather than over-leverage our balance sheet. This conservatism has penalized our results but it is the only behavior that leaves us comfortable, considering our fiduciary obligations to policyholders, lenders and the many equity holders who have committed unusually large portions of their net worth to our care. (As one of the Indianapolis “500” winners said: “To finish first, you must first finish.”)

The financial calculus that Charlie and I employ would never permit our trading a good night’s sleep for a shot at a few extra percentage points of return. I’ve never believed in risking what my family and friends have and need in order to pursue what they don’t have and don’t need.

Besides, Berkshire has access to two low-cost, non-perilous sources of leverage that allow us to safely own far more assets than our equity capital alone would permit: deferred taxes and “float,” the funds of others that our insurance business holds because it receives premiums before needing to pay out losses. Both of these funding sources have grown rapidly and now total about $60 billion.

Better yet, this funding to date has often been cost-free. Deferred tax liabilities bear no interest. And as long as we can break even in our insurance underwriting the cost of the float developed from that operation is zero. Neither item, of course, is equity; these are real liabilities. But they are liabilities without covenants or due dates attached to them. In effect, they give us the benefit of debt — an ability to have more assets working for us — but saddle us with none of its drawbacks.

Of course, there is no guarantee that we can obtain our float in the future at no cost. But we feel our chances of attaining that goal are as good as those of anyone in the insurance business. Not only have we reached the goal in the past (despite a number of important mistakes by your Chairman), our 1996 acquisition of GEICO, materially improved our prospects for getting there in the future.

8.	A managerial “wish list” will not be filled at shareholder expense. We will not diversify by purchasing entire businesses at control prices that ignore long-term economic consequences to our shareholders. We will only do with your money what we would do with our own, weighing fully the values you can obtain by diversifying your own portfolios through direct purchases in the stock market.

Charlie and I are interested only in acquisitions that we believe will raise the per-share intrinsic value of Berkshire’s stock. The size of our paychecks or our offices will never be related to the size of Berkshire’s balance sheet.

9.	We feel noble intentions should be checked periodically against results. We test the wisdom of retaining earnings by assessing whether retention, over time, delivers shareholders at least $1 of market value for each $1 retained. To date, this test has been met. We will continue to apply it on a five-year rolling basis. As our net worth grows, it is more difficult to use retained earnings wisely.

We continue to pass the test, but the challenges of doing so have grown more difficult. If we reach the point that we can’t create extra value by retaining earnings, we will pay them out and let our shareholders deploy the funds.

10.	We will issue common stock only when we receive as much in business value as we give. This rule applies to all forms of issuance — not only mergers or public stock offerings, but stock-for-debt swaps, stock options, and convertible securities as well. We will not sell small portions of your company — and that is what the issuance of shares amounts to — on a basis inconsistent with the value of the entire enterprise.

When we sold the Class B shares in 1996, we stated that Berkshire stock was not undervalued — and some people found that shocking. That reaction was not well-founded. Shock should have registered instead had we issued shares when our stock was undervalued. Managements that say or imply during a public offering that their stock is undervalued are usually being economical with the truth or uneconomical with their existing shareholders’ money: Owners unfairly lose if their managers deliberately sell assets for 80¢ that in fact are worth $1. We didn’t commit that kind of crime in our offering of Class B shares and we never will. (We did not, however, say at the time of the sale that our stock was overvalued, though many media have reported that we did.)

11.	You should be fully aware of one attitude Charlie and I share that hurts our financial performance: Regardless of price, we have no interest at all in selling any good businesses that Berkshire owns. We are also very reluctant to sell sub-par businesses as long as we expect them to generate at least some cash and as long as we feel good about their managers and labor relations. We hope not to repeat the capital-allocation mistakes that led us into such sub-par businesses. And we react with great caution to suggestions that our poor businesses can be restored to satisfactory profitability by major capital expenditures. (The projections will be dazzling and the advocates sincere, but, in the end, major additional investment in a terrible industry usually is about as rewarding as struggling in quicksand.) Nevertheless, gin rummy managerial behavior (discard your least promising business at each turn) is not our style. We would rather have our overall results penalized a bit than engage in that kind of behavior.

We continue to avoid gin rummy behavior. True, we closed our textile business in the mid-1980’s after 20 years of struggling with it, but only because we felt it was doomed to run never-ending operating losses. We have not, however, given thought to selling operations that would command very fancy prices nor have we dumped our laggards, though we focus hard on curing the problems that cause them to lag.

12.	We will be candid in our reporting to you, emphasizing the pluses and minuses important in appraising business value. Our guideline is to tell you the business facts that we would want to know if our positions were reversed. We owe you no less. Moreover, as a company with a major communications business, it would be inexcusable for us to apply lesser standards of accuracy, balance and incisiveness when reporting on ourselves than we would expect our news people to apply when reporting on others. We also believe candor benefits us as managers: The CEO who misleads others in public may eventually mislead himself in private.

At Berkshire you will find no “big bath” accounting maneuvers or restructurings nor any “smoothing” of quarterly or annual results. We will always tell you how many strokes we have taken on each hole and never play around with the scorecard. When the numbers are a very rough “guesstimate,” as they necessarily must be in insurance reserving, we will try to be both consistent and conservative in our approach.

We will be communicating with you in several ways. Through the annual report, I try to give all shareholders as much value-defining information as can be conveyed in a document kept to reasonable length. We also try to convey a liberal quantity of condensed but important information in the quarterly reports we post on the internet, though I don’t write those (one recital a year is enough). Still another important occasion for communication is our Annual Meeting, at which Charlie and I are delighted to spend five hours or more answering questions about Berkshire. But there is one way we can’t communicate: on a one-on-one basis. That isn’t feasible given Berkshire’s many thousands of owners.

In all of our communications, we try to make sure that no single shareholder gets an edge: We do not follow the usual practice of giving earnings “guidance” or other information of value to analysts or large shareholders. Our goal is to have all of our owners updated at the same time.

13.	Despite our policy of candor, we will discuss our activities in marketable securities only to the extent legally required. Good investment ideas are rare, valuable and subject to competitive appropriation just as good product or business acquisition ideas are. Therefore we normally will not talk about our investment ideas. This ban extends even to securities we have sold (because we may purchase them again) and to stocks we are incorrectly rumored to be buying. If we deny those reports but say “no comment” on other occasions, the no-comments become confirmation.

Though we continue to be unwilling to talk about specific stocks, we freely discuss our business and investment philosophy. I benefitted enormously from the intellectual generosity of Ben Graham, the greatest teacher in the history of finance, and I believe it appropriate to pass along what I learned from him, even if that creates new and able investment competitors for Berkshire just as Ben’s teachings did for him.
AN ADDED PRINCIPLE
To the extent possible, we would like each Berkshire shareholder to record a gain or loss in market value during his period of ownership that is proportional to the gain or loss in per-share intrinsic value recorded by the company during that holding period. For this to come about, the relationship between the intrinsic value and the market price of a Berkshire share would need to remain constant, and by our preferences at 1-to-1. As that implies, we would rather see Berkshire’s stock price at a fair level than a high level. Obviously, Charlie and I can’t control Berkshire’s price. But by our policies and communications, we can encourage informed, rational behavior by owners that, in turn, will tend to produce a stock price that is also rational. Our it’s-as-bad-to-be-overvalued-as-to-be-undervalued approach may disappoint some shareholders. We believe, however, that it affords Berkshire the best prospect of attracting long-term investors who seek to profit from the progress of the company rather than from the investment mistakes of their partners.
INTRINSIC VALUE
     Now let’s focus on a term that I mentioned earlier and that you will encounter in future annual reports.
     Intrinsic value is an all-important concept that offers the only logical approach to evaluating the relative attractiveness of investments and businesses. Intrinsic value can be defined simply: It is the discounted value of the cash that can be taken out of a business during its remaining life.
     The calculation of intrinsic value, though, is not so simple. As our definition suggests, intrinsic value is an estimate rather than a precise figure, and it is additionally an estimate that must be changed if interest rates move or forecasts of future cash flows are revised. Two people looking at the same set of facts, moreover — and this would apply even to Charlie and me — will almost inevitably come up with at least slightly different intrinsic value figures. That is one reason we never give you our estimates of intrinsic value. What our annual reports do supply, though, are the facts that we ourselves use to calculate this value.
     Meanwhile, we regularly report our per-share book value, an easily calculable number, though one of limited use. The limitations do not arise from our holdings of marketable securities, which are carried on our books at their current prices. Rather the inadequacies of book value have to do with the companies we control, whose values as stated on our books may be far different from their intrinsic values.
     The disparity can go in either direction. For example, in 1964 we could state with certitude that Berkshire’s per-share book value was $19.46. However, that figure considerably overstated the company’s intrinsic value, since all of the company’s resources were tied up in a sub-profitable textile business. Our textile assets had neither going-concern nor liquidation values equal to their carrying values. Today, however, Berkshire’s situation is reversed: Now, our book value far understates Berkshire’s intrinsic value, a point true because many of the businesses we control are worth much more than their carrying value.
     Inadequate though they are in telling the story, we give you Berkshire’s book-value figures because they today serve as a rough, albeit significantly understated, tracking measure for Berkshire’s intrinsic value. In other words, the percentage change in book value in any given year is likely to be reasonably close to that year’s change in intrinsic value.
     You can gain some insight into the differences between book value and intrinsic value by looking at one form of investment, a college education. Think of the education’s cost as its “book value.” If this cost is to be accurate, it should include the earnings that were foregone by the student because he chose college rather than a job.

     For this exercise, we will ignore the important non-economic benefits of an education and focus strictly on its economic value. First, we must estimate the earnings that the graduate will receive over his lifetime and subtract from that figure an estimate of what he would have earned had he lacked his education. That gives us an excess earnings figure, which must then be discounted, at an appropriate interest rate, back to graduation day. The dollar result equals the intrinsic economic value of the education.
     Some graduates will find that the book value of their education exceeds its intrinsic value, which means that whoever paid for the education didn’t get his money’s worth. In other cases, the intrinsic value of an education will far exceed its book value, a result that proves capital was wisely deployed. In all cases, what is clear is that book value is meaningless as an indicator of intrinsic value.
THE MANAGING OF BERKSHIRE
     I think it’s appropriate that I conclude with a discussion of Berkshire’s management, today and in the future. As our first owner-related principle tells you, Charlie and I are the managing partners of Berkshire. But we subcontract all of the heavy lifting in this business to the managers of our subsidiaries. In fact, we delegate almost to the point of abdication: Though Berkshire has about 190,000 employees, only 17 of these are at headquarters.
     Charlie and I mainly attend to capital allocation and the care and feeding of our key managers. Most of these managers are happiest when they are left alone to run their businesses, and that is customarily just how we leave them. That puts them in charge of all operating decisions and of dispatching the excess cash they generate to headquarters. By sending it to us, they don’t get diverted by the various enticements that would come their way were they responsible for deploying the cash their businesses throw off. Furthermore, Charlie and I are exposed to a much wider range of possibilities for investing these funds than any of our managers could find in his or her own industry.
     Most of our managers are independently wealthy, and it’s therefore up to us to create a climate that encourages them to choose working with Berkshire over golfing or fishing. This leaves us needing to treat them fairly and in the manner that we would wish to be treated if our positions were reversed.
     As for the allocation of capital, that’s an activity both Charlie and I enjoy and in which we have acquired some useful experience. In a general sense, grey hair doesn’t hurt on this playing field: You don’t need good hand-eye coordination or well-toned muscles to push money around (thank heavens). As long as our minds continue to function effectively, Charlie and I can keep on doing our jobs pretty much as we have in the past.
     On my death, Berkshire’s ownership picture will change but not in a disruptive way: None of my stock will have to be sold to take care of the cash bequests I have made or for taxes. Other assets of mine will take care of these requirements. All Berkshire shares will be left to one or more foundations. In this way, Berkshire will be left with a long-term, very substantial shareholder, guided by the same philosophy and objectives that now set our course.
     At that juncture, the Buffett family will not be involved in managing the business, only in picking and overseeing the managers who do. Just who those managers will be, of course, depends on the date of my death. But I can anticipate what the management structure will be: Essentially my job will be split into two parts, with one executive becoming responsible for investments and another, who will be CEO, for operations. If the acquisition of new businesses is in prospect, the two will cooperate in making the decisions needed, subject, of course, to board approval. We will continue to have an extraordinarily shareholder-minded board, one whose interests are solidly aligned with yours.
     Were we to need the management structure I have just described on an immediate basis, our directors know who I would recommend for both posts. All candidates currently work for Berkshire and are people in whom I have total confidence.
     I will continue to keep the directors posted on the succession issue. Since Berkshire stock will make up virtually my entire estate and will account for a similar portion of the assets of the foundation for a considerable period after my death, you can be sure that the directors and I have thought through the succession question carefully and that we are well prepared. You can be equally sure that the principles we have employed to date in running Berkshire will continue to guide the managers who succeed me.
     Lest we end on a morbid note, I also want to assure you that I have never felt better. I love running Berkshire, and if enjoying life promotes longevity, Methuselah’s record is in jeopardy.

Warren E. Buffett Chairman

BERKSHIRE HATHAWAY INC.
COMMON STOCK
General
     Berkshire has two classes of common stock designated Class A Common Stock and Class B Common Stock. Each share of Class A Common Stock is convertible, at the option of the holder, into 30 shares of Class B Common Stock. Shares of Class B Common Stock are not convertible into shares of Class A Common Stock.
Stock Transfer Agent
     Wells Fargo Bank, N.A., P. O. Box 64854, St. Paul, MN 55164-0854 serves as Transfer Agent and Registrar for the Company’s common stock. Correspondence may be directed to Wells Fargo at the address indicated or at wellsfargo.com/shareownerservices. Telephone inquiries should be directed to the Shareowner Relations Department at 1-877-602-7411 between 7:00 A.M. and 7:00 P.M. Central Time. Certificates for re-issue or transfer should be directed to the Transfer Department at the address indicated.
     Shareholders of record wishing to convert Class A Common Stock into Class B Common Stock may contact Wells Fargo in writing. Along with the underlying stock certificate, shareholders should provide Wells Fargo with specific written instructions regarding the number of shares to be converted and the manner in which the Class B shares are to be registered. We recommend that you use certified or registered mail when delivering the stock certificates and written instructions.
     If Class A shares are held in “street name,” shareholders wishing to convert all or a portion of their holding should contact their broker or bank nominee. It will be necessary for the nominee to make the request for conversion.
Shareholders
     Berkshire had approximately 6,800 record holders of its Class A Common Stock and 16,200 record holders of its Class B Common Stock at March 1, 2006. Record owners included nominees holding at least 500,000 shares of Class A Common Stock and 8,000,000 shares of Class B Common Stock on behalf of beneficial-but-not-of-record owners.
Price Range of Common Stock
     Berkshire’s Class A and Class B Common Stock are listed for trading on the New York Stock Exchange, trading symbol: BRK.A and BRK.B. The following table sets forth the high and low sales prices per share, as reported on the New York Stock Exchange Composite List during the periods indicated:

	2005				2004
	Class A		Class B		Class A		Class B
	High	Low	High	Low	High	Low	High	Low
First Quarter	$92,000	$84,500	$3,067	$2,805	$95,700	$84,000	$3,195	$2,795
Second Quarter	88,900	82,000	2,948	2,733	95,650	85,100	3,189	2,830
Third Quarter	85,450	78,800	2,848	2,612	90,750	83,400	3,024	2,782
Fourth Quarter	91,200	82,100	3,032	2,728	89,500	81,150	2,994	2,685
Dividends
     Berkshire has not declared a cash dividend since 1967.
NEW YORK STOCK EXCHANGE CORPORATE GOVERNANCE MATTERS
     As a listed Company with the New York Stock Exchange (“NYSE”), Berkshire is subject to certain Corporate Governance standards as required by the NYSE and/or the Securities and Exchange Commission (“SEC”). Among other requirements, Berkshire’s CEO, as required by Section 303A.12(a) of the NYSE Listing Company Manual, must certify to the NYSE each year whether or not he is aware of any violations by the Company of NYSE Corporate Governance listing standards as of the date of the certification. On May 10, 2005, Berkshire’s CEO Warren E. Buffett, submitted such a certification to the NYSE which stated that he was not aware of any violation by Berkshire of the NYSE Corporate Governance listing standards.
     On March 15, 2005, Berkshire filed its 2004 Form 10-K with the SEC, which included as Exhibits 31.1 and 31.2 the required CEO and CFO Sarbanes-Oxley Act Section 302 certifications. As of March 4, 2006, Berkshire has not filed its 2005 Form 10-K.

BERKSHIRE HATHAWAY INC.
OPERATING COMPANIES

Company	Employees
Acme Building Brands	2,963
Adalet (1)	161
Altaquip (1)	346
Ben Bridge Jeweler	740
Benjamin Moore	2,968
Berkshire Hathaway Homestate Companies	282
Berkshire Hathaway Reinsurance Division	29
Borsheim’s Jewelry	226
The Buffalo News	892
CalEnergy (2)	488
Campbell Hausfeld (1)	822
Carefree of Colorado (1)	244
Central States Indemnity Co.	277
Clayton Homes, Inc.	13,605
Cleveland Wood Products (1)	91
CORT Business Services	2,467
CTB International	1,200
Dairy Queen	2,446
Douglas/Quikut (1)	86
Fechheimer Brothers	963
FlightSafety International	3,617
Forest River, Inc.	5,402
France (1)	156
Fruit of the Loom	29,907
Garan	4,375
GEICO	20,417
General Re Corporation	3,003
H. H. Brown Shoe Group	1,480
Halex (1)	114
Helzberg’s Diamond Shops	2,373
HomeServices of America (2)	3,530
Johns Manville	7,947
Jordan’s Furniture	1,276
Justin Brands	960
The Kansas Bankers Surety Company	17
Kern River Gas Transmission Company (2)	166
Kingston (1)	210
Kirby (1)	534
Larson-Juhl	1,891
McLane Company	15,115
Medical Protective Corporation	355
Meriam Instrument (1)	62
MidAmerican Energy Company (2)	3,181
MidAmerican Energy Holdings Company	719
MiTek Inc.	1,524
National Indemnity Companies	791
Nebraska Furniture Mart	2,432
NetJets	6,049
Northern Natural Gas (2)	969
Northern and Yorkshire Electric (2)	2,365
Northland (1)	141
The Pampered Chef	851
Precision Steel Warehouse	198
Other Scott Fetzer Companies	270
See’s Candies	2,300
Shaw Industries	30,192
Stahl (1)	329
Star Furniture	719
United Consumer Finance Company (1)	220
United States Liability Insurance Group	430
Wayne Water Systems (1)	174
Wesco Financial Corp.	13
Western Enterprises (1)	469
R. C. Willey Home Furnishings	2,567
World Book (1)	212
XTRA	677

Operating Companies total	191,995

Corporate Office	17

192,012

(1)	A Scott Fetzer Company

(2)	A MidAmerican Energy Holdings Company

BERKSHIRE HATHAWAY INC.
DIRECTORS
WARREN E. BUFFETT,
Chairman and CEO of Berkshire
CHARLES T. MUNGER,
Vice Chairman of Berkshire
HOWARD G. BUFFETT,
President of Buffett Farms and BioImages, a photography and publishing company.
MALCOLM G. CHACE,
Chairman of the Board of Directors of BankRI, a community bank located in the State of Rhode Island.
WILLIAM H. GATES III,
Chairman of the Board of Directors of Microsoft Corp, a software company.
DAVID S. GOTTESMAN,
Senior Managing Director of First Manhattan Company, an investment advisory firm.
CHARLOTTE GUYMAN,
Chairman of Finance Committee of the Board of Directors of UW Medicine, an academic medical center.
DONALD R. KEOUGH,
Chairman of Allen and Company Incorporated, an investment banking firm.
THOMAS S. MURPHY,
Former Chairman of the Board and CEO of Capital Cities/ABC.
RONALD L. OLSON,
Partner of the law firm of Munger, Tolles & Olson LLP.
WALTER SCOTT, JR.,
Chairman of Level 3 Communications, a successor to certain businesses of Peter Kiewit Sons’ Inc. which is engaged in telecommunications and computer outsourcing.
OFFICERS
WARREN E. BUFFETT, Chairman and CEO
CHARLES T. MUNGER, Vice Chairman
MARC D. HAMBURG, Vice President, Treasurer
DANIEL J. JAKSICH, Controller
FORREST N. KRUTTER, Secretary
REBECCA K. AMICK,
Director of Internal Auditing
MARK D. MILLARD,
Director of Financial Assets
JO ELLEN RIECK,
Director of Taxes
     Letters from Annual Reports (1977 through 2005), quarterly reports, press releases and other information about Berkshire may be obtained on the Internet at berkshirehathaway.com. Berkshire’s 2006 quarterly reports are scheduled to be posted on the Internet on May 5, August 4 and November 3. Berkshire’s 2006 Annual Report is scheduled to be posted on the Internet on March 1, 2007.